EXHIBIT 99.5

EXECUTION VERSION

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, IN COMPLIANCE WITH REGULATION S-K ITEM 601(B)(10).

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT (this “Agreement”) is entered into as of February 16, 2023, by and among (i) Quotient Limited (“Issuer Co”), a public company incorporated under the laws of Jersey, Channel Islands with limited liability, (ii) Quotient Holdings Newco, LP, a Delaware limited partnership (“Newco”), (iii) Quotient Holdings Finance Company Limited, an exempted company incorporated under the laws of the Cayman Islands and wholly owned subsidiary of Newco (“Finance Co”), (iv) Quotient Holdings GP, LLC, a Delaware limited liability company (“GP”), (v) Quotient Holdings Merger Company Limited, a private company incorporated under the laws of Jersey, Channel Islands with limited liability and a wholly owned subsidiary of Finance Co (“Merger Co” and together with Newco, Finance Co and GP, the “Newco Entities”), (vi) each of the direct and indirect subsidiaries of Issuer Co identified on Schedule A attached hereto (collectively with Issuer Co, each a “Company Entity” and collectively, the “Company Entities”), and (vii) each of the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the Senior Secured Notes and Convertible Notes, in each case, as identified on the signature pages hereto (each, a “Consenting Noteholder” and collectively, the “Consenting Noteholders”). Each of the Company Entities, the Newco Entities and the Consenting Noteholders, individually, is a “Party” and, collectively, the “Parties” to this Agreement.

WHEREAS, on December 5, 2022, certain of the Parties entered into that certain Transaction Support Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Transaction Support Agreement”), pursuant to which the Consenting Noteholders agreed to support a comprehensive restructuring of the balance sheet of the Company Entities as set forth in the Transaction Term Sheet and Implementation Steps Memorandum (each such transaction contemplated thereby, individually, a “Transaction” and collectively, the “Transactions”). The fully executed Transaction Support Agreement is attached to this Agreement as Exhibit A;

WHEREAS, on January 9, 2023, certain of the Parties entered into that certain Omnibus Transaction Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Omnibus Transaction Agreement”), pursuant to which such Parties effectuated certain of the Transactions as set forth in steps 3.1(a)-(c) of the Implementation Steps Memo. The fully executed Omnibus Transaction Agreement is attached to this Agreement as Exhibit B;

WHEREAS, on January 10, 2023, as contemplated in step 3.2 of the Implementation Steps Memo, Issuer Co filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and the case arising from such petition, the “Chapter 11 Case”) to implement certain of the Transactions through a plan of reorganization (the “Bankruptcy Plan”), and on February 15, 2023, the Bankruptcy Court entered the confirmation order (the “Confirmation Order”) attached to this Agreement as Exhibit C;

WHEREAS, on the date hereof, Issuer Co emerged from bankruptcy protection and the Bankruptcy Plan went effective;

WHEREAS, on the date hereof, as contemplated in steps 3.1(h) and (i) of the Implementation Steps Memo, Issuer Co, as seller, entered into that certain Business and Asset Transfer Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “BTA”) with Finance Co, as buyer, and Newco, pursuant to which Issuer Co agreed to sell to

Finance Co, and Finance Co agree to purchase, certain assets of Issuer Co as set forth in the BTA, and Finance Co agreed to assume from Issuer Co, and Issuer Co agreed to assign to Finance Co, certain obligations and liabilities related to such assets, all upon the terms and subject to the conditions contained in the BTA. The fully executed BTA is attached to this Agreement as Exhibit D;

WHEREAS, as promptly as practicable after the date hereof, as contemplated in steps 4.1 through 4.5 of the Implementation Steps Memo, Issuer Co shall enter into that certain Merger Implementation Agreement in substantially the form attached hereto as Exhibit E (the “Merger Agreement”) with Merger Co and Finance Co, pursuant to which Merger Co shall merge with and into Issuer Co, with Issuer Co as the surviving entity and a wholly owned subsidiary of Finance Co (such Transaction as set forth in the Merger Agreement, the “Merger”);

WHEREAS, on the date hereof, Finance Co and Issuer Co entered into that certain Royalty Right Agreement with the Consenting Noteholders identified on the signature pages thereto (the “Royalty Right Agreement”). The fully executed Royalty Right Agreement is attached to this Agreement as Exhibit F;

WHEREAS, immediately prior to the consummation of the Transactions, the Consenting Noteholders collectively own or control, in the aggregate, (i) 100% of the principal amount of the outstanding Senior Secured Notes, and (ii) 100% of the principal amount of the outstanding Convertible Notes; and

WHEREAS, the terms of the Omnibus Transaction Agreement, the BTA, the Confirmation Order and the Merger Agreement are expressly incorporated herein by reference. Capitalized terms used herein, but not separately defined herein, shall have the meanings ascribed to such terms in the Transaction Support Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Consensual Restructuring Actions.

1.1 Exchange of Secured Notes Receivable and Convertible Notes Receivable; Contributions. On the date hereof, immediately prior to the transactions contemplated under Section 1.2, the following Transactions shall occur:

(a) Each Consenting Noteholder that owns or controls Senior Secured Notes hereby consents to the release of the Senior Secured Notes’ collateral agent’s pledge on the shares of each of the subsidiaries of Issuer Co identified on Schedule A, and hereby further instructs the Agent to immediately release such shares, and thereafter shall transfer all of its respective Senior Secured Notes, and all related claims against any Company Entity on account of such Senior Secured Notes, to Newco in exchange for limited partner interests in Newco (and corresponding membership interests in GP) subject to forfeiture to the extent such Consenting Noteholder does not subscribe for a limited partner interest in Newco noted in Section 2.1 (the “Secured Noteholder Equity”) and the right to receive the New Secured Notes described in Sections 1.2(c) and 1.4(c) (such contributed notes, the “Secured Notes Receivable”).

(b) Each Consenting Noteholder that owns or controls Convertible Notes shall transfer all of its respective Convertible Notes, and all related claims against any Company Entity on account of such Convertible Notes, to Newco in exchange for limited partner interests in Newco (and corresponding membership interests in GP) subject to forfeiture to the extent such Consenting Noteholder does not subscribe for a limited partner interest in Newco noted in Section 2.2 (the “Convertible Noteholder Equity”) (such contributed notes, the “Convertible Notes Receivable”).

(c) Immediately following the transactions contemplated by Section 1.1(a), Newco shall contribute a portion of the Secured Notes Receivable, comprised of $2,000,000 of Bridge Notes, to Finance Co, in exchange for an issuance by Finance Co to Newco of 433,511 ordinary shares in the capital of Finance Co (the remaining portion of the Secured Notes Receivable not transferred pursuant hereto, the “Remaining Secured Notes Receivable”), and immediately thereafter, Finance Co shall contribute such portion of the Secured Notes Receivable to Merger Co in exchange for 867,023 ordinary shares in the capital of Merger Co.

(d) Immediately following the transactions contemplated by Section 1.1(c), Merger Co shall forgive the Secured Notes Receivable it holds in exchange for the issuance of 4,000,000 ordinary shares in Issuer Co.

1.2 BTA and Related Transactions.

(a) On the date hereof, the “Closing” (as defined in, and contemplated under, the BTA) shall occur (the “BTA Closing”) and Issuer Co shall receive, as consideration for the sale of certain of its assets under the BTA, (i) 12% senior secured notes (the “New Secured Notes”) issued by Finance Co pursuant to that certain Indenture, dated as of the BTA Closing, between Finance Co, the guarantors party thereto as of the BTA Closing, any guarantor that thereafter becomes a party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent (“Agent”), in the aggregate principal amount equal to $49,523,334 (the “BTA-Issued New Secured Notes”), and (ii) newly issued ordinary shares in the capital of Finance Co representing 49% of the total issued and outstanding shares in the capital of Finance Co, being 512,589 ordinary shares in the capital of Finance Co (the “Finance Co Equity”) after accounting for the issuance contemplated in Section 1.1(c).

(b) Immediately following receipt of the consideration set forth in Section 1.2(a), Issuer Co shall transfer to Newco all of the Finance Co Equity and New Secured Notes that Issuer Co received as set forth in Section 1.2(a), and in exchange therefor, Newco shall transfer a portion of the Convertible Notes Receivable and a portion of the Secured Notes Receivable to Issuer Co as set forth in Section 1.2(d).

(c) Immediately following the transactions contemplated under Section 1.2(b), Newco shall distribute the New Secured Notes to the Consenting Noteholders who held Senior Secured Notes (including Bridge Notes) prior to the transaction described in Section 1.1(a) in the aggregate principal amount $49,523,334 of New Secured Notes, as follows: $10,000,000 of New Secured Notes to be distributed to the Consenting Noteholders that held Bridge Notes, pro rata based on their ownership of the Bridge Notes, and $39,523,334 of New Secured Notes to be distributed to the Consenting Noteholders that held Senior Secured Notes (not including any Bridge Notes), pro rata based on their ownership of the Senior Secured Notes (excluding any Bridge Notes).

(d) In connection with the transactions contemplated by Section 1.2(b), Newco shall transfer to Issuer Co $42,000,000 of the Convertible Notes Receivable (the remaining portion of the Convertible Notes Receivable not transferred pursuant hereto, the “Further Remaining Convertible Receivable Portion”) and $53,000,000 of the Remaining Secured Notes Receivable inclusive of $8,000,000 of Bridge Notes (the remaining portion of the Remaining Secured Notes Receivable not transferred pursuant hereto, the “Further Remaining Secured Receivable Portion”) in exchange for all of the $49,523,334 of New Secured Notes from Issuer Co and a transfer by Issuer Co to Newco of 512,589 ordinary shares in the capital of Finance Co.

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1.3 Newco Contribution. On the date hereof, Newco will contribute $6,000,000.00 of the Further Remaining Convertible Receivable Portion (the remaining portion of the Further Remaining Convertible Receivable Portion not transferred pursuant hereto, the “Final Convertible Receivable Portion”) and $8,000,000.00 of the Further Remaining Secured Receivable Portion (the remaining portion of the Further Remaining Secured Receivable Portion not transferred pursuant hereto, the “Final Secured Receivable Portion”) to Finance Co in exchange for an issuance by Finance Co to Newco of 1,627,837 ordinary shares in the capital of Finance Co, and immediately thereafter, Finance Co shall transfer all of Convertible Notes Receivable received by Finance Co pursuant to this clause 1.3 and all but a $1,000,000.00 retained debt claim of Secured Notes Receivable received by Finance Co pursuant to this clause 1.3 (such retained debt claim, the “Retained Debt”) to Issuer Co in exchange for 13,020,000 new common equity interests in Issuer Co representing a very substantial majority of all of the ordinary issued interests in Issuer Co.

1.4 Sale of Additional Equity Interests to Finance Co.

(a) Immediately following the transactions contemplated under Sections 1.1, 1.2 and 1.3, including, without limitation, the occurrence of the BTA Closing, Issuer Co hereby unconditionally sells, transfers, assigns, conveys and delivers to Finance Co, and Finance Co hereby purchases, acquires and accepts from Issuer Co, free and clear of all Encumbrances (as defined in the BTA), all of Issuer Co’s equity interests in Alba Bioscience Limited (such equity interests, the “Additional Equity Interests”), and Issuer Co shall receive, as consideration for the sale of such equity interests hereunder, New Secured Notes in the aggregate principal amount equal to $70,000,000 (the “Additional-Issued New Secured Notes”; the BTA-Issued New Secured Notes and Additional-Issued New Secured Notes shall collectively be referred to as “Issued New Secured Notes”).

(b) In connection with the transactions contemplated by Section 1.4(a), Newco shall transfer to Issuer Co the Final Convertible Receivable Portion, comprised of $57,000,000 of the Convertible Notes Receivable, and the Final Secured Receivable Portion, comprised of $83,904,167 of the Secured Notes Receivable, in exchange for all of the $70,000,000 of Additional-Issued New Secured Notes from Issuer Co.

(c) Immediately following the transactions contemplated under Section 1.4(b), Newco shall distribute the Additional-Issued New Secured Notes in the aggregate principal amount of $70,000,000 to the Consenting Noteholders who held Senior Secured Notes (not including Bridge Notes) prior to the transaction described in Section 1.1(a) pro rata based on their ownership of the Senior Secured Notes (excluding any Bridge Notes) (such distribution, together with the distribution described in Section 1.2(c), the “Newco Distributions”).

(d) (i) Each of the representations and warranties of (A) Issuer Co as set forth in Section 9.1 of the BTA and (B) Finance Co as set forth in Section 9.2 of the BTA, in each case, shall be incorporated by reference herein, and made as of the date hereof, (ii) Sections 10 through 21 of the BTA shall be incorporated by reference herein, and (iii) the terms of the Bill of Sale and the Assumption Agreement (each as defined in the BTA) shall be incorporated by reference herein and applicable mutatis mutandis to the purchase and sale of the Additional Equity Interests pursuant to this Section 1.4; provided, that, to the extent such representations, warranties, covenants, provisions or agreements by their nature reference or speak to the “Acquired Assets” or the BTA (or other terms with similar meanings), such representations, warranties, covenants, provisions or agreements shall instead reference the Additional Equity Interests and the agreements and transactions contemplated by this Section 1.4.

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1.5 Cancellation and Extinguishment of Receivables. Immediately following the transactions contemplated by Sections 1.2, 1.3 and 1.4, Issuer Co shall cancel and extinguish the entire amount of Convertible Notes Receivable and the Secured Notes Receivable (other than the Retained Debt), and each of the Parties hereto shall take all such actions reasonably necessary or desirable to evidence such cancellation and extinguishment.

1.6 Certification of Retained Debt. On the Closing Date (and concurrently with the transactions described in Sections 1.2, 1.3 and 1.4, and the cancellation of indebtedness described in Section 1.5), Issuer Co shall evidence the Retained Debt by issuing (and upon written instruction of Issuer Co, the Trustee shall authenticate) a single, certificated, unsecured note held in the name of Finance Co in the amount of $1,000,000.

1.7 Amendment to Secured Notes Indenture. On the Closing Date (and immediately following the transactions described in Sections 1.2, 1.3 and 1.4, the cancellation of indebtedness described in Section 1.5, and the certification of the Retained Debt described in Section 1.6), Finance Co, as the sole owner of all outstanding Senior Secured Notes, shall consent to the entry into the tenth supplemental indenture to the indenture governing the Senior Secured Notes (in the form attached hereto as Exhibit G).

Section 2. Private Placements.

2.1 Senior Secured Noteholder Private Placement. On the date hereof, (a) each Consenting Noteholder that owns or controls Senior Secured Notes and who has agreed, pursuant to the terms of the Transaction Support Agreement, to participate in the Secured Debt Private Placement, shall pay to Newco by wire transfer of immediately available funds pursuant to the wire instructions set forth on Schedule B attached hereto, the amount set forth opposite the name of such Consenting Noteholder on Schedule C attached hereto in the column entitled “Cash Consideration”, which amounts shall equal an aggregate of $13,000,000 (the “SSN Cash Consideration”), and (b) in exchange, Newco (and GP) shall issue to each such Consenting Noteholder the number of new limited partner interests in Newco (and corresponding membership interests in GP) set forth opposite the name of such Consenting Noteholder on Schedule C attached hereto in the column entitled “New Money Equity Interests” in an amount that reflects $0.65 per interest (the “Discounted Per Share Value”, which reflects a 35% discount to a per interest value of $1.00 (the “Per Share Value”, being reflective of a total equity value of the Company Entities of $50 million) (the “Senior Secured Noteholder Private Placement”). In addition, each such Consenting Noteholder that participates in the Senior Secured Noteholder Private Placement in accordance with the above shall receive its applicable share (based off its participation percentage in connection with the Senior Secured Noteholder Private Placement) of an aggregate of $20,000,000 in new limited partner interests in Newco (and corresponding membership interests in GP) at the Per Share Value, which applicable interests are specified opposite the name of each such Consenting Noteholder on Schedule C attached hereto in the column entitled “Additional Newco Equity Interests”.

2.2 Convertible Noteholder Private Placement. On the date hereof, (a) each Consenting Noteholder that owns or controls Convertible Notes and who has agreed, pursuant to the terms of the Transaction Support Agreement, to participate in the Convertible Notes Private Placement, shall pay to Newco by wire transfer of immediately available funds pursuant to the wire instructions set forth on Schedule B attached hereto, the amount set forth opposite the name of such Consenting Noteholder on Schedule D attached hereto in the column entitled “Cash Consideration”, which amounts shall equal an aggregate of $28,000,000 (the “Convertible Note Cash Consideration,” and, together with the SSN Cash Consideration, the “Cash Consideration”), and (b) in exchange, Newco (and GP) shall issue to each such Consenting Noteholder the number of new limited partner interests in Newco (and corresponding membership interests in GP) set forth opposite the name of such Consenting Noteholder on Schedule D attached hereto in the column entitled “New Money Equity Interests” in an amount that reflects the Discounted Per Share Value (the “Convertible Noteholder Private Placement”). In addition, each such Consenting Noteholder that participates in the Convertible Noteholder Private Placement in accordance

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with the above shall receive its applicable share (based off its participation percentage in connection with the Convertible Noteholder Private Placement) of an aggregate of $30,000,000 in new limited partner interests in Newco (and corresponding membership interests in GP) at the Per Share Value, which applicable interests are specified opposite the name of each such Consenting Noteholder on Schedule D attached hereto in the column entitled “Additional Newco Equity Interests”.

2.3 Immediately after receipt of the Cash Consideration from the Consenting Noteholders, and the issuance of the limited partnership interests and member interests in Newco and GP, respectively, as set forth in Sections 2.1 and 2.2, all existing ownership interests in Newco or GP outstanding immediately prior to the transactions contemplated in Sections 2.1 and 2.2 (including, without limitation, any Secured Noteholder Equity and Convertible Noteholder Equity) shall be extinguished and/or recapitalized, such that the ownership interests in Newco and GP issued pursuant to the Senior Secured Noteholder Private Placement and Convertible Noteholder Private Placement shall comprise, as described in Schedule C and Schedule D, the only outstanding ownership interests in Newco and GP immediately after the consummation thereof.

2.4 For the avoidance of doubt, following the payment of the restructuring expenses contemplated by the Bankruptcy Plan, Newco shall contribute the remaining funds from the Senior Secured Noteholder Private Placement and Convertible Noteholder Private Placement, in the amount of $31,771,705, to Finance Co, in exchange for the issuance by Finance Co to Newco of 6,886,705 ordinary shares in the capital of Finance Co, and Finance Co shall thereafter lend such funds to Quotient Biodiagnostics Inc., which intercompany loan will be reflected on the books and records of Finance Co and Quotient Biodiagnostics Inc. as of the date hereof. In lieu of undertaking the individual contribution and loan transactions described in the preceding sentence, each of the parties described therein, solely for administrative convenience, hereby directs that such contribution and loan shall be effected by a direct transfer of the applicable cash to Quotient Biodiagnostics Inc., and each such party shall execute such documents and resolutions (as necessary) to effect the deemed transactions, and the books and records of each such party shall reflect the deemed transactions.

Section 3. Merger Transactions.

3.1 Merger. As promptly as practicable following the Closing Date, Issuer Co, Finance Co, and Merger Co shall enter into the Merger Agreement and each of the actions contemplated under the Merger Agreement shall be commenced. The Parties agree to cooperate as reasonably necessary or desirable to consummate the Merger as soon as possible following the Closing Date in accordance with the terms of the Merger Agreement.

Section 4. Closing.

4.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, on the date hereof (such date herein referred to as the “Closing Date”), upon the delivery and exchange of the applicable documents and signatures as set forth in this Agreement, the BTA, the Royalty Right Agreement, the tenth supplemental indenture to the indenture governing the Senior Secured Notes, the indenture governing the New Secured Notes, and all other ancillary documents, certificates, legal opinions, and any other document or deliverable related to or contemplated by any of the foregoing.

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Section 5. Tax Matters.

5.1 Together, (i) the transactions effected pursuant to the BTA Closing, (ii) the sale of the Additional Equity Interests effected hereunder, (iii) the distribution by Issuer Co (x) to Newco, of Finance Co Equity as described in Section 1.2(b) and (y) to Newco, of New Secured Notes as described in Section 1.2(b) and Section 1.4(b), which, together with the Newco Distributions, shall be treated as a distribution of such New Secured Notes by Issuer Co directly to the deemed holders of Direct-Owned Old Senior Secured Notes as described in Section 5.2(iv)(A) below (collectively, the “Reorganization”) are intended to qualify as a “reorganization” as defined in Section 368(a) of the Code and the Treasury Regulations thereunder. The parties hereto hereby adopt this Agreement and the BTA as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Except as otherwise required by applicable law, for U.S. federal and applicable state and local income tax purposes, the parties hereto shall treat and report the Reorganization transactions contemplated hereby as a reorganization within the meaning of Section 368(a) of the Code and shall not take any position inconsistent with such treatment.

5.2 For U.S. federal income tax purposes, it is intended that (i) prior holders of Senior Secured Notes (as defined in the BTA) (A) shall at all times prior to the Reorganization be treated as retaining ownership of an amount of Senior Secured Notes with a fair market value equal to the fair market value of the Issued New Secured Notes (the “Direct-Owned Old Senior Secured Notes”), and the contribution by prior holders of such Direct-Owned Old Senior Secured Notes to Newco and the Newco Distributions are each disregarded for U.S. federal income tax purposes, and (B) contributed the remaining Senior Secured Notes (the “Newco-Owned Old Senior Secured Notes”) to Newco, (ii) all assets of Issuer Co (including beneficial ownership of the Greensill Claims (as defined in the BTA) for U.S. federal income tax purposes, the Acquired Assets (as defined in the BTA) and the Additional Equity Interests) are contemporaneously transferred to Finance Co in an integrated transaction, (iii) Issuer Co receives, in such integrated transaction, Issued New Secured Notes and Finance Co Equity from Finance Co in consideration for the assets of the Issuer Co (net of assumed liabilities), (iv) after receiving such Issued New Secured Notes and Finance Co Equity, Issuer Co (A) shall be treated as distributing such Issued New Secured Notes directly to the deemed holders of the Direct-Owned Old Senior Secured Notes in exchange therefor and (B) distributes Finance Co Equity to Newco in exchange for Newco-Owned Old Senior Secured Notes and Convertible Notes, (v) the Senior Secured Notes, Convertible Notes and Issued New Secured Notes constitute “securities” within the meaning of Section 354 of the Code, (vi) the amount of Senior Secured Notes and Convertible Notes exchanged for any other property pursuant to the transactions contemplated herein and in the BTA shall be determined pursuant to the fair market value allocation principles under U.S. income tax laws, (vii) any separate allocation of consideration as between the Acquired Assets and the Additional Equity Interests shall not be given effect for U.S. federal income tax purposes and (viii) the Reorganization shall constitute a “reorganization” within the meaning of Section 368(a)(1)(G) of the Code. Except as otherwise required by applicable law, for U.S. federal and applicable state and local income tax purposes, the parties hereto shall treat and report the transactions contemplated hereby consistently with the previous sentence.

Section 6. Releases.

6.1 Subject to Section 6.2, effective as of the Closing and to the greatest extent permitted by applicable Law, each of the Parties (in each case, on behalf of itself and all of its Related Persons) (collectively, in such capacity, the “Releasing Parties”) by this Agreement conclusively, absolutely, unconditionally, irrevocably, and forever fully releases, absolves, remises, waives, acquits and discharges each other Party and each of such other Party’s Related Persons (collectively, in such capacity, the “Released Parties”) and their respective property from and against any and all Claims that the Releasing Parties would have, at any time prior to, on or after the Closing, been legally entitled to assert (whether individually or collectively), based upon any event, circumstance, act, transaction, representation, misrepresentation, or omission occurring or existing on or prior to the Closing in any manner arising out of, relating to or in connection with, in whole or in part, any of the following:

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(a) the Transaction Support Agreement, the BTA (other than Sections 10.2, 10.3, 12.3, 12.5, and 14 thereof), the Omnibus Transaction Agreement, the Senior Secured Notes Indenture, the Convertible Notes Indenture, and all matters arising out of, relating to or in connection with the foregoing, including, but not limited to, the negotiation, formulation, dissemination, or preparation of the foregoing agreements and any amendments, waivers, forbearances, instruments, agreements or other documents related thereto;

(b) any of the transactions contemplated by this Agreement, including the issuance, transfer, exchange, cancellation, extinguishment or distribution of debt, securities and/or property pursuant to this Agreement or any document contemplated by this Agreement;

(c) the Company Entities (including the management, ownership, or operation thereof), any securities issued by the Company Entities and the ownership, purchase, sale, or rescission thereof, any other Claim or equity interest of the Company Entities, and the business or contractual arrangements between Issuer Co and any Released Party;

(d) the Company Entities’ in- or out-of-court restructuring efforts, and the Chapter 11 Case and the pursuit of confirmation, the pursuit of consummation, the administration and the implementation of the Bankruptcy Plan, including the issuance or distribution of securities pursuant to the Bankruptcy Plan or the distribution of property under the Bankruptcy Plan or any other related agreement; and

(e) any other act or omission, transaction, agreement, event, or other occurrence related to the preceding clauses (a) through (d) of this Section 6.1 taking place on or before the Closing (the Claims described in this Section 6.1, collectively, the “Released Claims”).

6.2 Notwithstanding anything in Section 6.1, the Released Claims shall not include, and nothing in this Agreement shall release, waive, modify, discharge, limit or impair (a) any of the rights, terms, remedies or obligations granted to or imposed upon any Released Party under this Agreement or any other related restructuring document, for the avoidance of doubt, which shall include the Confirmation Order, including any rights to which a Released Party is entitled for any breach arising out of or in connection with this Agreement, (b) any post-Closing obligations of any Person under this Agreement (including, without limitation, Section 10) or any other related restructuring document, (c) any right of any Releasing Party or Released Party to indemnification or to be held harmless existing under applicable law (whether now existing or exiting under prior applicable law), the organizational documents of any Company Entity, (d) any Claims based on, arising out of, relating to or in connection with any act or omission that is determined by a court of competent jurisdiction to have constituted fraud, willful misconduct or gross negligence, (e) any matter relating to any Royalty Rights or Royalty Rights Agreements, and (f) any Claims between or among the Company Entities.

6.3 EACH RELEASING PARTY EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLE THAT LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH RELEASING PARTY ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH RELEASING PARTY HAS READ SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA (“SECTION 1542”), WHICH PROVIDES AS FOLLOWS: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED

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PARTY. EACH RELEASING PARTY UNDERSTANDS THAT SECTION 1542, OR A COMPARABLE STATUTE, RULE, REGULATION OR ORDER OF ANOTHER JURISDICTION, GIVES SUCH RELEASING PARTY THE RIGHT NOT TO RELEASE EXISTING CLAIMS OF WHICH SUCH RELEASING PARTY IS NOT AWARE, UNLESS SUCH RELEASING PARTY VOLUNTARILY CHOOSES TO WAIVE THIS RIGHT. HAVING BEEN SO APPRISED, EACH RELEASING PARTY NEVERTHELESS HEREBY VOLUNTARILY ELECTS TO AND DOES WAIVE, AS TO EACH AND EVERY RELEASED CLAIM, THE RIGHTS DESCRIBED IN SECTION 1542 AND EACH OTHER COMPARABLE PROVISION OF APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, RULE, REGULATION OR ORDER, IF ANY, PERTAINING TO GENERAL RELEASES. THE RELEASES PROVIDED PURSUANT TO THIS SECTION 6, SUBJECT TO THE LIMITATIONS SET FORTH HEREIN, WILL APPLY NOTWITHSTANDING THAT THE MATTER FOR WHICH RELEASE IS PROVIDED MAY RELATE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE, OR VIOLATION OF LAW BY A RELEASED PARTY AND FOR LIABILITIES BASED ON THEORIES OF STRICT LIABILITY, AND WILL BE APPLICABLE WHETHER OR NOT SUCH NEGLIGENCE OF A RELEASED PARTY IS ALLEGED OR PROVEN, IT BEING THE INTENTION OF EACH RELEASING PARTY TO RELEASE EACH RELEASED PARTY, AS APPLICABLE, AND SUBJECT TO THE LIMITATIONS SET FORTH HEREIN, FROM AND AGAINST ITS ORDINARY, SOLE AND CONTRIBUTORY NEGLIGENCE AS WELL AS LIABILITIES BASED ON THE ACTIONS OR OMISSIONS OF SUCH RELEASED PARTY AND LIABILITIES BASED ON THEORIES OF STRICT LIABILITY.

6.4 EACH RELEASING PARTY ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

6.5 Each of the Releasing Parties represents and warrants to the Released Parties that it has read and understands all of the provisions of this Section 6 and that such Party has been or has had the opportunity to be represented by legal counsel of such Party’s own choosing in connection with the negotiation, execution and delivery of this Agreement.

6.6 For purposes of this Section 6, the following definitions shall apply:

(a) “Claims” means any and all claims (including as such term is defined in section 101(5) of the Bankruptcy Code), Company Claims, cross-claims, counterclaims, claims for relief, demands, debts, interests, obligations, rights, suits, damages, judgments, orders, actions, Proceedings, causes of action, liens, bonds, sums of money, charges, fees, costs and expenses (including attorneys’ fees, costs and expenses), remedies, losses, and liabilities whatsoever, asserted or which could have been asserted, whether known or unknown, discovered or discoverable, foreseen or unforeseen, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, contingent or fixed, suspected or unsuspected, disputed or undisputed, whether due or to become due, existing or hereinafter arising, on any ground whatsoever, at common law, in tort, in equity, or otherwise, or under any contract, agreement, statute, rule, regulation, order, or otherwise, including any derivative claims asserted or assertible by or on behalf of any Party or any Party’s Related Persons.

(b) “Proceeding” means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other legal action or proceeding of any nature, whether civil, criminal, administrative or otherwise, direct or derivative, in Law or in equity.

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(c) “Related Persons” means, with respect to any Party, in each case, solely in its capacity as such, (i) its current and former Affiliates (as defined in section 101(2) of the Bankruptcy Code), and (ii) its and its current and former Affiliates’ current and former directors, members, partners, managers, officers, control persons, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, and other professionals.

Section 7. Representations and Warranties of the Consenting Noteholders.

In connection with the transactions contemplated by this Agreement, each Consenting Noteholder hereby severally and not jointly represents and warrants to the other Parties that the following statements are correct as of the date hereof:

7.1 Such Consenting Noteholder is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

7.2 The execution and delivery by such Consenting Noteholder of this Agreement and the consummation of the transactions contemplated hereby are within such Consenting Noteholder’s powers and have been duly authorized by all necessary action on the part of such Consenting Noteholder. This Agreement has been duly executed and delivered by such Consenting Noteholder. This Agreement constitutes a valid and legally binding agreement of such Consenting Noteholder, enforceable against such Consenting Noteholder in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally (other than with respect to the Chapter 11 Case) and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.3 No order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to such Consenting Noteholder in connection with the execution, delivery and performance by such Consenting Noteholder of this Agreement.

7.4 The execution, delivery and performance by such Consenting Noteholder of this Agreement do not and will not (a) violate the certificate of incorporation, bylaws, certificate of limited partnership, agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of such Consenting Noteholder, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such Consenting Noteholder, (c) result in a breach of, or constitute a default under, any contract, agreement, license, lease or other commitment to which such Consenting Noteholder is a party or is bound or (d) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Consenting Noteholder under any provision of any agreement or other instrument binding upon such Consenting Noteholder, except in each of the cases described in clauses (b) through (d), for any violation, breach or default which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Consenting Noteholder’s performance of its obligations under this Agreement.

7.5 Securities Laws Matters.

(a) Such Consenting Noteholder is either a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act, a “QIB”) or an “accredited investor” (as defined in Rule 501(a) under the Securities Act, an “AI”), and is acquiring the equity interests in Newco and GP (collectively, the “New Equity Interests”) hereunder for investment for such Consenting Noteholder’s own account (or for the account of a QIB or an AI) and not with a view to, or for sale in connection with, any distribution thereof;

10

(b) Such Consenting Noteholder’s financial situation is such that it can afford to bear the economic risk of holding the New Equity Interests for an indefinite period of time, and such Consenting Noteholder can afford to suffer the complete loss of such Consenting Noteholder’s investment in such New Equity Interests;

(c) Such Consenting Noteholder’s knowledge and experience in financial and business matters are such that such Consenting Noteholder is capable of evaluating the merits and risks of such Consenting Noteholder’s investment in the New Equity Interests acquired by such Consenting Noteholder hereunder;

(d) Such Consenting Noteholder understands that the New Equity Interests acquired by such Consenting Noteholder hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of such New Equity Interests and that following the Closing there will be no public market for such New Equity Interests and that, accordingly, it may not be possible for such Consenting Noteholder to sell or pledge such New Equity Interests or any interest in such New Equity Interests in case of emergency or otherwise;

(e) Such Consenting Noteholder has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company Entities and their respective Representatives concerning the Company Entities, the terms and conditions of such Consenting Noteholder’s acquisition of New Equity Interests and related matters and to obtain all additional information which such Consenting Noteholder deems necessary. Such Consenting Noteholder acknowledges that the Company Entities have made available to such Consenting Noteholder all agreements, documents, records and books that such Consenting Noteholder has requested relating to an investment in the New Equity Interests acquired by such Consenting Noteholder hereunder;

(f) Such Consenting Noteholder has not employed any investment banker, broker or finder or incurred any actual or potential liability or obligation, whether direct or indirect, for any brokers’ fees or finders’ fees in connection with the transactions contemplated by this Agreement; and

(g) Such Consenting Noteholder understands that New Equity Interests have not been registered under the Securities Act in reliance on an exemption therefrom under Section 4(a)(2) of the Securities Act and that any certificates or statements related to book-entry accounts representing or otherwise evidencing any New Equity Interests shall bear legends restricting the transfer of such New Equity Interests.

7.6 Such Consenting Noteholder acknowledges that no representations or warranties, express or implied, are made by the other Parties hereto to such Consenting Noteholder in connection with the transactions contemplated by this Agreement, except as expressly set forth herein.

7.7 Such Consenting Noteholder has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company Entities, which investigation, verification, review and analysis was conducted by such Consenting Noteholder and, to the extent such Consenting Noteholder deemed appropriate, by such Consenting Noteholder’s representatives. Such Consenting Noteholder acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company Entities for such purpose. In entering into this

11

Agreement, such Consenting Noteholder acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations or opinions of the Company Entities or any of the Company Entities’ representatives (except the specific representations, warranties, and covenants of the Company Entities set forth in this Agreement and in the BTA).

Section 8. Representations and Warranties of the Company Entities.

In connection with the transactions contemplated by this Agreement, each of the Company Entities hereby jointly and severally represents and warrants to the other Parties that the following statements are correct as of the date hereof:

8.1 Such Company Entity is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. Such Company Entity has all corporate, limited partnership or limited liability company power and authority necessary to (a) own its properties and assets, (b) carry on its business as now being conducted and (c) execute and deliver this Agreement and to perform its obligations hereunder.

8.2 The execution and delivery by such Company Entity of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company Entity including all requisite action of its members and general partners, as applicable. This Agreement has been duly executed and delivered by such Company Entity and constitutes a valid and legally binding agreement of such Company Entity enforceable against such Company Entity in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally (other than with respect to the Chapter 11 Case) and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

8.3 Assuming the accuracy of the representations and warranties set forth in Section 7 and Section 9, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to such Company Entity in connection with the execution, delivery and performance by such entities of this Agreement.

8.4 The execution, delivery and performance by such Company Entity of this Agreement does not and will not (a) violate the certificate of formation, certificate of limited partnership, limited liability company agreement, limited partnership agreement or other organizational documents of such Company Entity, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such Company Entity or (c) result in a breach of, or constitute a default under, any contract, agreement, license, lease or other commitment to which such Company Entity is a party or is bound, except in each of the cases described in clauses (b) and (c), for any violation, breach or default which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Company Entity’s performance of its obligations under this Agreement.

8.5 There is no pending or, to the knowledge of such Company Entity threatened Proceeding or any order, decree or judgment that is reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

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8.6 Notwithstanding anything herein to the contrary, it is the explicit intent of the Parties, and the Consenting Noteholders hereby agree, that the representations and warranties made by the Company Entities in this Agreement, the Omnibus Transaction Agreement, and the BTA are the exclusive representations and warranties made by the applicable Company Entities with respect to the Company Entities in connection herewith, including the businesses and assets of each of them or the transactions contemplated by this Agreement and any document delivered pursuant hereto. The Company Entities hereby disclaim any other express or implied, written or oral, representations or warranties with respect to the Company Entities, the businesses and assets of the Company Entities and the transactions contemplated by this Agreement and any document delivered pursuant hereto. None of the Company Entities or any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company Entities made, communicated or furnished (orally or in writing) to the Consenting Noteholders or any of their Affiliates or their respective representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to the Consenting Noteholders or any of their Affiliates or their respective representatives), and the Company Entities, hereby disclaim all liability and responsibility for any such information and statements. It is understood that any due diligence materials made available to the Consenting Noteholders or any of their Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company Entities or their respective Affiliates or any of their respective representatives.

Section 9. Representations and Warranties of the Newco Entities.

In connection with the transactions contemplated by this Agreement, each of the Newco Entities hereby jointly and severally represents and warrants to the other Parties that the following statements are correct as of the date hereof:

9.1 Such Newco Entity is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation. Such Newco Entity has all corporate, limited partnership or limited liability company power and authority necessary to (a) own its properties and assets, (b) carry on its business as now being conducted and (c) execute and deliver this Agreement and to perform its obligations hereunder.

9.2 The execution and delivery by such Newco Entity of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Newco Entity including all requisite action of its members and general partners, as applicable. This Agreement has been duly executed and delivered by such Newco Entity and constitutes a valid and legally binding agreement of such Newco Entity enforceable against such Newco Entity in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally (other than with respect to the Chapter 11 Case) and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

9.3 Assuming the accuracy of the representations and warranties set forth in Section 7 and Section 8, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to such Newco Entity in connection with the execution, delivery and performance by such entities of this Agreement.

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9.4 The execution, delivery and performance by such Newco Entity of this Agreement does not and will not (a) violate the certificate of formation, certificate of limited partnership, limited liability company agreement, limited partnership agreement or other organizational documents of such Newco Entity, (b) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such Newco Entity or (c) result in a breach of, or constitute a default under, any contract, agreement, license, lease or other commitment to which such Newco Entity is a party or is bound, except in each of the cases described in clauses (b) and (c), for any violation, breach or default which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Newco Entity’s performance of its obligations under this Agreement.

9.5 There is no pending or, to the knowledge of such Newco Entity threatened Proceeding or any order, decree or judgment that is reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 10. Additional Covenants.

10.1 Further Assurances. From the Closing until the date that is two years after the Closing Date, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions that are reasonably necessary or desirable to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, including any further actions that may be necessary or appropriate to transfer to the Company Entities and/or the Newco Entities (as applicable) (including by means of data transfer), possession and use of all of the assets and properties of the Company Entities (including any asset management files, books and records and other files and data that are currently stored on any information technology systems or in physical form at any office, facility or other location).

Section 11. Miscellaneous.

11.1 Survival of Representations, Warranties and Covenants. The Parties, intending to modify any applicable statute of limitations, agree that, except in the case of fraud or any other claim described in Section 6.2, (a) representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof. All covenants and agreements contained in this Agreement or in any instrument, certificate or other document delivered pursuant to this Agreement that contemplate performance thereof in whole or in part following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. In furtherance of the foregoing, from and after the Closing, each Party hereby waives (on behalf of itself and each of its Affiliates), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any Released Claims.

11.2 Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by each of the Parties hereto.

11.3 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach.

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11.4 Assignability. No Party shall assign this Agreement or any of their respective rights, interests or obligations hereunder without the prior written consent of each of the other Parties. Any attempted or purported assignment in violation of this Section 11.4 shall be null and void ab initio.

11.5 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.6 No Strict Construction. Each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties and, therefore, each Party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.7 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

11.8 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by email to the recipient if sent by email before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Transaction Support Agreement, or, in the case of a Party that was not a party to the Transaction Support Agreement, to such Party’s address or email address indicated on such Party’s signature page to this Agreement, or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

11.9 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.10 Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each of the Parties and each of their respective successors and assigns.

11.11 Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties.

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11.12 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(b) Each of the parties hereto irrevocably agrees that any legal action, suit, or Proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the State of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, that (i) the Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13 Entire Agreement. This Agreement and the other agreements and documents referred to herein contain the complete agreement among the Parties with regard to the subject matter contained herein and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

11.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to seek equitable relief, without proof of actual damages, including an order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

*    *    *    *    *

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

QUOTIENT LIMITED

By:	/s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Director

QUOTIENT BIODIAGNOSTICS, INC.

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

QBD (QS IP) LIMITED

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Chief Financial Officer

QUOTIENT SUISSE SA

By:	/s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Director

ALBA BIOSCIENCE LIMITED

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

[Signature Page to Master Transaction Agreement]

QUOTIENT NETHERLANDS B.V.

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Authorized signatory of Quotient Suisse, Director of Quotient Netherlands

QUOTIENT MIDDLE-EAST AND AFRICA FZ LLC

By:	/s/ Mohammad El Khoury
Name: Mohammad El Khoury
Title: Director

QUOTIENT IBERA, S.L.U

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

[Signature Page to Master Transaction Agreement]

QUOTIENT HOLDINGS FINANCE COMPANY LIMITED

By:	/s/ Richard Miller
Name: Richard Miller
Title: Director

QUOTIENT HOLDINGS NEWCO, LP

By:	/s/ Richard Miller
Name: Richard Miller
Title: Manager

QUOTIENT HOLDINGS MERGER COMPANY LIMITED

By:	/s/ Richard Miller
Name: Richard Miller
Title: Director

QUOTIENT HOLDINGS GP, LLC

By:	/s/ Richard Miller
Name: Richard Miller
Title: Director

[Signature Page to Master Transaction Agreement]

[CONSENTING NOTEHOLDER] [***]

[Signature Page to Master Transaction Agreement]

SCHEDULE A

1.	Alba Bioscience Limited

2.	Quotient Biodiagnostics, Inc.

3.	QBD (QS IP) Limited

4.	Quotient Suisse SA

5.	Quotient Netherlands B.V.

6.	Quotient Middle-East And Africa FZ LLC

7.	Quotient Ibera, S.L.U.

Schedule A-1

SCHEDULE B

[***]

Schedule B-1

SCHEDULE C

[***]

Schedule C-1

SCHEDULE D

[***]

Schedule D-1

EXHIBIT A

*** Incorporated by reference from Exhibit 10.1 of Quotient Limited’s Current Report on Form 8-K filed on January 10, 2023.

EXHIBIT B

*** Incorporated by reference from Exhibit 10.1 of Quotient Limited’s Current Report on Form 8-K filed on January 10, 2023.

EXHIBIT C

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
QUOTIENT LIMITED,[1]	)	Case No. 23-90003 (DRJ)
)
Debtor.	)
)

ORDER (A) APPROVING THE DEBTOR’S DISCLOSURE

STATEMENT AND (B) CONFIRMING THE PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION OF QUOTIENT LIMITED

The above-captioned debtor (the “Debtor”) having:

1.

distributed, on or about January 9, 2023: (i) the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited [Docket No. 14] (the “Plan”), (ii) the Disclosure Statement for the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited [Docket No. 15] (the “Disclosure Statement”), and (iii) ballots for voting on the Plan (the “Ballots”) to holders of Claims[2] entitled to vote on the Plan, namely holders of Class 3 (Bridge Notes Claims), Class 4 (Senior Secured Notes Claims), and Class 5 (Convertible Notes Claims), in accordance with the terms of title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Bankruptcy Local Rules for the United States Bankruptcy Court for the Southern District of Texas (the “Local Rules”), and the Procedures for Complex Cases in the Southern District of Texas (the “Complex Case Procedures”);

2.	commenced, on January 10, 2023 (the “Petition Date”), this Chapter 11 Case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code;

3.	filed, on January 10, 2023, the Plan and the Disclosure Statement;

4.

filed, on January 10, 2023, the Debtor’s Emergency Motion for Entry of an Order (I) Scheduling Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing the Plan and Disclosure Statement Objection Deadline and Related Procedures, (III) Approving Prepetition Solicitation Procedures, (IV) Approving the Form and Manner of Notice, (V) Conditionally Waiving the Requirements that the U.S. Trustee Convene a Meeting of Creditors and the Debtor File Schedules, Statements, and Rule 2015.3 Financial Reports, and (VI) Granting Related Relief [Docket No. 9] (the “Solicitation Procedures Motion”);

[1]

The Debtor is a public no par value limited liability company incorporated in Jersey, Channel Islands, with registered number 109886. The Debtor’s registered address is Quotient Limited, 28 Esplanade, St Helier, JE2 3QA, Jersey, Channel Islands.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan. The rules of interpretation set forth in Article I.B. of the Plan apply.

5.

filed, on January 10, 2023, the Declaration of Manuel O. Mendez, Chief Executive Officer of the Debtor, in Support of the Chapter 11 Petition and First Day Pleadings [Docket No. 16] (the “First Day Declaration”), detailing the facts and circumstances of the Debtor’s Chapter 11 Case;

6.

distributed, on or before January 13, 2023, the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Case, (II) Combined Hearing on Disclosure Statement Approval, Plan Confirmation, and Related Matters, (III) Objection Deadline and Related Procedures, and (IV) Summary of the Plan of Reorganization [Docket No. 67] (the “Confirmation Hearing Notice”), consistent with the order granting the Solicitation Procedures Motion [Docket No. 44] (the “Solicitation Procedures Order”), which contained notice of the commencement of this Chapter 11 Case, the date and time set for the hearing to consider final approval of the Disclosure Statement and Confirmation of the Plan (the “Confirmation Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement;

7.

distributed, on January 13, 2023, in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Complex Case Procedures, the Confirmation Hearing Notice, the Notice of Non-Voting Status, and the Opt-Out Form (collectively, the “Solicitation Materials”);

8.	published, on January 17, 2023, in accordance with the Solicitation Procedures Order, the Publication Notice in the national edition of the New York Times and the Houston Chronicle;

9.	filed, on January 31, 2023, the Certificate of Service with respect to the Confirmation Hearing Notice (as well as the Opt-Out Form) [Docket No. 81-1] (the “Confirmation Hearing Notice Affidavit”);

10.	filed, on January 31, 2023, the Certificate of Publication with respect to the Publication Notice [Docket No. 81-2] (the “Publication Notice Affidavit”);

11.	filed, on February 3, 2023, the Notice of Filing Plan Supplement to the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited [Docket No. 84] (the “Initial Plan Supplement”);

12.	filed, on February 13, 2023, the Notice of Filing Amended Plan Supplement to the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited [Docket No. 87] (the “Amended Plan Supplement”);

13.

filed, on February 13, 2023, the Debtor’s (I) Memorandum of Law in Support of (A) Approval of Disclosure Statement and (B) Confirmation of the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited and (II) Omnibus Reply to Objections Thereto [Docket No. 89] (the “Confirmation Brief”);

14.

filed, on February 13, 2023, the Declaration of John Cesarz in Support of Debtor’s (I) Memorandum of Law in Support of (A) Approval of Disclosure Statement and (B) Confirmation of the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited and (II) Omnibus Reply to Objections Thereto [Docket No. 90] (the “Cesarz Confirmation Declaration”);

15.

filed, on February 13, 2023, the Declaration of Manuel O. Mendez in Support of Debtor’s (I) Memorandum of Law in Support of (A) Approval of Disclosure Statement and (B) Confirmation of the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited and (II) Omnibus Reply to Objections Thereto [Docket No. 91] (the “Mendez Confirmation Declaration” and, together with the First Day Declaration and the Cesarz Confirmation Declaration, the “Declarations in Support of Confirmation”);

16.

filed, on February 13, 2023, the Declaration of Alex Orchowski of Kroll Restructuring Administration LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited [Docket No. 92], which detailed the results of the Plan-voting process (the “Voting Report”);

17.

filed, on February 14, 2023, the Notice of Filing Second Amended Plan Supplement to the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited [Docket No. 96] (the “Second Amended Plan Supplement” and, together with the Initial Plan Supplement and the Amended Plan Supplement, the “Plan Supplement,” which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”); and

18.	operated its business and managed its properties during this Chapter 11 Case as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

1.	entered, on January 11, 2023, the Solicitation Procedures Order;

2.

set February 10, 2023, at 4:00 p.m. (prevailing Central Time) as the deadline for filing objections to approval of the Disclosure Statement and confirmation of the Plan (the “Plan and Disclosure Statement Objection Deadline”);

3.	set February 15, 2023, at 2:00 p.m. (prevailing Central Time) as the date and time for the commencement of the Confirmation Hearing;

4.

reviewed the Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Brief, the Declarations in Support of Confirmation, the Voting Report, the Confirmation Hearing Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding final approval of the Disclosure Statement and Confirmation of the Plan, including all objections, statements, and reservations of rights;

5.	held the Confirmation Hearing;

6.	heard the statements and arguments made by counsel in respect of final approval of the Disclosure Statement and Confirmation of the Plan;

7.	considered all oral representations, testimony, documents, filings, and other evidence regarding final approval of the Disclosure Statement and Confirmation of the Plan; and

8.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in this Chapter 11 Case.

NOW, THEREFORE, the Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation of the Plan have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of final approval of the Disclosure Statement and Confirmation of the Plan and other evidence presented at the Confirmation Hearing and the record of the Chapter 11 Case establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.	Jurisdiction, Venue, and Core Proceeding.

2. The Court has jurisdiction over this Chapter 11 Case pursuant to 28 U.S.C. §§157 and 1334. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. Approval of the Disclosure Statement, including associated solicitation procedures, and Confirmation of the Plan are core proceedings within the meaning of 28 U.S.C. § 157(b)(2).

C.	Eligibility for Relief.

3. The Debtor was and is an entity eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement of the Chapter 11 Case.

4. On the Petition Date, the Debtor filed a voluntary case under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtor has operated its business and managed its properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No official committee has been appointed in the Chapter 11 Case and no trustee or examiner has been appointed in the Chapter 11 Case.

E.	Judicial Notice.

5. To the extent necessary, the Court takes judicial notice of (and deems admitted into evidence for purposes of approval of the Disclosure Statement and Confirmation of the Plan) the docket of the Chapter 11 Case maintained by the clerk of the Court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of this Chapter 11 Case.

F.	Objections.

6. All parties have had a fair opportunity to litigate all issues raised, or that might have been raised, in objection to approval of the Disclosure Statement and Confirmation of the Plan and all such unresolved objections, statements, or informal objections, if any, related to the Plan, the Disclosure Statement, or Confirmation are hereby overruled as set forth and stated on the record at the Confirmation Hearing on the merits.

G.	Bankruptcy Rule 3016.

7. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtor appropriately filed the Disclosure Statement and the Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b).

H.	Burden of Proof—Confirmation of the Plan.

8. The Debtor, as proponent of the Plan, has met its burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

I.	Notice.

9. As evidenced by the Confirmation Hearing Notice Affidavit, the Publication Notice Affidavit and the record in this Chapter 11 Case, the Debtor provided due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the release, exculpation, and injunction provisions contained in the Plan, the Confirmation Hearing, the Plan and Disclosure Statement Objection Deadline, and any other applicable bar dates described in the Solicitation Procedures Order to all parties in interest in the Chapter 11 Case. Such notice was adequate and sufficient and in compliance with the Bankruptcy Code, the Bankruptcy Rules, including Bankruptcy Rules 2002(b), 3016, 3017, 3019, and 3020(b), the Bankruptcy Local rules, the Complex Case Procedures, the Solicitation Procedures, and the Solicitation Procedures Order. No other or further notice is or shall be required.

J.	Disclosure Statement.

10. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b) of the Bankruptcy Code) with respect to the Debtor, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfies Bankruptcy Rule 3016(b).

K.	Ballots.

11. The Classes of Claims entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) is set forth below:

Class	Designation
3	Bridge Notes Claims
4	Senior Secured Notes Claims
5	Convertible Notes Claims

12. The Ballots the Debtor used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of this Chapter 11 Case and were appropriate for holders of Claims in the Voting Classes to vote to accept or reject the Plan.

L.	Solicitation.

13. As described in the Voting Report, the solicitation of votes on the Plan complied with the solicitation procedures set forth in the Solicitation Procedures Motion and approved in the Solicitation Procedures Order (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of this Chapter 11 Case, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, and any other applicable rules, laws, and regulations.

14. As described in the Voting Report, the Plan, the Disclosure Statement, and the applicable Ballot (collectively, the “Solicitation Packages”), and the Confirmation Hearing Notice were transmitted and served, including to all holders of Claims in the Impaired Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Complex Case Procedures, the Solicitation Procedures Order, and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages and the Confirmation Hearing Notice were timely, adequate, and sufficient. No further notice is required.

15. As set forth in the Voting Report, the Solicitation Packages were initially distributed to holders of Claims in the Voting Classes that held a Claim as of January 6, 2023 (the date specified in such documents for the purpose of the solicitation). The establishment and notice of the Voting Record Date were reasonable and sufficient.

16. The period during which holders of Claims in the Voting Classes had to submit acceptances or rejections to the Plan was a reasonable and sufficient period of time for such holders to make an informed decision to accept or reject the Plan.

17. Under section 1126(f) of the Bankruptcy Code, the Debtor was not required to solicit votes from the holders of Claims or Interests, as applicable, in the Unimpaired Classes (defined below), each of which is conclusively presumed to have accepted the Plan. Holders of Other Priority Claims in Class 1, Other Secured Claims in Class 2 and General Unsecured Claims in Class 6 are Unimpaired and conclusively presumed to have accepted the Plan, and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Interests in the Debtor in Class 7 and Section 510(b) Claims in Class 8 (collectively, the “Deemed Rejecting Classes”) are Impaired under the Plan and are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan.

M.	Voting.

18. As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, the Solicitation Procedures Order, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.

N.	Service of Opt-Out Form.

19. The Notice of Non-Voting Status included the Opt-Out Form and instructions for opting out of the Third-Party Release (as defined below) through the submission of the Opt-Out Form to the Claims and Noticing Agent for recording by the Plan and Disclosure Statement Objection Deadline. The process described in the Solicitation Procedures Order, the Solicitation Procedures, and the Confirmation Hearing Notice Affidavit that the Debtor and the Claims and Noticing Agent followed to identify the relevant parties on which to serve the Notice of Non-Voting Status and to distribute the Opt-Out Forms was reasonably calculated to ensure that each of the Holders of Claims and Interests was informed of its ability to opt of the Third-Party Release and the consequences for failing to timely do so. Transmission and service of the Opt-Out Forms was timely, adequate, and sufficient under the facts and circumstances of this Chapter 11 Case. No other or further notice is or shall be required.

O.	Plan Supplement.

20. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Complex Case Procedures and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, the Debtor reserves the right to alter, amend, update, or modify the Plan Supplement before the Effective Date, subject to compliance with the Bankruptcy Code and the Bankruptcy Rules.

P.	Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

21. The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)	Proper Classification—Sections 1122 and 1123.

22. The Plan satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications were not implemented for any improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)	Specified Unimpaired Classes—Section 1123(a)(2).

23. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims in Classes 1, 2, and 6 (the “Unimpaired Classes”) are Unimpaired under the Plan and Claims and Interests in Class 7 and Claims in Class 8 are Impaired under the Plan. Additionally, Article II of the Plan specifies that Administrative Expense Claims, Professional Fee Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not separately classified under the Plan.

(iii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).

24. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in Classes 3, 4, 5, 7 and 8 (the “Impaired Classes”) are Impaired under the Plan and Claims in Class 1, 2 and 6 are Unimpaired under the Plan, and describes the treatment of such Classes.

(iv)	No Discrimination—Section 1123(a)(4).

25. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtor for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(v)	Adequate Means for Plan Implementation—Section 1123(a)(5).

26. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article V and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement provide, in detail, adequate and proper means for the Plan’s implementation, including regarding: (a) the continuation of operations between the Confirmation Date and Effective Date; (b) the funding of distributions to satisfy applicable Allowed Claims with Cash on hand and proceeds of the Private Placements; (c) the issuance of Additional Quotient Limited Common Equity and Newco Partnership Interests; (d) authorizing the Debtor and/or Reorganized Debtor to take all corporate actions contemplated by the Plan; (e) the vesting of estate assets in the Reorganized Debtor and in Finance Co; (f) authorizing the cancellation of existing securities and agreements, and the surrender of existing securities (except as otherwise provided therein); (g) the cancellation of Liens and surrender and cancelation of notes, instruments, certificates, and other documents evidencing claims; (h) authorizing the Debtor and/or Reorganized Debtor to take any other actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under the Plan; and (i) the comprehensive settlement of Claims and controversies. Moreover, the Debtor will have sufficient Cash to make all payments required upon the Effective Date pursuant to the terms of the Plan.

(vi)	Voting Power of Equity Securities—Section 1123(a)(6).

27. The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. On the Effective Date, the certificates of incorporation of the Reorganized Debtor shall prohibit the issuance of non-voting equity securities, to the extent required by such section. After the Effective Date, the Reorganized Debtor may amend and restate its certificates or articles of incorporation, by-laws, or similar governing documents, as applicable, as permitted by applicable law.

(vii)	Directors and Officers—Section 1123(a)(7).

28. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. In accordance with Section 5.8.2 of the Plan, the number and identity of the members of the New Board of the Reorganized Debtor were selected and approved by the Requisite Consenting Holders and the constitution of the New Board of the Reorganized Debtor was identified in the Plan Supplement. The selection of the Reorganized Debtor’s directors is consistent with the interests of holders of Claims and Interests and public policy. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

(viii)	Section 1123(b)—Discretionary Contents of the Plan.

29. The Plan’s discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

a.	Impairment / Unimpairment of Classes—Section 1123(b)(1).

30. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan leaves each Class of Claims and Interests Impaired or Unimpaired.

b.	Assumption and Rejection of Executory Contracts and Unexpired Leases—Section 1123(b)(2).

31. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article VI of the Plan provides that on the Effective Date, all Executory Contracts and Unexpired Leases of the Debtor will be assumed by the Debtor in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) was previously assumed or rejected by the Debtor by prior order of the Bankruptcy Court, (b) previously expired or terminated pursuant to its own terms, (c) is subject to a motion to reject such Executory Contract or Unexpired Lease filed prior to the Effective Date, or (d) appears on the “List of Executory Contracts and Unexpired Leases to be rejected at the Combined Hearing” that was filed with the Plan Supplement.

32. The Debtor’s determinations regarding the assumption (or assumption and assignment) or rejection of Executory Contracts and Unexpired Leases are based on, and within, the sound business judgment of the Debtor, are necessary to the implementation of the Plan, and are in the best interests of the Debtor, its Estate, Holders of Claims and Interests, and other parties in interest in the Chapter 11 Case. Entry of this Order by the Court shall constitute approval of such assumptions, assumptions and assignments, and/or rejections, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

c.	Settlement, Releases, Exculpation, Injunction, and Cancellation of Liens—Section 1123(b)(3).

33. Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, and in consideration for the classification, distribution, and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including all Claims, Causes of Action, and controversies arising prior to the Effective Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or holders of Claims, arising out of, relating to, or in connection with the business or affairs of or transactions with the Debtor other than Causes of Action preserved pursuant to the Plan for the benefit of the Reorganized Debtor, including as set forth in Section 5.10.1 of the Plan.

34. The entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors, and other parties in interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Plan, including its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable.

35. Section 10.4 of the Plan contains the following releases granted by the Debtor (the “Debtor Release”):

As of the Effective Date, each Released Party will be deemed released and discharged by each and all of the Debtor, the Reorganized Debtor, and its Estate, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or its Estate, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or its Estate or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim against, or interest in, the Debtor or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the Debtor’s in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Case, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Disclosure Statement, the Plan, the Transaction Support Agreement, or any other restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Case, the pursuit of confirmation of the Plan, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities primarily arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided that any right to enforce the Plan and Confirmation Order is not so released by this section; provided, further, however, that nothing in this section shall operate as a release, waiver, discharge or impairment of any Cause of Action related to the non-occurrence of the Merger Date, and all Causes of Action related to the non-occurrence of the Merger Date are preserved notwithstanding anything to the contrary in this section.

36. The Debtor has satisfied the business judgment standard with respect to the propriety of the Debtor Release. Such releases are a necessary and integral element of the Plan. Also, the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtor, the Estate, and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtor, the Reorganized Debtor, or the Estate asserting any claim or Cause of Action released pursuant to the Debtor Release. The Debtor Release is hereby approved as set forth in the Plan.

37. The Debtor has satisfied its burden with respect to the propriety of the Debtor Release. The Debtor Release appropriately offers protection to parties that provided consideration to the Debtor and that participated in the Debtor’s restructuring process. The Released Parties made significant concessions and contributions to the Chapter 11 Case, including by actively supporting the Plan and the Chapter 11 Case. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Case.

38. Section 10.5 of the Plan contains the following releases granted by the Releasing Parties (the “Third-Party Release”):

As of the Effective Date, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtor, Reorganized Debtor, and each Released Party from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtor, the Reorganized Debtor, or its Estate, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the Debtor’s in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Case, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Disclosure Statement, the Plan, the Transaction Support Agreement, or any restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Case, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities primarily arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided that any right to enforce the Plan and Confirmation Order is not so released by this section; provided, further, however, that nothing in this section shall operate as a release, waiver, discharge or impairment of any Cause of Action related to the non-occurrence of the Merger Date, and all Causes of Action related to the non-occurrence of the Merger Date are preserved notwithstanding anything to the contrary in this section.

39. The Third-Party Release provides finality for the Debtor, the Reorganized Debtor, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtor. The Third-Party Release is consensual with respect to the Releasing Parties and is necessary and integral to the Plan. Also, the Third-Party Release is: (a) given in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by the Third-Party Release; (c) in the best interests of the Debtor, the Estate, and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release. The Third-Party Release is hereby approved as set forth in the Plan.

40. The Releasing Parties were provided proper and sufficient notice of this Chapter 11 Case, the Plan, the Third-Party Release, and the Plan and Disclosure Statement Objection Deadline through the service of the Solicitation Materials and distribution of the Ballots. No further notice is necessary. The Plan and each of the Solicitation Materials included the Third-Party Release provision in conspicuous, boldface type, and the Notice of Non-Voting Status informed Holders of Claims or Interests in the Debtor that they would be deemed to have consented to the Third-Party Release if they did not (a) timely return the Opt-Out Form included in the Notice of Non-Voting Status by the Voting Deadline or (b) object to their inclusion as a Releasing Party by the Objection Deadline. The Plan provides appropriate and specific disclosure with respect to the claims and Causes of Action that are subject to the Third-Party Release, and no other disclosure is necessary. The Third-Party Release is specific in language, integral to the Plan, and given for substantial consideration.

41. The exculpation, described in Section 10.6 of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in this Chapter 11 Case in good faith and, except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur any liability to any Entity for any exculpated Claims, and each Exculpated Party is hereby released and exculpated as set forth in the Plan; provided that the foregoing “Exculpation” shall have no effect on the liability of any entity that results from any such act or omission that is determined by a Final Order to have constituted actual fraud, willful misconduct, or gross negligence. The Exculpated Parties have participated in any and all activities potentially underlying any Exculpated Claim in good faith and in compliance with the applicable laws. The Exculpation, including its carve-out for actual fraud, willful misconduct, or gross negligence, is consistent with established practice in this jurisdiction and others.

42. The injunction, described in Section 10.7 of the Plan (the “Injunction”), is necessary to implement, preserve, and enforce the Debtor’s discharge, the Debtor Releases, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve these purposes.

43. The cancelation of Liens described in Section 5.10 of the Plan (the “Lien Cancelation”) is necessary to implement the Plan. The provisions of the Lien Cancelation are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtor, the Estate, and holders of Claims and Interests.

44. Section 5.15.1 of the Plan appropriately provides for the preservation by the Debtor of certain Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Causes of Action not released or exculpated by the Debtor will be preserved and transferred to, and vest in, the Reorganized Debtor in accordance with section 1123(b) and 1141 of the Bankruptcy Code, as provided by the Plan. The Plan is specific and unequivocal with respect to Causes of Action to be preserved and retained by the Debtor and complies with the standards set forth in Dynasty Oil & Gas, LLC v. Citizens Bank (In re United Op., LLC), 540 F.3d 351, 355 (5th Cir. 2008) and its progeny. All parties in interest received adequate notice with respect to such Retained Causes of Action. The provisions regarding Retained Causes of Action in the Plan are appropriate and in the best interests of the Debtor, its respective Estate, and Holders of Claims and Interests. For the avoidance of doubt, Causes of Action released or exculpated under the Plan will not be retained by the Reorganized Debtor.

d.	Modification of Rights—Section 1123(b)(5).

45. The Plan is consistent with 1123(b)(5) of the Bankruptcy Code. Article III of the Plan modifies or leaves unaffected, as the case may be, the rights of certain Holders of Claims or Interests.

e.	Additional Plan Provisions—Section 1123(b)(6).

46. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(ix)	Cure of Defaults—Section 1123(d).

47. The Plan is consistent with section 1123(d) of the Bankruptcy Code. Section 6.2 of the Plan provides for the satisfaction of any cure amounts associated with Executory Contracts and Unexpired Leases to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.

Q.	Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

48. The Debtor has complied with the applicable provisions of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128, and Bankruptcy Rules 3017, 3018, and 3019, except as otherwise provided or permitted by orders of the Court, and thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. The Debtor:

a.	is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code; and

b.

complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, the Complex Case Procedures, any applicable nonbankruptcy law, rule and regulation, the Solicitation Procedures Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

R.	Plan Proposed in Good Faith—Section 1129(a)(3).

49. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtor has proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of this Chapter 11 Case, the Plan itself, the Transaction Support Agreement, and the process leading to Confirmation of the Plan, including the support of holders of Claims and Interests for the Plan, and the transactions to be implemented pursuant thereto. This Chapter 11 Case was filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtor to reorganize and emerge from bankruptcy with a capital and organizational structure that will allow it to conduct its business and satisfy its obligations with sufficient liquidity and capital resources. All unresolved objections, statements, or informal objections, if any, related to the Plan, the Disclosure Statement, or Confirmation of the Plan are overruled on the merits.

50. The Debtor and each of the constituents who negotiated the Plan, and each of their respective officers, directors, managers, members, employees, advisors, and professionals (a) acted in good faith in negotiating, formulating, and proposing, where applicable, the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan and (b) will be acting in good faith in proceeding to (i) consummate the Plan and the agreements, compromises, settlements, transactions, transfers, and documentation contemplated by the Plan, and (ii) take any actions authorized and directed or contemplated by this Confirmation Order.

S.	Payment for Services or Costs and Expenses—Section 1129(a)(4).

51. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtor in connection with this Chapter 11 Case, or in connection with the Plan and incident to this Chapter 11 Case, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

T.	Directors, Officers, and Insiders—Section 1129(a)(5).

52. The Debtor has satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. Pursuant to Section 5.8.2 of the Plan, the Debtor disclosed in the Plan Supplement in advance of the Confirmation Hearing the identity and affiliations of the members of the New Board of the Reorganized Debtor, as well as those Persons that will serve as an officer of any of the Reorganized Debtor. To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer was also disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtor. The method of appointment of members of the New Board of the Reorganized Debtor was, is, and will be consistent with the interests of holders of Claims and public policy. The proposed officers and directors for the Reorganized Debtor are qualified, and their appointment to, or continuance in, such roles is consistent with the interests of holders of Claims and with public policy.

U.	No Rate Changes—Section 1129(a)(6).

53. Section 1129(a)(6) of the Bankruptcy Code is not applicable to this Chapter 11 Case. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

V.	Best Interest of Creditors—Section 1129(a)(7).

54. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The analysis provided in the Disclosure Statement, the argument and analysis provided in the Confirmation Brief, and the other evidence related thereto in support of the Plan that were proffered or adduced in the Declarations in Support of Confirmation or at, prior to, or in connection with the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtor was liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

W.	Acceptance by Certain Classes—Section 1129(a)(8).

55. Classes 1, 2, and 6 are each Classes of Unimpaired Claims under the Plan and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Nevertheless, because the Plan has not been accepted by the Deemed Rejecting Classes the Debtor seeks Confirmation of the Plan under section 1129(b), solely with respect to the Deemed Rejecting Classes, rather than section 1129(a)(8) of the Bankruptcy Code. Although section 1129(a)(8) has not been satisfied with respect to the Deemed Rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Classes and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Classes as described further below. As a result, the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

X.	Treatment of Claims Entitled to Priority under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

56. The treatment of Administrative Expense Claims, Professional Fee Claims, and Priority Tax Claims, under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

Y.	Acceptance by at Least One Impaired Class—Section 1129(a)(10).

57. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Reports, Classes 3, 4, and 5 voted to accept the Plan by the requisite numbers and amounts of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code).

Z.	Feasibility—Section 1129(a)(11).

58. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. Although it is impossible to predict with certainty the precise future profitability of the Debtor’s operations, as demonstrated by the evidence in the record, including the Declarations in Support of Confirmation, Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor, the Reorganized Debtor, or any successor to the Reorganized Debtor under the Plan, except as provided under the Plan. Furthermore, the evidence supporting Confirmation of the Plan proffered or adduced by the Debtor at, or prior to, or in the Declarations in Support of Confirmation filed in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible; and (e) establish that the Reorganized Debtor will have sufficient funds available to meet its obligations under the Plan. Therefore, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

AA.	Payment of Fees—Section 1129(a)(12).

59. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Section 12.3 of the Plan provides for the payment of all fees due and payable by the Debtor under 28 U.S.C. § 1930.

BB.	Non-Applicability of Certain Sections—Sections 1129(a)(13), (14), (15), and (16).

60. Sections 1129(a)(13), 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to this Chapter 11 Case. The Debtor does not provide retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), does not owe domestic support obligations, is not an individual, and is not a nonprofit corporation.

CC.	“Cram Down” Requirements—Section 1129(b).

61. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Classes have not accepted the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Deemed Rejecting Classes. The Plan has been proposed in good faith, is reasonable, and meets the requirements that no holder of any Claim or Interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior Claim or Interest and no holder of a Claim or Interest in a Class senior to such Classes is receiving more than payment in full on account of its Claim or Interest. Accordingly, the Plan is fair and equitable towards all holders of Claims or Interests in the Deemed Rejecting Classes. Third, the Plan does not discriminate unfairly with respect to the Deemed Rejecting Classes because similarly situated holders will receive substantially similar treatment on account of their Claims or Interests in such class. Therefore, the Plan may be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

DD.	Only One Plan—Section 1129(c).

62. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in this Chapter 11 Case.

EE.	Principal Purpose of the Plan—Section 1129(d).

63. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

FF.	Good Faith Solicitation—Section 1125(e).

64. The Debtor has acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of its respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the Transaction Support Agreement and solicitation and receipt of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

GG.	Satisfaction of Confirmation Requirements.

65. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

HH.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

66. Each of the conditions precedent to the Effective Date, as set forth in Section 9.1 of the Plan, has been or is reasonably likely to be satisfied or, as applicable, waived in accordance with Section 9.2 of the Plan.

II.	Implementation.

67. All documents necessary to implement the Plan and all other relevant and necessary documents (including, without limitation, the documents contemplated in the Transaction Support Agreement and the New Organizational Documents) have been negotiated in good faith and at arm’s length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and will not be in conflict with any federal or state law.

JJ.	Disclosure of Facts.

68. The Debtor has disclosed all material facts regarding the Plan and the transactions contemplated therein.

KK.	Good Faith.

69. The Debtor, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtor’s businesses and effect the documents contemplated in the Transaction Support Agreement and the New Organizational Documents. The Released Parties have made a substantial contribution to the Debtor’s reorganization.

LL.	Essential Elements of the Plan.

70. The transactions described in the Transaction Support Agreement and the Implementation Plan are essential elements of the Plan, and entry into such transactions is in the best interests of the Debtor, its Estate, and its creditors. The Debtor has exercised sound business judgment in determining to enter into the transactions described in the Transaction Support Agreement and the Implementation Plan and has provided adequate notice thereof. The transactions described in the Transaction Support Agreement and the Implementation Plan have been negotiated in good faith and at arm’s length among the Debtor and the other parties.

MM.	Objections.

71. All parties have had a full and fair opportunity to litigate all issues raised in the objections to Confirmation of the Plan, or which might have been raised, and the objections have been fully and fairly litigated or resolved, including by agreed-upon reservations of rights as set forth in this Confirmation Order.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

72. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

73. Disclosure Statement. The information provided in the Disclosure Statement is adequate and the Disclosure Statement is approved in all respects on a final basis.

74. Solicitation. To the extent applicable, the solicitation of votes on the Plan complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

75. Notice of Confirmation Hearing. The Notice of Confirmation Hearing was appropriate and satisfactory and is approved in all respects.

76. Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement and any amendments thereto, are incorporated by reference into and are an integral part of this Confirmation Order.

77. Objections. All objections, responses, statements, reservation of rights, and comments in opposition, if any, to approval of the Disclosure Statement or Confirmation of the Plan that have not been withdrawn, waived, settled, resolved prior to the Confirmation Hearing or otherwise resolved on the record of the Confirmation Hearing or in this Confirmation Order are hereby overruled and denied on the merits, with prejudice. All objections to the entry of this Confirmation Order or to the relief granted herein that were not timely filed and served prior to the Plan and Disclosure Statement Objection Deadline are deemed waived and forever barred.

78. Plan Classification Controlling. The terms of the Plan shall solely govern classification of Claims and Interests for purposes of the distributions to be made thereunder. The classification set forth on the Ballots tendered to or returned by the holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for the purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtor except for voting purposes.

79. Deemed Acceptance of Plan In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan.

80. Approval of Restructuring Transactions. That certain Business and Asset Transfer Agreement by and among the Debtor, Newco, and Finance Co, the substantially final form of which was included in the Plan Supplement as Exhibit D (the “Business and Asset Transfer Agreement”), that certain Master Transaction Agreement by and among the Debtor, the

Convertible Noteholders, Newco, Finance Co, Merger Co, the substantially final form of which was included in the Plan Supplement as Exhibit E (the “Master Transaction Agreement”), and that certain Merger Implementation Agreement by and among the Debtor, Merger Co, and Finance Co, the substantially final form of which was included in the Plan Supplement as Exhibit F (the “Merger Implementation Agreement”), and all of the terms and conditions of each of the foregoing, are hereby approved. Pursuant to sections 105(a), 363(b), and 1123(b)(4) of the Bankruptcy Code, on the Effective Date, the Debtor and, as applicable, the Notes Trustees are authorized and empowered to take any and all actions necessary or appropriate to (a) consummate the transactions contemplated by the Transaction Support Agreement pursuant to and in accordance with the terms and conditions of the Business and Asset Transfer Agreement, the Master Transaction Agreement, the Merger Implementation Agreement, the Plan and this Confirmation Order (collectively, the “Restructuring Transactions”), and (b) execute and deliver, perform under, consummate, and implement additional instruments and documents that may be reasonably necessary or desirable to consummate the Restructuring Transactions.

81. Pursuant to sections 105(a), 365(f), 1129(b)(2)(A)(ii), 1141(a), and 1141(c) of the Bankruptcy Code, on the Effective Date, subject to the closing of the Restructuring Transactions, and except as expressly provided for in the Business and Asset Transfer Agreement, the Plan and this Confirmation Order, all Acquired Assets (as defined in the Business and Asset Transfer Agreement) shall be transferred to and vested in Finance Co free and clear of any and all liens, claims, encumbrances, and other interests to the fullest extent permitted by section 1141(c) of the Bankruptcy Code.

82. The transfer of assets to Finance Co pursuant to the Business and Asset Transfer Agreement, the Plan, and this Confirmation Order does not require any consents other than as expressly provided for in the Business Transfer Agreement or this Confirmation Order. Each and every federal, state, province, county, and local governmental agency or department, whether foreign or domestic, is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Business and Asset Transfer Agreement, the Plan, or this Confirmation Order.

83. After the Effective Date, a certified copy of this Confirmation Order may be filed with the appropriate clerk or recorded with the recorder of any federal, state, province, county, or local authority, whether foreign or domestic, to act to cancel any of the Claims, Liens, and other encumbrances of record except those expressly assumed under the Business and Asset Transfer Agreement, the Plan, or this Confirmation Order.

84. Except as expressly provided for in the Business and Asset Transfer Agreement, the Master Transaction Agreement, the Merger Implementation Agreement, the Plan, or this Confirmation Order, Finance Co shall not assume or have any liability or other obligation of the Debtor arising under or related to any of the Acquired Assets. Without limiting the generality of the foregoing, except as set forth in this Confirmation Order, the Restructuring Transactions shall be free and clear of all claims based on any legal or equitable theory of successor, vicarious, or transferee liability to the fullest extent permitted by section 1141(c) of the Bankruptcy Code.

85. As of the Effective Date, and subject to the provisions of the Plan and this Confirmation Order, all persons and entities are hereby forever prohibited and permanently enjoined from taking any action that would adversely affect or interfere with the consummation of the Restructuring Transactions. Without limiting the generality of the foregoing or the Injunction, (a) except as expressly provided for in the Plan or this Confirmation Order, all persons or entities are hereby forever prohibited and permanently enjoined from asserting against Finance Co, its successors and assigns, or the Acquired Assets, any liabilities, liens, claims, encumbrances, or other interests, or successor or transferee liabilities, that Finance Co has not expressly assumed under the Business and Asset Transfer Agreement and to which Finance Co is or the Acquired Assets are not subject by virtue of the provisions of this Confirmation Order, and (b) each non-Debtor party to an Executory Contract or Unexpired Lease being assumed and assigned to Finance Co pursuant to the Business and Asset Transfer Agreement, the Plan, and this Confirmation Order is hereby forever prohibited and permanently enjoined from imposing or charging against Finance Co any rent accelerations, assignment fees, increases, or any other fees in connection with the specific assumed and assigned Executory Contract or Unexpired Lease by reason of the Debtor’s assumption and assignment of such Executory Contract and Unexpired Lease, and the validity of such assumption and assignment, which shall in all events be effective as of the Effective Date, shall not be affected by the pendency or resolution of any dispute between the Debtor and any non-Debtor party to any such assigned Executory Contract or Unexpired Lease. For the Avoidance of doubt, nothing contained in this Paragraph 85 or in this Confirmation Order is intended to limit, alter, amend, or modify any of the rights and duties of the parties under any of the transaction documents (including the Transaction Support Agreement, Business and Asset Transfer Agreement, Master Transaction Agreement, and Merger Implementation Agreement).

86. No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, and the comparable provisions of the Delaware Limited Partnership Act, Delaware Limited Liability Company Act, or any other comparable state law, and section 1142(b) of the Bankruptcy Code, no action of the respective directors, equity holders, managers, or members of the Debtor is required to authorize the Debtor to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the Finance Co Notes Documents, Private Placements documentation, and the New Organizational Documents, documents in connection with the issuance of Additional Quotient Limited Common Equity and Newco Partnership Interests, and the appointment and election of the members of the New Board and the officers, directors, and/or managers of the Reorganized Debtor.

87. Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan are immediately effective and enforceable and deemed binding on the Debtor, the Reorganized Debtor, and any and all holders of Claims or Interests (regardless of whether such holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor.

88. Procedures for Resolving Claims. The procedures for resolving contingent, unliquidated, and disputed Claims contained in Article VIII of the Plan shall be, and hereby are, approved in their entirety.

89. Certificate of Incorporation; Operating Agreements. On the Effective Date, the New Organizational Documents for GP, Newco, Merger Co, and Finance Co and all certificates of incorporation of each entity shall go into effect. Consistent with, but only to the extent required by, section 1123(a)(6) of the Bankruptcy Code, on the Effective Date, the certificate of incorporation of the Reorganized Debtor shall prohibit the issuance of non-voting equity securities. After the Effective Date, subject to Section 5.3 of the Plan, each of the Reorganized Debtor, GP, Newco, Merger Co and Finance Co may amend and restate its certificates or articles of incorporation, by-laws, or similar governing documents, as applicable, as permitted by applicable law.

90. Corporate Action. On the Effective Date, (a) the selection of directors and officers for the Reorganized Debtor, Newco, GP, Finance Co, and Merger Co (as applicable), (b) the issuance and distribution of the Additional Quotient Limited Common Equity and Newco Partnership Interests, (c) issuance and distribution of the Finance Co Notes, and (d) all other actions and transactions contemplated by the Plan and the Implementation Plan shall be deemed authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have timely occurred to the fullest extent permitted under applicable law and the provisions of the Bankruptcy Code. On and after the Effective Date, the appropriate officers of the Reorganized Debtor, Newco, GP, Finance Co, and Merger Co and members of the New Board shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan and the Implementation Plan in the name of and on behalf of the respective entities.

91. Continued Corporate Existence. On and after the Effective Date, after giving effect to each of the actions contemplated under the Plan, the Reorganized Debtor shall continue to exist in accordance with the applicable law in the jurisdiction in which it is formed. Pursuant to section 1141(b) of the Bankruptcy Code, except as otherwise provided under the Plan, all property of the Estate, including all claims, rights, and Causes of Action and any property acquired by the Debtor or the Reorganized Debtor under or in connection with the Plan, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall remain vested in the Reorganized Debtor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as specifically provided in the Plan or this Confirmation Order. Thereafter, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Liens and non-Reinstated Claims, except as specifically provided in the Plan or this Confirmation Order.

92. Cancelation of Liens; Surrender and Cancelation of Notes, Instruments, Certificates, and Other Documents Evidencing Claims. Except as otherwise provided in the Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to the Plan, all Liens, charges, and encumbrances related to any Claim or Interest, other than any Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan, shall be terminated, null and void and of no effect. The Holders of Other Secured Claims (other than Other Secured Claims that are Reinstated pursuant to the Plan) shall be authorized and directed to release any collateral or other property of the Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtor (or the Reorganized Debtor, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtor (or the Reorganized Debtor, as the case may be). Except to the extent otherwise provided in the Plan, (a) on the Effective Date, all notes, instruments, certificates, indentures and other documents evidencing Claims, including the Convertible Notes Claim, shall be cancelled, the Notes Trustee on account of the Convertible Notes Claims shall be automatically relieved of any further obligations under the Notes Documents, and the obligations of the Debtor discharged in accordance with section

1141(d)(1) of the Bankruptcy Code and (b) on the Merger Date, all notes, instruments, certificates, indentures and other documents evidencing Senior Secured Notes Claims not previously cancelled under subsection (a) hereof, including the Retained Debt, shall be cancelled and the Notes Trustee on account of the Senior Secured Notes Claims shall be automatically relieved of any further obligations under the Notes Documents, and the obligations of the Debtor discharged in accordance with section 1141(d)(1) of the Bankruptcy Code; provided however, that the Notes Documents shall survive the Effective Date, shall not be subject to the releases set forth in Article V and Article X, and shall continue in effect solely for the purposes of, with respect to the Notes Trustees, (i) allowing and instructing each Notes Trustee to receive distributions from the Debtor and to make further distributions to the applicable Holders of Claims (subject to any applicable charging liens), if applicable, and allowing such Holders to accept distributions on account of such Claims; (ii) maintaining, enforcing, and exercising any right or obligation to compensation (including any fees and expenses), indemnification, exculpation, expense reimbursement, or contribution, or any other claim or entitlement that any Notes Trustee may have under the Notes Documents or principle of law against any money or property distributed or allocable on account of such Claims and permitting any Notes Trustee to maintain, enforce and exercise its charging liens and priority of payment rights in connection with the foregoing; (iii) seeking compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the Notes Trustees in connection with the implementation of the Plan or this Confirmation Order; (iv) allowing the Notes Trustees to enforce their rights, claims, and interests against any Person or Entity that is not a Released Party; (v) preserving the right of the Notes Trustees to indemnification from the Debtor or any other Entity pursuant and subject to the terms of the applicable Notes Documents, including for the purposes of and relating to any steps or actions taken by the Notes Trustees or documents, agreements, releases, or instruments entered into by the Notes Trustees in connection with the implementation of the Plan and the Transaction Support Agreement; (vi) permitting and directing the Notes Trustees to perform any functions that are necessary to effectuate any of the foregoing or any provisions of the Plan, this Confirmation Order and the Transaction Support Agreement; and (vii) preserving any Notes Trustee’s right to appear and be heard in the Chapter 11 Case or in any other proceeding before or in the Bankruptcy Court, including to enforce any obligations owed to each Notes Trustee under the Plan or Confirmation Order or under the Notes Documents; provided, further, that all provisions in the Notes Documents which by their own terms survive the termination, discharge, expiration or maturity thereof, shall also survive and continue in full force and effect. Holders of or parties to such cancelled notes, securities, instruments, certificates, and other documents will have no rights arising from or relating to such notes, securities, instruments, certificates, and other documents, or the cancellation thereof, except the rights provided for pursuant to this paragraph and the other provisions of the Plan.

93. Additional Transactions Authorized under the Plan. On or after the Effective Date, the Reorganized Debtor shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under the Plan, provided, however, that any such action that would be subject to the consent of the Requisite Consenting Holders pursuant to any Definitive Documentation remains subject to such consent notwithstanding this provision.

94. Provisions Governing Distributions. The distribution provisions of Article VII of the Plan shall be, and hereby are, approved in their entirety. Except as otherwise set forth in the Plan or this Confirmation Order, the Disbursing Agent shall make all distributions required under the Plan. The timing of distributions required under the Plan or this Confirmation Order shall be made in accordance with and as set forth in the Plan or this Confirmation Order, as applicable.

95. Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good-faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of this Confirmation Order constitutes the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (a) of the Debtor, the Reorganized Debtor, the Estate, and its respective property and (b) Claim and Interest holders, and are fair, equitable, and reasonable.

96. Assumption or Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtor will be assumed by the Debtor in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) was previously assumed or rejected by the Debtor by prior order of the Bankruptcy Court, (b) previously expired or terminated pursuant to its own terms, (c) is subject to a motion to reject such Executory Contract or Unexpired Lease filed prior to the Effective Date, or (d) appears on the “List of Executory Contracts and Unexpired Leases to be rejected at the Combined Hearing” filed with the Plan Supplement. Entry of this Confirmation Order constitutes approval of such assumptions and the rejection of any Executory Contract or Unexpired Lease for which a motion to reject has been filed, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume or reject Executory Contracts of Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date.

97. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease, including any “change of control” provision, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

98. Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan or otherwise shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree (the “Cure Claim Amount”). In the event of a dispute regarding (a) the amount of any payments to cure such a default, (b) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (c) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective. The Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

99. Subject to the occurrence of the Effective Date, the entry of this Confirmation Order shall constitute a finding by the Bankruptcy Court that (a) each such assumption is in the best interest of the Debtor and its Estate, (b) the requirements of section 365(b)(1) of the Bankruptcy Code are deemed satisfied, and (c) the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether money or nonmonetary, as of the Effective Date.

100. All contracts, agreements and leases that were entered into by the Debtor or assumed by the Debtor after the Petition Date shall be deemed assigned by the Debtor to the Reorganized Debtor on the Effective Date.

101. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts or Unexpired Leases including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

102. Survival of Indemnification and Exculpation Obligations. The obligations of the Debtor to indemnify and exculpate any past and present directors, officers, agents, employees and representatives who provided services to the Debtor prior to or after the Petition Date, pursuant to certificates or articles of incorporation, by-laws, contracts, indentures, and/or applicable statutes, in respect of all actions, suits, and proceedings against any of such officers, directors, agents, employees, and representatives, based upon any act or omission related to service with, for or on behalf of the Debtor, shall not be discharged or Impaired by Confirmation or consummation of the Plan and shall be assumed by the Reorganized Debtor. For the avoidance of doubt, Section 10.8 of the Plan affects only the obligations of the Debtor and Reorganized Debtor with respect to any indemnity or exculpation owed to or for the benefit of past and present directors, officers, agents, employees, and representatives of the Debtor, and shall have no effect on nor in any way discharge or reduce, in whole or in part, any obligation of any other Person, including any provider of director and officer insurance, owed to or for the benefit of such past and present directors, officers, agents, employees, and representatives of the Debtor.

103. Authorization to Consummate. On the Effective Date, the Reorganized Debtor shall be authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

104. Restructuring Expenses. On the Effective Date, the Reorganized Debtor shall pay any and all Restructuring Expenses (as defined in the Plan).

105. Final Fee Applications. All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503 and/or section 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Chapter 11 Case) shall file and serve final requests for payment of Professional Fee Claims no later than the first Business Day that is 45 days after the Effective Date. Objections to any Professional Fee Claim must be filed and served on the Reorganized

Debtor and the applicable Professional within 21 days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections that are not consensually resolved may be set for hearing on 21 days’ notice by the Professional asserting such Professional Fee Claim. The Professional Fees Escrow Account shall in no way limit or act as a cap on Professional Fee Claims.

106. Release, Exculpation, Discharge, and Injunction Provisions. The release, exculpation, discharge, injunction, and related provisions set forth in the Plan are approved and authorized as set forth on the record of the Confirmation Hearing, and such provisions are effective and binding on all Persons and Entities to the extent provided therein.

107. Management Incentive Plan. Following the Effective Date, Newco, may, in accordance with the Transaction Support Agreement, (a) reserve a certain percentage of Newco Partnership Interests as determined by Newco, on a fully diluted, fully distributed basis, for grants made from time to time to employees of the Reorganized Debtor and Newco and (b) otherwise contain terms and conditions (including with respect to participants, allocation, structure, and timing of issuance) generally consistent with those prevailing in the market at the discretion of the New Board.

108. Compliance with Tax Requirements. In connection with the Plan and all distributions thereunder, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing such other mechanisms that the Reorganized Debtor believes are reasonable and appropriate. The Debtor or the Reorganized Debtor, as applicable, reserves the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and similar encumbrances.

109. Exemption from Transfer Taxes. To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code: (a) the issuance, transfer or exchange of equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; or (c) the making or delivery of any deed or other instrument of transfer under the Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing, or recording fee or other similar tax or governmental assessment in the United States. The appropriate federal, state, or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

110. Insurance Policies and Agreements. Insurance policies issued to, or insurance agreements entered into by, the Debtor prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be Executory Contracts or Unexpired Leases, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of this Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtor existing as of the Confirmation Date with respect to each such insurance policy.

111. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan and this Confirmation Order.

112. Continued Effect of Stays and Injunction. All injunctions or stays provided for in the Chapter 11 Case under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

113. Nonseverability of Plan Provisions upon Confirmation. Each provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as provided in paragraph 114 below; and (c) nonseverable and mutually dependent.

114. Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code, the Debtor may alter, amend, or modify the Plan or any exhibits thereto at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan provided that any such changes are (a) reasonably satisfactory to the Consenting Noteholders; or (b) if not reasonably satisfactory to the Consenting Noteholders, subject to a Final Order of the

Court after notice to the Consenting Noteholders and a hearing before the Court. Any holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such Holder.

115. Governing Law. Subject to the provisions of any contract, certificates, or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with the Plan, and subject further to Section 11.1 of the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with (a) the Bankruptcy Code, the Bankruptcy Rules, or other federal law to the extent applicable and (b) if none of such law is applicable, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

116. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

117. Governmental Approvals Not Required. Except as set forth in paragraph 124 below, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

118. Notice to Debtor and Reorganized Debtor. All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtor	Counsel to the Debtor

Quotient Limited PO Box 1075—JTC House 28 Esplanade, St Helier Jersey JE4 2QP Channel Islands Attn: Manuel O. Méndez Email: Manuel.Mendez@quotientbd.com

Matt Murphy, Esq.
Matthew J. Micheli, Esq.

Michael Jones, Esq.
Paul Hastings LLP
71 S. Wacker Drive, Suite 4500
Chicago, Illinois 60606
Email: mattmurphy@paulhastings.com
mattmicheli@paulhastings.com
michaeljones@paulhastings.com

and

Jayme Goldstein

Christopher Guhin

200 Park Avenue

New York, New York 10166

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

Email: jaymegoldstein@paulhastings.com

chrisguhin@paulhastings.com

Reorganized Debtor	Bridge Noteholders

Quotient Limited
PO Box 1075—JTC House

28 Esplanade, St Helier

Jersey JE4 2QP

Channel Islands

Attn: Manuel O. Méndez

Email: Manuel.Mendez@quotientbd.com

With a copy to:

Matt Murphy, Esq.
Matthew J. Micheli, Esq.

Michael Jones, Esq.
Paul Hastings LLP
71 S. Wacker Drive, Suite 4500
Chicago, Illinois 60606
Email: mattmurphy@paulhastings.com
mattmicheli@paulhastings.com
michaeljones@paulhastings.com

and

Jayme Goldstein

Christopher Guhin

200 Park Avenue

New York, New York 10166

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

Email: jaymegoldstein@paulhastings.com

chrisguhin@paulhastings.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Ryan Preston Dahl, Esq.

Sam Badawi, Esq.

Jonathan Gill, Esq.

Matthew Roose, Esq.

Email: ryan.dahl@ropesgray.com

jonathan.gill@ropesgray.com

sam.badawi@ropesgray.com

matthew.roose@ropesgray.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention: Joshua D. Morse, Esq.

John A. Pintarelli, Esq.

Email: joshua.morse@pillsburylaw.com

john.pintarelli@pillsburylaw.com

Senior Secured Noteholders	Convertible Noteholders

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Ryan Preston Dahl, Esq.

Sam Badawi, Esq.

Jonathan Gill, Esq.

Matthew Roose, Esq.

Email: ryan.dahl@ropesgray.com

jonathan.gill@ropesgray.com

sam.badawi@ropesgray.com

matthew.roose@ropesgray.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention: Joshua D. Morse, Esq.

John A. Pintarelli, Esq.

Email: joshua.morse@pillsburylaw.com

john.pintarelli@pillsburylaw.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Ryan Preston Dahl, Esq.

Sam Badawi, Esq.

Jonathan Gill, Esq.

Matthew Roose, Esq.

Email: ryan.dahl@ropesgray.com

jonathan.gill@ropesgray.com

sam.badawi@ropesgray.com

matthew.roose@ropesgray.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention: Joshua D. Morse, Esq.

John A. Pintarelli, Esq.

Email: joshua.morse@pillsburylaw.com

john.pintarelli@pillsburylaw.com

United States Trustee

Office of the United States Trustee 515 Rusk, Suite 3516 Houston, Texas 77002 Attn: Hector Duran, Esq. Jana Whitworth

119. Section 1145 Exemption. The offering, issuance of, and the distribution under the Plan of the Finance Co Notes, Additional Quotient Limited Common Equity, and the Newco Partnership Interests shall be exempt, without further act or actions by any Entity, from registration under the Securities Act, and all rules and regulations promulgated thereunder, and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code or, if section 1145 of the Bankruptcy Code is not applicable, pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. To the extent section 1145 of the Bankruptcy Code is available, the Finance Co Notes, Additional Quotient Limited Common Equity, and the Newco Partnership Interests may be resold without registration under the Securities Act or other federal securities laws by the recipients thereof, subject to (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (b) compliance with, or the limitations of, any rules and regulations of the Commission, if any, applicable at the time of any future transfer of such securities, (d) the restrictions, if any, on the transferability of such securities under the terms of the Finance Co Notes Documents or the New Organizational Documents, as applicable, and (d) applicable regulatory approval. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

120. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer thereof to the Holders of Finance Co Notes, Additional Quotient Limited Common Equity, and the Newco Partnership Interests is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the Finance Co Notes, Additional Quotient Limited Common Equity, and the Newco Partnership Interests is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

121. Registration of Additional Quotient Limited Common Equity. On the Effective Date, the Additional Quotient Limited Common Equity shall not be listed for public trading on any securities exchange, the Reorganized Debtor will not be a reporting company under the Securities Exchange Act of 1934, and the Reorganized Debtor shall not be required to file reports with the U.S. Securities and Exchange Commission or any other governmental entity.

122. Additional Quotient Limited Common Equity and Newco Partnership Interests. The Additional Quotient Limited Common Equity and Newco Partnership Interests to be issued as contemplated by the Plan will be duly issued, fully paid, and nonassessable and free from preemptive rights and all taxes, liens, charges, and security interests with respect to the issuance and holding thereof.

123. Opt-Out Parties. Notwithstanding anything to the contrary in this Confirmation Order, the Third-Party Release set forth in Section 10.5 of the Plan and any other provisions of the Plan invoking or effectuating the Third-Party Release set forth in Section 10.5 of the Plan, shall not apply to any holder of a Claim or Interest that (a) timely elected to opt out of the Third-Party Release by properly completing and returning an opt-out election form, or (b) timely objected to the Third-Party Release contained in the Plan, either through (i) a formal objection filed on the docket of the Chapter 11 Case or (ii) an informal objection provided to the Debtor by electronic mail, and such objection was not withdrawn on the docket of the Chapter 11 Case or via electronic mail, as applicable, before Confirmation of the Plan.

124. Governmental Units. Nothing in this Confirmation Order or the Plan discharges, releases, resolves, precludes, exculpates, or enjoins: (a) any liability to any Governmental Unit that is not a Claim; (b) any Claim of a Governmental Unit arising on or after the Confirmation Date; (c) any police or regulatory liability to a Governmental Unit to the extent of such entity’s liability under non-bankruptcy law on account of its status as the owner or operator of property after the Confirmation Date; or (d) any liability to a Governmental Unit on the part of any Person other than the Debtor or Reorganized Debtor. For the avoidance of doubt, the foregoing shall not limit the scope of discharge of all Claims and Interests arising prior to the Effective Date under sections 524 and 1141 of the Bankruptcy Code, or limit the Debtor’s or Reorganized Debtor’s rights under section 525 of the Bankruptcy Code. Nothing in this Confirmation Order or the Plan shall affect any setoff or recoupment rights of any Governmental Unit.

125. Notice of Confirmation and Effective Date. The Debtor shall serve notice of the entry of this Confirmation Order, substantially in the form attached hereto as Exhibit B (the “Confirmation Order Notice”) in accordance with Bankruptcy Rules 2002 and 3020(c), on all known holders of Claims and Interests and the Bankruptcy Rule 2002 service list within three Business Days after the date of the entry of this Confirmation Order. On, or as soon as reasonably practicable after, the Effective Date, the Reorganized Debtor shall file with the Court a notice of the occurrence of the Effective Date. Notwithstanding the above, no notice of the Confirmation or Effective Date or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtor mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtor has been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The above referenced notices are adequate under the circumstances of this Chapter 11 Case and no other or further notice is necessary.

126. Effect of Non-Consummation. If consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor, or any other Person, or (iii) constitute an admission of any sort by the Debtor, or any other Person. If the Effective Date shall not have occurred by March 3, 2023 (which date may be extended with the sole consent of Newco in accordance with that certain Subscription Agent Agreement, dated as of February 9, 2023, by and among the Debtor, Newco, and Kroll Restructuring Administration LLC (the “Subscription Agent Agreement”)), all funds in the Subscription Account (as defined in the Subscription Agent Agreement)3 shall be promptly returned to the parties funding such amounts in accordance with the terms of the Subscription Agent Agreement.

127. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

128. Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court.

[3]

Pursuant to the terms of the Subscription Agent Agreement, the Subscription Account was established for the purpose of receiving and distributing Private Placement proceeds in accordance with and pursuant to the Plan.

129. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

130. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

131. Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, then the terms of this Confirmation Order govern and control. If there is any conflict between the terms of the Plan or the terms of this Confirmation Order, on the one hand, and the terms of any of the transaction documents (including the Transaction Support Agreement, Business and Asset Transfer Agreement, Master Transaction Agreement, and Merger Implementation Agreement), on the other, then the terms of the transaction documents (including the Transaction Support Agreement, Business and Asset Transfer Agreement, Master Transaction Agreement, and Merger Implementation Agreement), govern and control.

132. Reservation of Rights. The filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor with respect to the Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtor, the Bridge Noteholders, the Senior Secured Noteholders, the Convertible Noteholders, or any other Person with respect to Claims against and Interests in the Debtor.

133. Final Order. The provisions of Federal Rule of Civil Procedure 62, as applicable pursuant to Bankruptcy Rule 7062, and Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. The period in which an appeal with respect to this Confirmation Order must be filed shall commence immediately upon the entry of this Confirmation Order.

134. The Finance Co Notes. All of the financing instruments and other agreements to be issued by Finance Co pursuant to the Plan, including the Finance Co Notes have been negotiated in good faith and at arm’s length, are fair and reasonable, and are hereby approved. The Finance Co Notes shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable against each of the parties thereto and in accordance with their terms.

135. The obligations, guarantees, mortgages, pledges, liens, other security interests, and claims granted pursuant to or in connection with the Finance Co Notes (a) are valid, binding, authorized, perfected, and enforceable on the collateral as set forth in the documents governing such financing, with the priority set forth in such documents, and the lenders under such financing are hereby authorized to make any and all filings and recordings necessary or desirable in connection with such liens and security interests, (b) granted in good faith, for good and valuable consideration, and for legitimate business purposes, and (c) shall not be deemed to constitute a fraudulent conveyance, and may not be avoided, in each case, under the Bankruptcy Code, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, the Uniform Voidable Transactions Act, and any other applicable laws.

136. As evidenced by this Confirmation Order, as of the Effective Date, the agents and lenders under the Finance Co Notes shall have valid, binding, fully and automatically perfected, and enforceable Liens on, and security interests in, all collateral specified in the Finance Co Notes. Notwithstanding the foregoing, Finance Co and the agents and lenders under the Finance Co Notes are each hereby authorized to execute, file, or record (as each, in its sole discretion, deems necessary), such financing statements, mortgages, notices of lien, and other similar documents to enable such parties to further validate, perfect, preserve, and enforce such Liens and security interests granted in connection with the Finance Co Notes Indenture, perfect in accordance with applicable law, or to otherwise evidence such Liens and security interests, as applicable, and all such financing statements, mortgages, notices, and other documents shall be deemed to have been filed or recorded as of the Effective Date. Finance Co is hereby authorized and directed to execute and deliver promptly upon demand to the agents and lenders under the Finance Co Notes, all such financing statements, mortgages, notices, and other documents as such agents and lenders may reasonably request.

137. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, this Chapter 11 Case, including the matters set forth in Section 11.1 of the Plan and section 1142 of the Bankruptcy Code.

138. Conditions to Confirmation Pursuant to Plan. Confirmation and consummation of the Plan is subject to the terms and conditions set forth in Article IX of the Plan, including, without limitation, conditions to the Effective Date, all of which is incorporated herein by reference.

Dated: February 15, 2023
Houston, Texas

/s/ David R. Jones
THE HONORABLE DAVID R. JONES
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

Solicitation Version

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
QUOTIENT LIMITED,[1]	)	Case No. 23-90003 (DRJ)
)
Debtor.	)
)

PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF QUOTIENT LIMITED

[1]

The Debtor is a public no par value limited liability company incorporated in Jersey, Channel Islands, with registered number 109886. The Debtor’s registered address is Quotient Limited, 28 Esplanade, St Helier, JE2 3QA, Jersey, Channel Islands.

PAUL HASTINGS LLP

James T. Grogan III (TX Bar No. 24027354)

600 Travis Street, 58th Floor

Houston, Texas 77002

Telephone: (713) 860-7300

Facsimile: (713) 353-3100

Email: jamesgrogan@paulhastings.com

-and-

Matt Murphy (pro hac vice admission pending)

Matthew Micheli (pro hac vice admission pending)

Michael Jones (pro hac vice admission pending)

71 South Wacker Drive, Suite 4500

Chicago, Illinois 60606

Telephone: (312) 499-6000

Facsimile: (312) 499-6100

Email: mattmurphy@paulhastings.com

  mattmicheli@paulhastings.com

  michaeljones@paulhastings.com

-and-

Jayme Goldstein (pro hac vice admission pending)

Christopher Guhin (pro hac vice admission pending)

200 Park Avenue

New York, New York 10166

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

Email: jaymegoldstein@paulhastings.com

  chrisguhin@paulhastings.com

Proposed Counsel to the Debtor and Debtor in Possession

1

ARTICLE VI : TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND INSURANCE POLICIES		28

6.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases	28
6.2.	Cure Obligations	28
6.3.	Insurance Policies and Agreements	29
6.4.	Existing Compensation and Benefit Plans	29
6.5.	Postpetition Contracts and Leases	29
6.6.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	29
6.7.	Nonoccurrence of Effective Date	30

ARTICLE VII : PROVISIONS GOVERNING DISTRIBUTIONS		30

7.1.	Timing and Calculation of Amounts to Be Distributed	30
7.2.	Special Rules for Distributions to Holders of Disputed Claims	30
7.3.	Means of Cash Payment	30
7.4.	Minimum; De Minimis Distributions	30
7.5.	Withholding and Reporting Requirements	31
7.6.	Compliance Matters	31
7.7.	Setoff and Recoupment	31
7.8.	Reinstated Claims	31
7.9.	Undeliverable or Non-Negotiated Distributions and Unclaimed Property	31
7.10.	Claims Paid by Third Parties	32
7.11.	Applicability of Insurance Policies	32
7.12.	Allocations	32

ARTICLE VIII : PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		32

8.1.	Disputed Claims Process	32
8.2.	Allowance of Claims	33
8.3.	Claims Administration Responsibilities	33
8.4.	Disallowance of Claims	33

ARTICLE IX : CONFIRMATION AND CONSUMMATION OF THE PLAN		33

9.1.	Conditions to Effective Date	33
9.2.	Waiver of Conditions	34
9.3.	Vacatur of Confirmation Order	34
9.4.	Notice of Effective Date	34

ARTICLE X : EFFECT OF PLAN CONFIRMATION		34

10.1.	Binding Effect	34
10.2.	Discharge	34
10.3.	Release of Liens	36
10.4.	Releases by the Debtor	36
10.5.	Releases by Holders of Claims and Interests	37
10.6.	Exculpation	38
10.7.	Injunctions Related to Exculpation and Releases	38

2

10.8.	Survival of Indemnification and Exculpation Obligations	40
10.9.	Term of Bankruptcy Injunction or Stays	40
10.10.	Liability to Governmental Units	40

ARTICLE XI : RETENTION OF JURISDICTION		41

11.1.	Retention of Jurisdiction	41

ARTICLE XII : MISCELLANEOUS PROVISIONS		43

12.1.	Effectuating Documents and Further Transactions	43
12.2.	Exemption from Transfer Taxes	43
12.3.	Payment of Statutory Fees	43
12.4.	Amendment or Modification of this Plan	43
12.5.	Severability of Plan Provisions	44
12.6.	Closing of Chapter 11 Case; Caption Change	44
12.7.	Successors and Assigns	44
12.8.	Non-Consummation	44
12.9.	Notice to Debtor or Reorganized Debtor	45
12.10.	Governing Law	46
12.11.	Tax Reporting and Compliance	47
12.12.	Exhibits	47
12.13.	Filing of Additional Documents	47
12.14.	Plan Documents	47
12.15.	Immediate Binding Effect	47
12.16.	Reservation of Rights	47

3

APPENDIX

Appendix I             Transaction Support Agreement

4

INTRODUCTION

Quotient Limited (the “Debtor”) proposes the following chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code for the resolution of the outstanding Claims and Interests. Capitalized terms used but not defined in this paragraph have the meanings assigned to them in Article I. The classification and treatment of Claims and Interests are set forth in Articles II and III. The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the accompanying Disclosure Statement for a discussion of the Debtor’s history, business, properties, operations, projections for those operations, risk factors, a summary and analysis of the Plan, and related matters.

ARTICLE I::

DEFINED TERMS AND RULES OF INTERPRETATION

B. Defined Terms. As used in this Plan, capitalized terms shall have the meanings set forth in this Article I. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1. Additional Quotient Limited Common Equity means the additional Interests in the Debtor to be issued on the Effective Date pursuant to the terms of the Quotient Limited Articles of Incorporation, this Plan, and the Implementation Plan.

1.2. Administrative Expense Claim means a Claim against the Debtor for costs and expenses of administration of the Chapter 11 Case arising after the Petition Date and on or prior to the Effective Date under sections 327, 328, 330, 365, 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses of preserving the Estate and operating the Debtor’s business on or after the Petition Date until and including the Effective Date and Claims of Governmental Units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) any Professional Fee Claim, to the extent Allowed by Final Order under sections 328, 330, 331 or 503 of the Bankruptcy Code; (c) with the exception of section 507(b) Claims, any indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case; (d) any Cure Claim Amount; or (e) any Quarterly Fees.

1.3. Affiliate has the meaning assigned to such term in section 101(2) of the Bankruptcy Code.

1.4. Agreed Equity Value means a total equity value of Newco on the Effective Date in the amount of $50 million.

1.5. Allowed with respect to a Claim or Interest, except as otherwise provided herein: (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection

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has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Interest as to which the liability of the Debtor and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed Allowed by this Plan.

1.6. Avoidance Actions means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtor arising under chapter 5 of the Bankruptcy Code, including sections 502(d), 510, 542, 544, 545, 547, 548, 549, 550, 551, 552, and 553(b) of the Bankruptcy Code, and under similar or related state or federal statutes or common law, including fraudulent transfer and conveyance laws, in each case whether or not litigation to prosecute such Claim(s) and Cause(s) of Action were commenced prior to the Effective Date.

1.7. Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as amended from time to time and as applicable to the Chapter 11 Case.

1.8. Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or any other court having competent jurisdiction over the Chapter 11 Case.

1.9. Bankruptcy Rules means, collectively: (a) the Federal Rules of Bankruptcy Procedure promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code; (b) the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Case or any proceedings therein; and (c) the local rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Case.

1.10. Bridge Noteholder means each beneficial owner of Bridge Notes (including, to the extent its Bridge Notes are assigned to one of its Related Funds, any such Related Fund).

1.11. Bridge Notes means the senior secured notes issued by the Debtor in aggregate principal amount of $10,000,000 pursuant to the Ninth Supplemental Indenture, dated as of December 15, 2022, amending and supplementing the Senior Secured Notes Indenture.

1.12. Bridge Notes Claim means any Claim arising under or related to the Bridge Notes.

1.13. Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.14. Cash means (i) legal tender of the United States of America, (ii) Swiss Francs (CHF), (iii) Great British pounds (GBP), or (iv) Euros (EUR).

1.15. Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedy, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable

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directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state law or foreign law, including, without limitation, any fraudulent transfer or similar claims.

1.16. Chapter 11 Case means the voluntary case under Chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court on the Petition Date.

1.17. Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.18. Claims Register means the official register of Claims maintained by the Solicitation Agent.

1.19. Class means each category of Holders of Claims or Interests established under Article III of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.20. Combined Hearing means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (b) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.21. Committee means any statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

1.22. Commission means the U.S. Securities and Exchange Commission.

1.23. Confirmation means the entry of the Confirmation Order by the Bankruptcy Court.

1.24. Confirmation Date means the date on which Confirmation occurs.

1.25. Confirmation Order means the order of the Bankruptcy Court (a) approving the Disclosure Statement and (b) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Debtor and the Requisite Consenting Holders and otherwise consistent with the terms and conditions of the Transaction Support Agreement.

1.26. Convertible Noteholder means each noteholder under the Convertible Notes Indenture (including, to the extent its Convertible Notes are assigned to one of its Related Funds, any such Related Fund).

1.27. Convertible Notes means the convertible notes issued by the Debtor pursuant to the Convertible Notes Indenture.

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1.28. Convertible Notes Claim means any Claim arising under or related to the Convertible Notes Indenture.

1.29. Convertible Notes Indenture means that certain Indenture, dated as of May 26, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time) by and among the Debtor, the Guarantors party thereto, and the Convertible Notes Trustee.

1.30. Convertible Noteholder Private Placement has the meaning set forth in the Transaction Term Sheet.

1.31. Convertible Notes Trustee means Wilmington Savings Fund Society, FSB, as trustee under the Convertible Notes Indenture.

1.32. Cure Claim Amount has the meaning set forth in Section 6.2.1 of the Plan.

1.33. Debtor Release means the releases set forth in Section 10.4 of the Plan.

1.34. Debtor means Quotient Limited, a limited company incorporated in Jersey, Channel Islands.

1.35. Definitive Documentation means collectively the documents and agreements necessary to implement, or entered into in connection with, this Plan (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in this Plan (as amended, modified, or supplemented from time to time), including: (a) the Plan; (b) the Plan Supplement; (c) the Disclosure Statement and the other solicitation materials in respect of the Plan; (d) the Confirmation Order and pleadings in support of entry of the Confirmation Order; (e) all “Definitive Documents” as defined in the Transaction Support Agreement; (f) all management or consulting agreements of the Reorganized Debtor; and (g) such other documents, pleadings, agreements or supplements as may be reasonably necessary or advisable to implement this Plan and the Transaction Support Agreement.

1.36. Disbursing Agent means the Reorganized Debtor or any Entity designated by the Debtor or Reorganized Debtor, as applicable, to make or facilitate distributions that are to be made on and after the Effective Date. Distributions on account of Allowed Bridge Notes Claims, Allowed Senior Secured Notes Claims and Allowed Convertible Notes Claims shall be made directly to Bridge Noteholders, Senior Secured Noteholders and Convertible Noteholders.

1.37. Disclosure Statement means the Disclosure Statement for the Prepackaged Chapter 11 Plan of Reorganization for Quotient Limited, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, in a manner acceptable to the Debtor and Requisite Consenting Holders, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

1.38. Disputed means any Claim, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

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1.39. DTC means the Depository Trust Company.

1.40. Effective Date means, and shall occur on, the Business Day on which each of the conditions precedent to the occurrence of the Effective Date set forth in Article IX of this Plan has been satisfied or waived in accordance with the terms thereof. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter with the consent of the Debtor and the Requisite Consenting Holders.

1.41. Employment Agreement has the meaning set forth in Section 6.4. of the Plan.

1.42. Entity means an entity as defined in section 101(15) of the Bankruptcy Code.

1.43. Estate means the estate of the Debtor created in the Chapter 11 Case under section 541 of the Bankruptcy Code.

1.44. Exchange Act means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

1.45. Exculpated Parties means each of the following in their capacity as such and, in each case, to the maximum extent permitted by law: (a) the Debtor; and (b) to the extent a Committee is appointed in the Chapter 11 Case, the Committee and each of its members.

1.46. Exculpation means the exculpation provision set forth in Article 10.6 hereof.

1.47. Executory Contracts means a contract to which the Debtor is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.48. Existing Subsidiaries means the following direct and indirect wholly owned non-Debtor subsidiaries of the Debtor: (a) Quotient Suisse S.A.; (b) QBD (QS IP) Ltd.; (c) Alba Bioscience Ltd.; (d) Quotient Biodiagnostics Inc.; (e) Quotient Biocampus Ltd.; (f) Quotient Iberia S.L.U.; (g) Quotient Middle-East and Africa FZ-LLC; and (h) Quotient Netherlands BV.

1.49. Existing Subsidiary Interests means the Interests in the Existing Subsidiaries.

1.50. Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Case (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not solely cause such order not to be a Final Order.

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1.51. Finance Co means an entity formed prior to or on the Effective Date that will (a) be wholly owned by Newco; (b) be the direct parent of the Reorganized Debtor and the Existing Subsidiaries; and (c) be the issuer of the Finance Co Notes.

1.52. Finance Co Bridge Notes means the new senior secured notes or new senior secured term loans issued by Finance Co in the aggregate amount of $10,000,000.00 on the terms and conditions set forth in the Transaction Term Sheet.

1.53. Finance Co SSN Notes means the new senior secured notes or new senior secured term loans issued by Finance Co in the aggregate amount of $109,523,333.60 on the terms and conditions set forth in the Transaction Term Sheet.

1.54. Finance Co Notes means the Finance Co Bridge Notes and the Finance Co SSN Notes.

1.55. Finance Co Notes Documents means the documents governing the Finance Co Notes, including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall, to the extent applicable, contain terms consistent with the Transaction Support Agreement.

1.56. General Unsecured Claims means Claims that are not (a) Administrative Expense Claims, (b) Professional Fee Claims, (c) Priority Tax Claims, (d) Bridge Notes Claims, (e) Senior Secured Notes Claims; (f) Convertible Notes Claims, (g) Other Priority Claims, and (h) Other Secured Claims.

1.57. Governmental Unit has the meaning provided in section 101(27) of the Bankruptcy Code.

1.58. GP means Quotient Holdings GP, LLC, which serves as the general partner of Newco.

1.59. GP Membership Interests means the new membership interests in GP to be issued on the Effective Date pursuant to the terms of the Plan, Transaction Support Agreement and the New Organizational Documents of GP.

1.60. Guarantors has the meaning set forth in the Transaction Support Agreement.

1.61. Holder means an Entity holding a Claim or Interest.

1.62. Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

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1.63. Implementation Plan means the Implementation Steps Memo attached as Exhibit B to the Transaction Support Agreement, as the same may be amended from time to time in accordance with the terms of the Transaction Support Agreement.

1.64. Indemnification Provisions means, collectively, each of the provisions in existence as of the Effective Date (whether in corporate charters, by-laws, limited liability company agreements, other organizational documents, board resolutions, employment contracts or otherwise) whereby the Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

1.65. Indemnified Parties means each of the Debtor’s respective current and former directors, officers, managers, agents, and employees in their respective capacities as such.

1.66. Initial Consenting Convertible Noteholders has the meaning set forth in the Transaction Support Agreement.

1.67. Initial Consenting Secured Noteholders has the meaning set forth in the Transaction Support Agreement.

1.68. Insider has the meaning provided in section 101(31) of the Bankruptcy Code.

1.69. Interest means any equity security within the meaning of section 101(16) of the Bankruptcy Code, including any issued and outstanding common stock, preferred stock, limited liability company interest, partnership interest, or any other instrument evidencing an ownership interest in the Debtor prior to the Effective Date (including prior to the Petition Date), whether or not transferable, and any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, rights of conversion, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common or preferred interests of the Debtor, obligating the Debtor to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, and any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of the Debtor.

1.70. Lien means, with respect to any interest in property, any mortgage, “lien” as defined in section 101(37) of the Bankruptcy Code, pledge, charge, security interest, easement, or encumbrance of any kind whatsoever affecting such interest in property.

1.71. Management Incentive Plan has the meaning set forth in the Transaction Term Sheet.

1.72. Merger Co means a limited company incorporated in Jersey, Channel Islands, which will be owned by Finance Co.

1.73. Merger Date has the meaning set forth in the Transaction Term Sheet.

1.74. New Board means the board of directors for each of the Reorganized Debtor, GP, Newco, Finance Co, and Merger Co, appointed as of the Effective Date.

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1.75. New Organizational Documents means the new bylaws, certificates of incorporation, certificates of formation, limited liability company agreements, operating agreements, certificates of limited partnership, agreements of limited partnership, shareholder agreements, or such other organizational documents of the Reorganized Debtor upon the Effective Date, consistent with the provisions of the Transaction Support Agreement.

1.76. Newco means the Delaware limited partnership formed prior to or on the Effective Date that will be (a) owned by the Senior Secured Noteholders and Convertible Noteholders, in accordance with the terms of the Implementation Plan, (b) managed by the GP; (c) the direct parent of Finance Co; (d) the issuer of the Newco Partnership Interests; and (e) the indirect parent of the Reorganized Debtor and the Existing Subsidiaries.

1.77. Newco Partnership Interest means the new partnership interests in Newco to be issued on the Effective Date pursuant to the terms of the Plan, Transaction Support Agreement and the New Organizational Documents of Newco, which, from and after the Effective Date, shall be coupled with a corresponding equivalent proportional amount of GP Membership Interests.

1.78. Notes Documents means, collectively, (a) the Senior Secured Notes Indenture, (b) the Convertible Notes Indenture, and (c) all other documents entered into pursuant to or in connection with the foregoing documents in clauses (a) and (b) of this definition, including, without limitation, any applicable guarantee and collateral documents.

1.79. Notes Trustees means the Senior Secured Notes Trustee and the Convertible Notes Trustee.

1.80. Other Priority Claim means an Allowed Claim under section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or Priority Tax Claim.

1.81. Other Secured Claim means any Claim, other than the Senior Secured Notes Claims and the Bridge Notes Claims, secured by a Lien on collateral in which the Estate has an interest, to the extent of the value of such collateral (a) as agreed to by the Holder of such Claim and the Debtor or (b) as determined pursuant to a Final Order of the Bankruptcy Court in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

1.82. Person or person means a person as defined in section 101(41) of the Bankruptcy Code.

1.83. Petition Date means January 10, 2023, the date on which the Debtor commenced the Chapter 11 Case.

1.84. Plan means this Chapter 11 plan of reorganization, including all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

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1.85. Plan Supplement means the compilation of documents and forms of documents, agreements, schedules, and exhibits to this Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, subject to the consent rights set forth in the Transaction Support Agreement, and in accordance with the Bankruptcy Code and Bankruptcy Rules), including the following, as applicable: (a) the Schedule of Retained Causes of Action; (b) the List of Executory Contracts and Unexpired Leases to be rejected at the Combined Hearing; and (c) any additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

1.86. Priority Tax Claim means any Claim of a Governmental Unit of the kind against the Debtor entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.87. Private Placements means the Senior Secured Noteholder Private Placement and the Convertible Noteholder Private Placement.

1.88. Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

1.89. Professional means any Person retained by the Debtor or a statutory committee, if any, pursuant to a Final Order of the Bankruptcy Court entered pursuant to sections 327, 328, or 1103 of the Bankruptcy Code.

1.90. Professional Fee Claim means any Claim of a Professional for allowance of compensation and/or reimbursement of costs and expenses incurred in the Chapter 11 Case on or before the Effective Date.

1.91. Professional Fees Escrow Account means the account established pursuant to Section 2.2(b) of the Plan.

1.92. Proof of Claim means a proof of Claim Filed against the Debtor in the Chapter 11 Case.

1.93. Quarterly Fees has the meaning given to such term in Section 12.3 of the Plan.

1.94. Quotient Limited Articles of Incorporation means the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents) of the Debtor.

1.95. Reinstate, Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than the Debtor or an insider of the Debtor) for any actual pecuniary loss incurred by such Holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder thereof.

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1.96. Related Fund has the meaning set forth in the Transaction Support Agreement.

1.97. Related Parties means, with respect to an entity, such entity and its current and former affiliates, and such entities’ and their current and former affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, participants, successors, and assigns, subsidiaries, affiliates, managed accounts or funds, and each of their respective current and former equity holders, officers, directors, managers, principals, shareholders, members, management companies, fund advisors, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

1.98. Release Opt-Out Parties means all Holders of Claims and Interests that opted out of this Plan’s third-party releases by properly completing and returning an opt-out election form pursuant to the Solicitation Procedures Order.

1.99. Released Parties means, collectively, in each case in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) the Bridge Noteholders; (d) the Senior Secured Noteholders; (e) the Senior Secured Notes Trustee; (f) the Convertible Noteholders; (g) the Convertible Notes Trustee; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entity’s Related Parties; provided that an entity shall not be a Released Party if it (x) elects to opt out of the Third-Party Release contained in the Plan or (y) timely objects to the Third-Party Release contained in the Plan, either through (i) a formal objection filed on the docket of the Chapter 11 Case or (ii) an informal objection provided to the Debtor by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Case or via electronic mail, as applicable, before Confirmation of the Plan.

1.100. Releasing Parties means, collectively, in each case in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) the Bridge Noteholders; (d) the Senior Secured Noteholders; (e) the Senior Secured Notes Trustee; (f) the Convertible Noteholders; (g) the Convertible Notes Trustee; (h) all Holders of Interests; (i) all Holders of Claims; and (j) with respect to each of the foregoing entities in clauses (a) through (h), such entity’s Related Parties; provided that an entity shall not be a Releasing Party if it (x) elects to opt out of the Third-Party Release contained in the Plan or (y) timely objects to the Third-Party Release contained in the Plan, either through (i) a formal objection filed on the docket of the Chapter 11 Case or (ii) an informal objection provided to the Debtor by electronic mail, and such objection is not withdrawn on the docket of the Chapter 11 Case or via electronic mail, as applicable, before Confirmation of the Plan.

1.101. Reorganized Debtor means the Debtor and any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions implementing this Plan.

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1.102. Requisite Consenting Holders has the meaning set forth in the Transaction Support Agreement.

1.103. Restructuring Expenses means the reasonable and documented out-of-pocket fees, costs and expenses of Ropes & Gray LLP, and its local counsel, as well as any other reasonable and documented out-of-pocket fees, costs and expenses incurred by the Debtor, the Senior Secured Notes Trustee, and the Convertible Notes Trustee.

1.104. Retained Debt means $1,000,000 of Senior Secured Notes, which, after the occurrence of the Effective Date, shall be: (a) unsecured; (b) certificated; and (c) held by Finance Co pursuant to the transactions contemplated by the Implementation Plan.

1.105. Schedule of Retained Causes of Action means the schedule of Causes of Action that shall vest in the Reorganized Debtor on the Effective Date, which will be contained in the Plan Supplement.

1.106. Section 510(b) Claim means a Claim that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including, without limitation, a Claim arising from the rescission or purchase of a sale or security of the Debtor or an Affiliate of the Debtor, for damages arising from the purchase or sale of such security or for reimbursement or contribution on account of such Claim pursuant to section 502 of the Bankruptcy Code.

1.107. Senior Secured Noteholder Private Placement has the meaning set forth in the Transaction Term Sheet.

1.108. Securities Act means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

1.109. Senior Secured Noteholder means each beneficial owner of Senior Secured Notes (including, to the extent its Senior Secured Notes are assigned to one of its Related Funds, any such Related Fund).

1.110. Senior Secured Notes means all senior secured notes (other than Bridge Notes) issued by the Debtor pursuant to the Senior Secured Notes Indenture.

1.111. Senior Secured Notes Claim means any Claim (other than a Bridge Notes Claim) arising under or related to the Senior Secured Notes Indenture.

1.112. Senior Secured Notes Indenture means that certain Indenture, dated as of October 14, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time) by and among the Debtor, the Guarantors party thereto, and Senior Secured Notes Trustee.

1.113. Senior Secured Notes Trustee means U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee under the Senior Secured Notes Indenture.

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1.114. Solicitation Agent means Kroll Restructuring Administration LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtor.

1.115. Solicitation Procedures Order means an order of the Bankruptcy Court Order (I) Scheduling Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing the Plan and Disclosure Statement Objection Deadline and Related Procedures, (III) Approving Prepetition Solicitation Procedures, (IV) Approving the Form and Manner of Notice, (V) Conditionally Waiving the Requirements that the U.S. Trustee Convene a Meeting of Creditors and the Debtor Files Schedules, Statements, and Rule 2015.3 Financial Reports, and (VI) Granting Related Relief.

1.116. Third-Party Release means the releases set forth in Section 10.5 of the Plan.

1.117. Transaction Support Agreement means that transaction support agreement dated as of December 5, 2022, attached hereto as Appendix I, among the Debtor, the Guarantors, the Initial Consenting Secured Noteholders and Initial Consenting Convertible Noteholders, including the Transaction Term Sheet and Implementation Plan attached thereto, as the same may be amended from time to time in accordance with its terms.

1.118. Transaction Term Sheet means Exhibit A to the Transaction Support Agreement, as the same may be amended from time to time in accordance with the terms of the Transaction Support Agreement.

1.119. U.S. Trustee means the Office of the United States Trustee for the Southern District of Texas.

1.120. Unexpired Lease means a lease of nonresidential real property to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.121. Unimpaired means with respect to a Claim, a Claim that is not Impaired, including any Claim that is Reinstated.

B. Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule, or exhibit filed or to be filed means such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented in accordance with the Transaction Support Agreement and this Plan, in each case to the extent applicable; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections or Articles are references to Sections or Articles of this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of

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this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code (other than section 102(5) of the Bankruptcy Code) will apply; and (i) any reference to an Entity’s “subsidiaries” means its direct and indirect subsidiaries. In the event of any conflict between the terms of this Plan and the terms of any of the “Definitive Documents” (as defined in the Transaction Support Agreement), the terms of the “Definitive Documents” (as defined in the Transaction Support Agreement) shall control.

C. Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. In the event that any payment, distribution, act or deadline under this Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but if so made, performed or completed by such next succeeding Business Day shall be deemed to have been completed or to have occurred as of the required date.

D. Exhibits and Plan Supplement. All exhibits to this Plan, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein. Holders of Claims and Interests may obtain a copy of the Plan Supplement and the filed exhibits upon written request to the Debtor. Upon their filing, the Plan Supplement and the exhibits may be inspected (i) in the office of the Clerk of the Bankruptcy Court during normal business hours, (ii) at the Bankruptcy Court’s website at www.txs.uscourts.gov, or (iii) free of charge on the Debtor’s restructuring website at https://cases.ra.kroll.com/quotientlimited.

E. Deemed Acts. Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred by virtue of this Plan and/or Confirmation Order without any further act by any party.

ARTICLE II::

TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX

CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

2.1. Administrative Expense Claims.

Subject to the terms of the Confirmation Order, Holders of Allowed Administrative Expense Claims other than Professional Fee Claims or Priority Tax Claims shall be paid in full in cash in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than ten (10) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the

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Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtor or the Reorganized Debtor, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.2. Professional Fee Claims.

(a) Final Fee Applications.

All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503 and/or section 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Chapter 11 Case) shall file and serve final requests for payment of Professional Fee Claims no later than the first Business Day that is 45 days after the Effective Date. Objections to any Professional Fee Claim must be filed and served on the Reorganized Debtor and the applicable Professional within 21 days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections that are not consensually resolved may be set for hearing on 21 days’ notice by the Professional asserting such Professional Fee Claim. The Professional Fees Escrow Account shall in no way limit or act as a cap on Professional Fee Claims.

(b) Professional Fees Escrow Account.

On or before the date that is two Business Days after the Confirmation Date, the Debtor shall establish the Professional Fees Escrow Account with the Solicitation Agent. On the Effective Date, Newco or the Disbursing Agent shall fund the Professional Fees Escrow Account in an amount equal to all asserted Professional Fee Claims that are unfunded or unpaid, accounting for, and outstanding as of the Effective Date (including, for the avoidance of doubt, any reasonable estimates for unbilled amounts payable by the Reorganized Debtor); provided, however, that the amounts deposited in the Professional Fees Escrow Account do not represent a cap of any amounts to be paid to any Professional. Amounts held in the Professional Fees Escrow Account shall not constitute property of the Estate or of the Reorganized Debtor. No Liens, claims, or interests shall encumber the Professional Fees Escrow Account in any way. The Professional Fees Escrow Account may be an interest-bearing account. In the event there is a remaining balance in the Professional Fees Escrow Account following payment to all Holders of Professional Fee Claims under the Plan, any such amounts shall be returned to Newco or the Disbursing Agent.

2.3. Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtor either (a) Cash in an amount equal to such Allowed Priority Tax Claim on the date such claim becomes an Allowed Claim (or as soon thereafter as practical), (b) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, through equal annual installment payments in Cash, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim, over a period ending not later than five (5) years after the Petition Date, or (c) treatment in a manner not less

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favorable than the most favored non-priority unsecured Claim provided for by the Plan; provided, however, that Priority Tax Claims arising out of obligations incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

2.4. Post-Effective Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtor may, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to the implementation and consummation of the Plan incurred by the Reorganized Debtor following the Effective Date that are agreed to be paid by the Reorganized Debtor. Without in any way limiting the foregoing, the Reorganized Debtor will pay in Cash all reasonable and documented fees and expenses of the Senior Secured Note Trustee and Convertible Notes Trustee incurred after the Effective Date promptly upon request by the Senior Secured Note Trustee or the Convertible Notes Trustee. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE III::

CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

3.1. Summary of Classification and Treatment of Classified Claims and Interests.

3.1.1 General.

(a) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without limitation, voting, Confirmation and distributions pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

(b) Any Class of Claims or Interests that, as of the commencement of the Combined Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

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(c) Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including all Claims, causes of action and controversies arising prior to the Effective Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or Holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtor. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

3.1.2 Identification of Classes against the Debtor. The following chart assigns a number to each Class for purposes of identifying each separate Class:

CLASS	CLAIM OR INTEREST	STATUS	VOTING RIGHTS
1.	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2.	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3.	Bridge Notes Claims	Impaired	Entitled to Vote

4.	Senior Secured Notes Claims	Impaired	Entitled to Vote

5.	Convertible Notes Claims	Impaired	Entitled to Vote

6.	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

7.	Interests in the Debtor	Impaired	Not Entitled to Vote (Deemed to Reject)

8.	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

3.2. Treatment of Claims Against and Interests in the Debtor.

Each Holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtor and such Holder. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

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3.2.1 Class 1: Other Priority Claims.

(a) Classification: Class 1 consists of all Other Priority Claims.

(b) Treatment: Except to the extent that a Holder of an Other Priority Claim agrees to a less favorable classification or treatment, each Holder of an Allowed Other Priority Claim will receive, in the sole discretion of the Reorganized Debtor:

i.

payment in full in Cash as promptly as reasonably practicable on the later of (A) the Effective Date and (B) the date on which such Other Priority Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto; or

ii.	treatment of such Other Priority Claim in any other manner that renders the claim Unimpaired, including Reinstatement.

All Allowed Other Priority Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(c) Voting: Allowed Claims in Class 1 are Unimpaired. Each Holder of an Allowed Claim in Class 1 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.2 Class 2: Other Secured Claims.

(a) Classification: Class 2 consists of all Other Secured Claims.

(b) Treatment: Except to the extent that a Holder of an Other Secured Claim agrees to a less favorable classification or treatment, each Holder of an Other Secured Claim shall, in the sole discretion of the Reorganized Debtor, receive on the Effective Date (or as promptly thereafter as reasonably practicable) or in the ordinary course of the Reorganized Debtor’s business:

i.	payment in full in Cash, including the payment of any interest Allowed and payable under section 506(b) of the Bankruptcy Code;

ii.	delivery of the collateral securing such Allowed Other Secured Claim; or

iii.	treatment of such Allowed Other Secured Claim in any other manner that renders the Claim Unimpaired, including Reinstatement.

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(c) Voting: Allowed Claims in Class 2 are Unimpaired. Each Holder of an Allowed Claim in Class 2 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.3 Class 3: Bridge Notes Claims.

(a) Classification: Class 3 consists of all Bridge Notes Claims.

(b) Allowance: The Bridge Notes Claims shall be Allowed in the amount of at least $10,080,000, which is comprised of $10,000,000 on account of outstanding principal as of the Petition Date and at least $80,000 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, through the implementation of the transactions contemplated in the Transaction Support Agreement, each Holder of an Allowed Bridge Notes Claim shall receive, in full and final satisfaction of its Allowed Bridge Notes Claim, (i) its Pro Rata share of the Finance Co Bridge Notes and (ii) an amount of Cash equal to the documented fees and expenses of the Senior Secured Notes Trustee under the Senior Secured Notes Indenture outstanding as of the Effective Date, to the extent not previously paid as Restructuring Expenses.

(d) Voting: Claims in Class 3 are Impaired. Therefore, each Holder of an Allowed Claim in Class 3 shall be entitled to vote to accept or reject this Plan. Notwithstanding the filing of a Proof of Claim by the Senior Secured Notes Trustee in the Debtor’s bankruptcy case, the Bridge Noteholders – not the Senior Secured Notes Trustee – shall vote to accept or reject the Plan.

3.2.4 Class 4: Senior Secured Notes Claims.

(a) Classification: Class 4 consists of all Senior Secured Notes Claims.

(b) Allowance: The Senior Secured Notes Claims shall be Allowed in the amount of at least $140,737,483.68 which is comprised of $136,904,167 on account of outstanding principal as of the Petition Date and at least $3,833,316.68 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, through the implementation of the transactions contemplated in the Transaction Support Agreement, each Holder of an Allowed Senior Secured Notes Claim (other than the Holder of the Retained Debt, which will receive such Retained Debt pursuant to the transactions set forth in Section 3 of the Implementation Plan) shall receive, in full and final satisfaction of its Allowed Senior Secured Notes Claim, (i) its Pro Rata share (calculated excluding the Retained Debt) of the Finance Co SSN Notes; (ii) its right to purchase (pro rata based on such Senior Secured Noteholder’s percentage ownership of Senior Secured Notes (excluding the Retained Debt) or as otherwise mutually agreed among the Senior Secured Noteholders) the Newco Partnership Interests through the Senior Secured Noteholder Private Placement, together with its applicable share (based on its participation in the Senior Secured Noteholder Private Placement) of additional Newco Partnership Interests issuable in

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connection with the Senior Secured Noteholder Private Placement as described in the Transaction Support Agreement, which Newco Partnership Interests are subject to potential dilution by the Management Incentive Plan; and (iii) an amount of Cash equal to the documented fees and expenses of the Senior Secured Notes Trustee under the Senior Secured Notes Indenture outstanding as of the Effective Date, to the extent not previously paid as Restructuring Expenses. On the Merger Date, the Holder of the Retained Debt shall receive the treatment set forth in Section 4 of the Implementation Plan.

(d) Voting: Claims in Class 4 are Impaired. Therefore, each Holder of an Allowed Claim in Class 4 shall be entitled to vote to accept or reject this Plan. Notwithstanding the filing of a Proof of Claim by the Senior Secured Notes Trustee in the Debtor’s bankruptcy case, the Senior Secured Noteholders – not the Senior Secured Notes Trustee – shall vote to accept or reject the Plan.

3.2.5 Class 5: Convertible Notes Claims.

(a) Classification: Class 5 consists of all Convertible Notes Claims.

(b) Allowance: The Convertible Notes Claims shall be Allowed in the amount of at least $105,761,979.17, which is comprised of $105,000,000 on account of outstanding principal as of the Petition Date and at least $761,979.17 in respect of all accrued and unpaid interest as of the Petition Date.

(c) Treatment: On the Effective Date, through the implementation of the transactions contemplated in the Transaction Support Agreement, the Convertible Notes shall be extinguished for no value and each Holder of an Allowed Convertible Notes Claim shall receive, in full and final satisfaction of its Allowed Convertible Notes Claim, (i) its right to purchase (pro rata based on such Convertible Noteholder’s percentage ownership of Convertible Notes or as otherwise mutually agreed among the Convertible Noteholders) the Newco Partnership Interests through the Convertible Noteholder Private Placement; together with its applicable share (based on its participation in the Convertible Noteholder Private Placement) of additional Newco Partnership Interests issuable in connection with the Convertible Noteholder Private Placement as described in the Transaction Support Agreement, which Newco Partnership Interests are subject to potential dilution by the Management Incentive Plan; and (ii) an amount of Cash equal to the documented fees and expenses of the Convertible Notes Trustee under the Convertible Notes Indenture outstanding as of the Effective Date, to the extent not previously paid as Restructuring Expenses.

(d) Voting: Allowed Claims in Class 5 are Impaired. Therefore, each Holder of an Allowed Claim in Class 5 shall be entitled to vote to accept or reject this Plan. Notwithstanding the filing of a Proof of Claim by the Convertible Notes Trustee in the Debtor’s bankruptcy case, the Convertible Noteholders – not the Convertible Notes Trustee – shall vote to accept or reject the Plan.

3.2.6 Class 6: General Unsecured Claims.

(a) Classification: Class 6 consists of all General Unsecured Claims.

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(b) Treatment: The legal, equitable, and contractual rights of the Holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each Holder of an Allowed General Unsecured Claim shall, in the sole discretion of the Reorganized Debtor, receive on the Effective Date (or as promptly thereafter as reasonably practicable) or in the ordinary course of the Reorganized Debtor’s business:

i.	Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; or

ii.

payment in full in Cash on (A) the Effective Date, or (B) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c) Voting: Allowed Claims in Class 6 are Unimpaired. Each Holder of an Allowed Claim in Class 6 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.7 Class 7: Interests in the Debtor.

(a) Classification: Class 7 consists of all Interests in the Debtor.

(b) Treatment: On the Merger Date, all Interests in the Debtor shall be cancelled and released and the Holders thereof shall not receive or retain any property under this Plan on account of such Interests.

(c) Voting: Allowed Claims in Class 7 are Impaired. Each Holder of an Allowed Claim in Class 7 shall be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.8 Class 8: Section 510(b) Claims.

(a) Classification: Class 8 consists of all Section 510(b) Claims.

(b) Treatment: On the Effective Date, all Section 510(b) Claims shall be discharged and extinguished and the Holders thereof shall not receive or retain any property under this Plan on account of such Section 510(b) Claims.

(c) Voting: Claims in Class 8 are Impaired. Each Holder of an Allowed Interest in Class 8 shall be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

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ARTICLE IV::

ACCEPTANCE OR REJECTION OF THE PLAN

4.1. Impaired Classes of Claims Entitled to Vote on this Plan. Claims in Class 3 (Bridge Notes Claims), Claims in Class 4 (Senior Secured Notes Claims) and Claims in Class 5 (Convertible Notes Claims) are Impaired, and the Holders of such Claims are entitled to vote to accept or reject this Plan.

4.2. Acceptance by an Impaired Class of Claims. Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class shall have accepted the Plan if, after excluding any Claims held by any Holder whose Claims have been designated pursuant to section 1126(e) of the Bankruptcy Code, (a) the holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept such Plan and (b) more than one-half in number of such Allowed Claims actually voting in such Class have voted to accept the Plan.

4.3. Presumed Acceptance by Unimpaired Classes. Class 1 (Other Priority Claims), Class 2 (Other Secured Claims) and Class 6 (General Unsecured Claims) are Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders in such Classes are conclusively presumed to have accepted this Plan and therefore shall not be entitled to vote to accept or reject this Plan.

4.4. Presumed Rejection by Certain Impaired Classes. Class 7 (Interests in the Debtor) and Class 8 (Section 510(b) Claims) are Impaired by this Plan. Holders in such Classes will not receive or retain any property under this Plan on account of their Interests and Claims. Pursuant to section 1126(g) of the Bankruptcy Code, such Holders are conclusively presumed to have rejected this Plan and therefore shall not be entitled to vote to accept or reject this Plan.

4.5. Reservation of Rights. The Debtor reserves the right, subject to the terms of the Transaction Support Agreement, to amend, modify, or supplement this Plan for any reason.

ARTICLE V::

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1. Restructuring Transactions. On the Effective Date, the Debtor, Newco, GP, Finance Co and Merger Co shall enter into the Consensual Transaction described in Section 3 of the Implementation Plan attached to the Transaction Support Agreement as Exhibit B. On the later of the Effective Date and the Merger Date, the Debtor and Merger Co will enter into a merger agreement under which the Debtor will merge with Merger Co, and following the merger, the Debtor will be the surviving and successor entity. The actions to implement this Plan and the Implementation Plan may include, in accordance with the consent rights in the Transaction Support Agreement: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Transaction Support Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms

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consistent with the terms of the Plan and the Transaction Support Agreement and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (d) the execution and delivery of contracts or agreements, including, without limitation, transition services agreements, employment agreements, or such other agreements as may be deemed reasonably necessary to effectuate the Plan in accordance with the Transaction Support Agreement; and (e) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

5.2. Operations between the Confirmation Date and Effective Date. During the period from the Confirmation Date through and until the Effective Date, the Debtor may continue to operate its business as Debtor in possession in the ordinary course in a manner consistent with its obligations under, and the transactions contemplated by, the Plan, the Transaction Support Agreement and the Definitive Documentation, subject to all applicable orders of the Bankruptcy Court and the provisions of the Bankruptcy Code.

5.3. Operations between the Effective Date and Merger Date. During the period from the Effective Date through and until the Merger Date, the Reorganized Debtor shall continue to operate its business for the sole purpose of engaging in activities related to effectuating a merger, as contemplated in the Transaction Support Agreement, and preserving its assets.

5.4. Sources of Cash Consideration for Plan Distributions. The Disbursing Agent shall fund distributions and satisfy applicable Allowed Claims under the Plan with Cash on hand and the proceeds from the Private Placements.

5.5. Additional Quotient Limited Common Equity and Newco Partnership Interests. On the Effective Date, (a) the Senior Secured Noteholders and the Convertible Noteholders shall receive Newco Partnership Interests, (b) Merger Co and Finance Co shall receive Additional Quotient Limited Common Equity, each as described in the Implementation Plan.

5.6. Section 1145 Exemption.

(a) The offering, issuance of, and the distribution under the Plan of the Finance Co Notes, Additional Quotient Limited Common Equity and the Newco Partnership Interests shall be exempt, without further act or actions by any Entity, from registration under the Securities Act, and all rules and regulations promulgated thereunder, and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code or, if section 1145 of the Bankruptcy Code is not applicable, pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. To the extent section 1145 of the Bankruptcy Code is available, the Finance Co Notes, Additional Quotient Limited Common Equity and the Newco Partnership Interests may be resold without registration under the Securities Act or other federal securities laws by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with, or the limitations of, any rules and regulations of the Commission, if any, applicable at the time of any future transfer of such securities, (iii) the restrictions, if any, on the transferability of such securities under the terms of the Finance Co Notes Documents, or the New Organizational Documents, as applicable, and (iv) applicable regulatory approval. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

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(b) Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the initial sale and delivery by the issuer thereof to the Holders of Finance Co Notes, Additional Quotient Limited Common Equity and the Newco Partnership Interests is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. The Confirmation Order shall provide that DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the Finance Co Notes, Additional Quotient Limited Common Equity and the Newco Partnership Interests is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

5.7. Finance Co Notes. On the Effective Date, the Reorganized Debtor, Newco, and Finance Co shall be authorized to execute and deliver, and to consummate the transactions contemplated by the Finance Co Notes Documents as set forth in the Implementation Plan, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Finance Co Notes Documents). On the Effective Date, the Finance Co Notes Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of Finance Co, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or consummation of this Plan.

5.8. Corporate Governance, Directors, Officers, and Corporate Action.

5.8.1 Certificates of Incorporation; Operating Agreements. On the Effective Date, the New Organizational Documents for GP, Newco, Merger Co and Finance Co and all certificates of incorporation of each entity shall go into effect. Consistent with, but only to the extent required by, section 1123(a)(6) of the Bankruptcy Code, on the Effective Date, the certificate of incorporation of the Reorganized Debtor shall prohibit the issuance of non-voting equity securities. After the Effective Date, subject to Section 5.3 herein, each of the Reorganized Debtor, GP, Newco, Merger Co and Finance Co may amend and restate its certificates or articles of incorporation, by-laws, or similar governing documents, as applicable, as permitted by applicable law.

5.8.2 The New Board. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the number and identity of the members of the New Board shall be selected and approved by the Requisite Consenting Holders, with the constitution of the New Board of the Reorganized Debtor to be identified in the Plan Supplement prior to the Combined Hearing. After the Effective Date, the New Organizational Documents, as each may be amended thereafter from time to time, shall govern the designation and election of directors.

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5.8.3 Corporate Action. On the Effective Date, (a) the selection of directors and officers for the Reorganized Debtor, Newco, GP, Finance Co, and Merger Co (as applicable), (b) the issuance and distribution of the Additional Quotient Limited Common Equity and Newco Partnership Interests, (c) issuance and distribution of the Finance Co Notes, and (d) all other actions and transactions contemplated by this Plan and the Implementation Plan shall be deemed authorized and approved in all respects (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with this Plan, shall be deemed to have timely occurred to the fullest extent permitted under applicable law and the provisions of the Bankruptcy Code. On and after the Effective Date, the appropriate officers of the Reorganized Debtor, Newco, GP, Finance Co, and Merger Co and members of the New Board shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan and the Implementation Plan in the name of and on behalf of the respective entities.

5.9. Continued Corporate Existence. On and after the Effective Date, after giving effect to each of the actions contemplated under this Plan, the Reorganized Debtor shall continue to exist in accordance with the applicable law in the jurisdiction in which it is formed. Pursuant to section 1141(b) of the Bankruptcy Code, except as otherwise provided under this Plan, all property of the Estate, including all claims, rights, and Causes of Action and any property acquired by the Debtor or the Reorganized Debtor under or in connection with this Plan, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall remain vested in the Reorganized Debtor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as specifically provided in this Plan or the Confirmation Order. Thereafter, the Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Liens and non-Reinstated Claims, except as specifically provided in this Plan or the Confirmation Order.

5.10. Cancelation of Liens; Surrender and Cancelation of Notes, Instruments, Certificates, and Other Documents Evidencing Claims.

5.10.1 Except as otherwise provided in this Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to this Plan, all Liens, charges, and encumbrances related to any Claim or Interest, other than any Lien securing an Other Secured Claim that is Reinstated pursuant to this Plan, shall be terminated, null and void and of no effect. The Holders of Other Secured Claims (other than Other Secured Claims that are Reinstated pursuant to this Plan) shall be authorized and directed to release any collateral or other property of the Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtor (or the Reorganized Debtor, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtor (or the Reorganized Debtor, as the case may be). Except to the extent otherwise provided in the Plan, (a) on the Effective Date, all notes, instruments, certificates, indentures and other documents evidencing Claims, including the Convertible Notes Claim and the Senior Secured Notes Claim (except with respect to the Retained Debt), shall be cancelled and the obligations of the Debtor discharged in accordance with section 1141(d)(1) of the Bankruptcy

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Code and (b) on the Merger Date, all notes, instruments, certificates, indentures and other documents evidencing Senior Secured Notes Claims not previously cancelled under subsection (a) hereof, including the Retained Debt, shall be cancelled and the obligations of the Debtor discharged in accordance with section 1141(d)(1) of the Bankruptcy Code; provided however, that the Notes Documents shall survive the Effective Date, shall not be subject to the releases set forth in Article V and Article IX, and shall continue in effect solely for the purposes of, with respect to the Notes Trustees, (i) allowing and instructing each Notes Trustee to receive distributions from the Debtor and to make further distributions to the applicable Holders of Claims (subject to any applicable charging liens), if applicable, and allowing such Holders to accept distributions on account of such Claims; (ii) maintaining, enforcing, and exercising any right or obligation to compensation (including any fees and expenses), indemnification, exculpation, expense reimbursement, or contribution, or any other claim or entitlement that any Notes Trustee may have under the Notes Documents or principle of law against any money or property distributed or allocable on account of such Claims and permitting any Notes Trustee to maintain, enforce and exercise its charging liens and priority of payment rights in connection with the foregoing; (iii) seeking compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the Notes Trustees in connection with the implementation of this Plan or the Confirmation Order; (iv) allowing the Notes Trustees to enforce their rights, claims, and interests against any Person or Entity that is not a Released Party; (v) preserving the right of the Notes Trustees to indemnification from the Debtor or any other Entity pursuant and subject to the terms of the applicable Notes Documents, including for the purposes of and relating to any steps or actions taken by the Notes Trustees or documents, agreements, releases, or instruments entered into by the Notes Trustees in connection with the implementation of this Plan and the Transaction Support Agreement; (vi) permitting and directing the Notes Trustees to perform any functions that are necessary to effectuate any of the foregoing or any provisions of this Plan, the Confirmation Order and the Transaction Support Agreement; and (vii) preserving any Notes Trustee’s right to appear and be heard in the Chapter 11 Case or in any other proceeding before or in the Bankruptcy Court, including to enforce any obligations owed to each Notes Trustee under this Plan or Confirmation Order or under the Notes Documents; provided, further, that all provisions in the Notes Documents which by their own terms survive the termination, discharge, expiration or maturity thereof, shall also survive and continue in full force and effect. Holders of or parties to such cancelled notes, securities, instruments, certificates, and other documents will have no rights arising from or relating to such notes, securities, instruments, certificates, and other documents, or the cancellation thereof, except the rights provided for pursuant to this paragraph and the other provisions of this Plan.

5.10.2 On and after the Effective Date (as to the Convertible Notes Trustee) and on and after the Merger Date (as to the Senior Secured Notes Trustee), the duties and responsibilities of the Notes Trustees under the Notes Documents shall be discharged and released, except (i) to the extent required to effectuate this Plan and the Confirmation Order including, but not limited to, making distributions under this Plan to the Holders of Claims under the Notes Documents and (ii) with respect to any rights of the Notes Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Claims pursuant and subject to the terms of the Notes Documents, including any rights to priority of payment and/or to exercise charging liens. After the performance by the Notes Trustees of any obligations and duties required under or related to the Notes Documents, Plan, and/or Confirmation Order, the Notes Trustees shall be deemed to be forever relieved of and released from any obligations and duties arising thereunder.

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5.11. Reporting Company Requirements. On the Effective Date, the Reorganized Debtor, Newco, Finance Co, Merger Co and GP will not be reporting companies under the Exchange Act and shall not be required to file reports with the Commission or any other governmental entity.

5.12. Existing Subsidiary Interests. On the Effective Date, the Existing Subsidiary Interests shall remain outstanding and shall be transferred to and owned by Finance Co after giving effect to the transactions set forth in the Implementation Plan. Each Existing Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date.

5.13. Additional Transactions Authorized under This Plan.

5.13.1 On or after the Effective Date, the Reorganized Debtor shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under this Plan, provided, however, that any such action that would be subject to the consent of the Requisite Consenting Holders pursuant to any Definitive Documentation remains subject to such consent notwithstanding this provision.

5.13.2 On or after the Effective Date, the Disbursing Agent shall pay the Restructuring Expenses.

5.14. Management Incentive Plan. Following the Effective Date, Newco may, in accordance with the Transaction Support Agreement, (a) reserve a certain percentage of Newco Partnership Interests as determined by Newco, on a fully diluted, fully distributed basis, for grants made from time to time to employees of the Reorganized Debtor and Newco and (b) otherwise contain terms and conditions (including with respect to participants, allocation, structure, and timing of issuance) generally consistent with those prevailing in the market at the discretion of the New Board.

5.15. Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good-faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (a) of the Debtor, the Reorganized Debtor, the Estate, and their respective property and (b) Claim and Interest holders, and are fair, equitable, and reasonable.

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5.15.1 Preservation of Causes of Action.

(a) In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article X hereof, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtor pursuant to the releases and exculpations contained in the Plan, including in Article X.

(b) The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action against it. The Debtor or the Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article X of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation.

(c) The Reorganized Debtor reserves and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Case or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor, except as otherwise expressly provided in the Plan, including Article X of the Plan. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

5.16. Debtor’s Waiver and Release of Claims Against Holders of Interests in the Debtor. On the Merger Date, the Debtor and its Estate shall forever waive, relinquish, and release any and all Causes of Action related to distributions made to any Holder of a Class 7 (Interest in Quotient Limited), including any Avoidance Actions, the Debtor and its Estate had, have, or may have had against any such Holder of a Class 7 (Interest in Quotient Limited) that (a) does not elect to opt out of the Third-Party Release contained in the Plan, (b) does not timely object to the Third-Party Release contained in the Plan, or (c) does timely object to the Third-Party Release contained in the Plan but such objection is resolved before Confirmation of the Plan.

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ARTICLE VI::

TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND INSURANCE POLICIES

6.1. Assumption or Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtor will be assumed by the Debtor in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (a) was previously assumed or rejected by the Debtor by prior order of the Bankruptcy Court, (b) previously expired or terminated pursuant to its own terms, (c) is subject to a motion to reject such Executory Contract or Unexpired Lease filed prior to the Effective Date, or (d) appears on the “List of Executory Contracts and Unexpired Leases to be rejected at the Combined Hearing” that will be filed with the Plan Supplement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and the rejection of any Executory Contract or Unexpired Lease for which a motion to reject has been filed, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume or reject Executory Contracts of Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease, including any “change of control” provision, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

6.2. Cure Obligations.

6.2.1 Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan or otherwise shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitations described in below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree (the “Cure Claim Amount”). In the event of a dispute regarding (a) the amount of any payments to cure such a default, (b) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (c) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective. The Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

6.2.2 Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute a finding by the Bankruptcy Court that (a) each such assumption is in the best interest of the Debtor and its Estate, (b) the requirements of section 365(b)(1) of the Bankruptcy Code are deemed satisfied, and (c) the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, as of the Effective Date.

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6.2.3 Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure Claim Amount pursuant to this Article VI shall result in the full release and satisfaction of any Claim, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Case, including pursuant to the Confirmation Order, and for which any Cure Claim Amount has been fully paid pursuant to this Article VI shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

6.3. Insurance Policies and Agreements. Insurance policies issued to, or insurance agreements entered into by, the Debtor prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be Executory Contracts or Unexpired Leases, this Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor and its Estate.

6.4. Existing Compensation and Benefit Plans. Except as noted in the next sentence, all written contracts, agreements, policies, programs, and plans for, among other things, compensation, bonuses, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance, and accidental death and dismemberment insurance shall be deemed assumed and assigned by the Debtor to the Reorganized Debtor on the Effective Date. On or after the Effective Date, each current employee who is currently party to an employment agreement with the Debtor (each, an “Employment Agreement”) shall either: (a) have such Employment Agreement assigned to Newco; or (b) receive a new employment agreement on terms satisfactory to such employee and to the Requisite Consenting Holders.

6.5. Postpetition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtor or assumed by the Debtor after the Petition Date in compliance with the terms of the Transaction Support Agreement shall be deemed assigned by the Debtor to the Reorganized Debtor on the Effective Date.

6.6. Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contracts or Unexpired Leases including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

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6.7. Nonoccurrence of Effective Date. In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VII::

PROVISIONS GOVERNING DISTRIBUTIONS

7.1. Timing and Calculation of Amounts to Be Distributed. Except as otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VIII. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. Notwithstanding anything to the contrary in this Plan or the Confirmation Order, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim. All distributions under the Plan shall be made by the Disbursing Agent.

7.2. Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision to the contrary in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. In the event that there are Disputed Claims requiring adjudication and resolution, the relevant Disbursing Agent shall establish appropriate reserves for potential payment of such Claims.

7.3. Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of relevant Disbursing Agent by (a) checks or (b) wire transfers. Cash payments to foreign creditors may be made, at the option of the relevant Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

7.4. Minimum; De Minimis Distributions. No Cash payment of less than $25.00, in the reasonable discretion of the relevant Disbursing Agent, shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.

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7.5. Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, the Disbursing Agent and the Reorganized Debtor, as applicable, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent and the Reorganized Debtor, as applicable, shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing such other mechanisms that the Disbursing Agent and Reorganized Debtor, as appropriate, believes are reasonable and appropriate. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution. No distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Disbursing Agent and Reorganized Debtor, as appropriate, for the payment and satisfaction of such tax obligations.

7.6. Compliance Matters. The Disbursing Agent shall be entitled to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

7.7. Setoff and Recoupment. The Disbursing Agent may, pursuant to sections 553 and/or 558 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off and/or recoup against any Claim the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to assert such rights of setoff and/or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or the Reorganized Debtor may assert against any Holder of an Allowed Claim.

7.8. Reinstated Claims. Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Reinstated Claim, including, but not limited to, legal and equitable rights of setoff and/or recoupment against the Holders of any Reinstated Claims.

7.9. Undeliverable or Non-Negotiated Distributions and Unclaimed Property. In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtor automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and any Claim or Interest of any Holder related to such property shall be discharged and forever barred.

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7.10. Claims Paid by Third Parties. To the extent a Holder receives a distribution on account of an Allowed Claim and also receives payment from a party that is not the Disbursing Agent on account of such Claim, such Holder shall, within thirty calendar days of receipt thereof, repay or return the distribution to the Disbursing Agent, to the extent the Holder’s total recovery on account of such Allowed Claim from the third party and under the Plan exceeds the amount of the Allowed Claim as of the date of any such distribution under the Plan.

7.11. Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

7.12. Allocations. Unless otherwise required by law (as reasonably determined by the Debtors), distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to the remainder of such Claims, including any portion of such Claims for accrued but unpaid interest as Allowed herein.

ARTICLE VIII::

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

8.1. Disputed Claims Process. Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under this Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtor and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Case had not been commenced except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in this Chapter 11 Case shall be considered objected to and Disputed without further action by the Debtor. Upon the Effective Date, all Proofs of Claim Filed against the Debtor, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Claim Amount pursuant to section 365 of the Bankruptcy Code and Claims that the Debtor seeks to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for Allowance) to be an Allowed Claim under this Plan. Notwithstanding the foregoing, Entities must File Cure Claim Amount objections as set forth in Section 6.2 of this Plan to the extent such Entity disputes the amount of the Cure Claim Amount paid or proposed to be paid by the Debtor or the Reorganized Debtor to a counterparty.

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8.2. Allowance of Claims. After the Effective Date and subject to the terms of this Plan, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtor may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

8.3. Claims Administration Responsibilities. Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtor shall have the sole authority to: (a) reconcile, file, withdraw, or litigate to judgment objections to Claims or Interests; (b) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

8.4. Disallowance of Claims. Any Claims held by an Entity that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtor or the Reorganized Debtor by that Entity have been turned over or paid to the applicable Entity.

ARTICLE IX::

CONFIRMATION AND CONSUMMATION OF THE PLAN

9.1. Conditions to Effective Date. This Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.2 of this Plan:

9.1.1 The Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order.

9.1.2 The Definitive Documentation shall be negotiated, executed, and delivered simultaneously with the contemplated entry into the Consensual Transaction described in Section 3 of the Implementation Plan and occurrence of the Effective Date, all in form and substance reasonably satisfactory to (a) the Debtor, and (b) the Requisite Consenting Holders.

9.1.3 Issuance of the Finance Co Notes, Additional Quotient Limited Common Equity and the Newco Partnership Interests.

9.1.4 All requisite governmental authorities and third parties shall have approved or consented, or such time period to object, stay, or limit shall have expired, to the transactions contemplated by this Plan, to the extent reasonably required.

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9.1.5 All amounts required to be funded or paid on or before the Effective Date pursuant to this Plan or the Confirmation Order, including the Restructuring Expenses, shall have been funded or paid.

9.2. Waiver of Conditions. Each of the conditions set forth in Section 9.1 of this Plan may be waived in whole or in part with the consent of both the Debtor and Requisite Consenting Holders, in their respective sole discretion.

9.3. Vacatur of Confirmation Order. If the Confirmation Order is vacated, which shall occur automatically upon failure of the Effective Date: (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtor may assume and assign or reject all Executory Contracts and Unexpired Leases shall be extended for a period of 120 days after the date the Confirmation Order is vacated.

9.4. Notice of Effective Date. The Debtor shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date on the Effective Date or as soon as practicable thereafter.

ARTICLE X::

EFFECT OF PLAN CONFIRMATION

10.1. Binding Effect. On the Effective Date, except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, all provisions of this Plan or the Plan Supplement, including all agreements, instruments, and other documents filed in connection with this Plan and executed by the Debtor or the Reorganized Debtor in connection with this Plan or the Plan Supplement, shall be binding upon the Debtor, the Reorganized Debtor, and all Holders of Claims against and Interests in the Debtor and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan and whether or not such Holder has accepted this Plan, and all other parties that are affected in any manner by this Plan. Except as expressly provided otherwise in the Plan, all agreements, instruments, and other documents filed in connection with this Plan shall be given full force and effect, and shall bind all parties referred to therein as of the Effective Date, whether or not such agreements are actually issued, delivered, or recorded on the Effective Date or thereafter and whether or not a party has actually executed such agreement.

10.2. Discharge.

10.2.1 Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of

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Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtor prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

10.2.2 Discharge Injunction. As of the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order, all Entities (other than Holders of Reinstated Claims solely in their capacities as such) shall be precluded from asserting against the Debtor or the Reorganized Debtor and their respective assets and property or the Estate, any other or further Claims (other than those Reinstated under this Plan), or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, relating to the Debtor or Reorganized Debtor or any of their respective assets and property or the Estate, based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as expressly provided in this Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all non-Reinstated Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtor, the Reorganized Debtor, or their respective assets, property and Estate at any time, to the extent such judgment is related to a discharged Claim, debt or liability. Except as otherwise specifically provided in this Plan or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims or Interests that arose prior to the Effective Date and all other parties-in-interest, along with their respective present or former employees, agents, officers, directors, principals, representatives and Affiliates, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including a Section 510(b) Claim) against or Interest in the Reorganized Debtor or property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to the Plan, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor or property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to this Plan, (c) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to this Plan or (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor, with respect to any such Claim or Interest. Such injunction shall extend to any successors or assignees of the Reorganized Debtor and its respective properties and interest in properties. For the avoidance of doubt, the provisions of this Section 10.2.2 shall not apply with respect to Claims that are Reinstated under this Plan.

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10.3. Release of Liens. Release of Liens. Except as otherwise provided in this Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtor elects to reinstate in accordance with Section 3.2.2 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtor, to release any collateral or other property of the Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtor to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

10.4. Releases by the Debtor. As of the Effective Date, each Released Party will be deemed released and discharged by each and all of the Debtor, the Reorganized Debtor, and their Estate, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or its Estate, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or its Estate or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim against, or interest in, the Debtor or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the Debtor’s in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Case, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Disclosure Statement, the Plan, the Transaction Support Agreement, or any other restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Case, the pursuit of confirmation of the Plan, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities primarily arising out of or relating to any act or omission

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of a Released Party that constitutes actual fraud, willful misconduct or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided that any right to enforce the Plan and Confirmation Order is not so released by this section; provided, further, however, that nothing in this section shall operate as a release, waiver, discharge or impairment of any Cause of Action related to the non-occurrence of the Merger Date, and all Causes of Action related to the non-occurrence of the Merger Date are preserved notwithstanding anything to the contrary in this section.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtor and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtor, the Reorganized Debtor, or the Estate asserting any claim or Cause of Action released pursuant to the Debtor Release.

10.5. Releases by Holders of Claims and Interests. As of the Effective Date, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtor, Reorganized Debtor, and each Released Party from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtor, the Reorganized Debtor, or its Estate, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the Debtor’s in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Case, the formulation, preparation, dissemination, negotiation, filing, or consummation of the Disclosure Statement, the Plan, the Transaction Support Agreement, or any restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Case, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities primarily arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided that any right to enforce the Plan and Confirmation Order is not so released by this section; provided, further, however, that nothing in this section shall operate as a release, waiver, discharge or impairment of any Cause of Action related to the non-occurrence of the Merger Date, and all Causes of Action related to the non-occurrence of the Merger Date are preserved notwithstanding anything to the contrary in this section.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good-faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtor and its Estate; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

10.6. Exculpation. From and after the Effective Date, the Exculpated Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or Affiliates, or any of their successors or assigns, for any act or omission from the Petition Date to the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating, or implementing this Plan, the Plan Supplement, the Disclosure Statement, the Transaction Support Agreement, the solicitation of acceptances of this Plan, Confirmation, and the pursuit thereof, the consummation of this Plan, the administration of this Plan, the property to be distributed under this Plan, or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Case or implementation of this Plan.

Notwithstanding the foregoing, solely to the extent provided by section 1125(e) of the Bankruptcy Code, the Debtor and the Reorganized Debtor shall neither have, nor incur any liability to any Entity for any exculpated Claim; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence.

Any of the Exculpated Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under this Plan.

10.7. Injunctions Related to Exculpation and Releases.

(a) Except as expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action, or liability of any nature whatsoever, of the types described in Section 10.6 of this Plan and relating to the Debtor, the Reorganized Debtor or any of their respective assets and property and/or the Estate, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred, and enjoined from taking any of the following actions against any

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Exculpated Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action, or liabilities: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting, or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 10.2 of this Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order. In addition, the Released Parties and Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan ((a) and (b), collectively, the “Solicitation Actions”) and are entitled to the protections of section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in this Plan. No entity or person may commence or pursue a Claim or Cause of Action of any kind against any Released Party or Exculpated Party that arose or arises from, in whole or in part, any Solicitation Actions, without this Court (x) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such Released Party or Exculpated Party and such party is not protected pursuant to this provision; and (y) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Released Party or Exculpated Party.

(b) Except as expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action, or liability of any nature whatsoever, of the types described in Section 10.5 of this Plan and relating to the Debtor, the Reorganized Debtor or any of their respective assets and property and/or the Estate, the Chapter 11 Case, this Plan, the Plan Supplement, and/or the Disclosure Statement are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting, or

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in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 10.2 of this Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.

10.8. Survival of Indemnification and Exculpation Obligations. The obligations of the Debtor to indemnify and exculpate any past and present directors, officers, agents, employees and representatives who provided services to the Debtor prior to or after the Petition Date, pursuant to certificates or articles of incorporation, by-laws, contracts, indentures, and/or applicable statutes, in respect of all actions, suits, and proceedings against any of such officers, directors, agents, employees, and representatives, based upon any act or omission related to service with, for or on behalf of the Debtor, shall not be discharged or Impaired by Confirmation or consummation of this Plan and shall be assumed by the Reorganized Debtor. For the avoidance of doubt, this Section 10.8 affects only the obligations of the Debtor and Reorganized Debtor with respect to any indemnity or exculpation owed to or for the benefit of past and present directors, officers, agents, employees, and representatives of the Debtor, and shall have no effect on nor in any way discharge or reduce, in whole or in part, any obligation of any other Person, including any provider of director and officer insurance, owed to or for the benefit of such past and present directors, officers, agents, employees, and representatives of the Debtor.

10.9. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Case under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the Merger Date.

10.10. Liability to Governmental Units. Nothing in the Confirmation Order or the Plan discharges, releases, resolves, precludes, exculpates, or enjoins: (a) any liability to any Governmental Unit that is not a Claim; (b) any Claim of a Governmental Unit arising on or after the Confirmation Date; (c) any police or regulatory liability to a Governmental Unit to the extent of such entity’s liability under non-bankruptcy law on account of its status as the owner or operator of property after the Confirmation Date; or (d) any liability to a Governmental Unit on the part of any Person other than the Debtor or Reorganized Debtor. For the avoidance of doubt, the foregoing shall not limit the scope of discharge of all Claims and Interests arising prior to the Effective Date under sections 524 and 1141 of the Bankruptcy Code, or limit the Debtor’s or Reorganized Debtor’s rights under section 525 of the Bankruptcy Code. Nothing in the Confirmation Order or this Plan shall affect any setoff or recoupment rights of any Governmental Unit.

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ARTICLE XI::

RETENTION OF JURISDICTION

11.121. Retention of Jurisdiction. Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a) allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim, and the resolution of any objections to the secured or unsecured status, allowance, priority, or amount of Claims or Interests;

(b) resolve any matters related to the assumption or rejection of any Executory Contract or Unexpired Lease to which the Debtor is a party or with respect to which the Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(c) ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes from, or relating to distributions under, the Plan;

(d) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(e) enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan, the Transaction Support Agreement, and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, and issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(f) resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan, the Transaction Support Agreement, or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any Entity’s rights arising from or obligations incurred in connection with this Plan or such documents, including hearing and determining disputes, cases, or controversies arising in connection with the interpretation, implementation or enforcement of the Plan, Transaction Support Agreement or the Confirmation Order;

(g) enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(h) adjudicate, decide, or resolve any and all disputes as to the ownership of any Claim or Interest;

(i) approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

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(j) hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

(k) hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103, and 1129(a)(9) of the Bankruptcy Code, which shall be payable by the Debtor only upon allowance thereof pursuant to an order of the Bankruptcy Court;

(l) hear and determine Causes of Action by or on behalf of the Debtor or the Reorganized Debtor;

(m) hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n) hear and determine any issues arising under, or violations of, section 525 of the Bankruptcy Code;

(o) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(p) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Order, the Transaction Support Agreement, or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement, or the Confirmation Order;

(q) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;

(r) hear and determine all matters related to the property of the Estate from and after the Confirmation Date;

(s) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

(t) enter a final order or decree concluding or closing the Chapter 11 Case; and

(u) hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction after the Effective Date over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court, including, for the avoidance of doubt, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

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ARTICLE XII::

MISCELLANEOUS PROVISIONS

12.1. Effectuating Documents and Further Transactions. Each of the Debtor and the Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, certificates, notes, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, the Implementation Plan, the Additional Quotient Limited Common Equity, the Newco Partnership Interests, the GP Membership Interests and the Finance Co Notes issued under or in connection with this Plan.

12.2. Exemption from Transfer Taxes. To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code: (a) the issuance, transfer or exchange of equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; or (c) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing, or recording fee or other similar tax or governmental assessment in the United States. The Confirmation Order shall direct the appropriate federal, state, or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

12.3. Payment of Statutory Fees. All fees due and payable pursuant to section 1930(a)(6) of Title 28 of the United States Code (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtor on the Effective Date. After the Effective Date, the Reorganized Debtor shall be liable for any and all Quarterly Fees when they are due and payable after the Effective Date. The Debtor shall file all Monthly Reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the U.S. Trustee. From and after the Effective Date, the Reorganized Debtor shall file with the Bankruptcy Court Quarterly Reports in a form reasonably acceptable to the U.S. Trustee, which reports shall include a separate schedule of disbursements made by the Reorganized Debtor during the applicable period, attested to by an authorized representative of the Reorganized Debtor. The Reorganized Debtor shall remain obligated to pay Quarterly Fees to the U.S. Trustee until the earliest of the Debtor’s cases being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

12.4. Amendment or Modification of this Plan. Subject to section 1127 of the Bankruptcy Code, the Debtor may alter, amend or modify this Plan or any exhibits thereto at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, solely in accordance with the Transaction Support Agreement. Any Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment, or modification is made in accordance with the Transaction Support Agreement and does not materially and adversely change the treatment of the Claim of such Holder.

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12.5. Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted, provided that any such holding, alteration or interpretation complies and is consistent with the Transaction Support Agreement and does not adversely impact the Holders of Convertible Notes Claims, Holders of Bridge Notes Claims and Holders of Senior Secured Notes Claims. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.6. Closing of Chapter 11 Case; Caption Change. The Reorganized Debtor shall, promptly after the full administration of the Chapter 11 Case, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case, provided, as of the Effective Date, the Reorganized Debtor may submit separate orders to the Bankruptcy Court under certification of counsel closing each of the closing cases and changing the caption of the Chapter 11 Case accordingly, provided further that matters concerning Claims may be heard and adjudicated in a remaining case regardless of whether the applicable Claim is against a Debtor in a closing case. Nothing in this Plan shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered. Any request for nunc pro tunc relief shall be made on motion served on the United States Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last remaining case, the Reorganized Debtor shall file a final report with respect to all of the Chapter 11 Case pursuant to Local Rule 3022-1(c).

12.7. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtor, and its successors and assigns, including, without limitation, the Reorganized Debtor. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

12.8. Non-Consummation. If consummation of this Plan does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor, or any other Person, or (iii) constitute an admission of any sort by the Debtor, or any other Person.

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12.9. Notice to Debtor or Reorganized Debtor. All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtor	Counsel to the Debtor

Quotient Limited PO Box 1075—JTC House 28 Esplanade, St Helier Jersey JE4 2QP Channel Islands Attn: Manuel O. Méndez Email: Manuel.Mendez@quotientbd.com

Matt Murphy, Esq.
Matthew J. Micheli, Esq.

Michael Jones, Esq.
Paul Hastings LLP
71 S. Wacker Drive, Suite 4500
Chicago, Illinois 60606
Email: mattmurphy@paulhastings.com
mattmicheli@paulhastings.com
michaeljones@paulhastings.com

and

Jayme Goldstein

Christopher Guhin

200 Park Avenue

New York, New York 10166

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

Email: jaymegoldstein@paulhastings.com

chrisguhin@paulhastings.com

Reorganized Debtor	Bridge Noteholders

Quotient Limited
PO Box 1075—JTC House

28 Esplanade, St Helier

Jersey JE4 2QP

Channel Islands

Attn: Manuel O. Méndez

Email: Manuel.Mendez@quotientbd.com

With a copy to:

Matt Murphy, Esq.
Matthew J. Micheli, Esq.

Michael Jones, Esq.
Paul Hastings LLP
71 S. Wacker Drive, Suite 4500
Chicago, Illinois 60606
Email: mattmurphy@paulhastings.com
mattmicheli@paulhastings.com
michaeljones@paulhastings.com

and

Jayme Goldstein

Christopher Guhin

200 Park Avenue

New York, New York 10166

Telephone: (212) 318-6000

Facsimile: (212) 319-4090

Email: jaymegoldstein@paulhastings.com

chrisguhin@paulhastings.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Ryan Preston Dahl, Esq.

Sam Badawi, Esq.

Jonathan Gill, Esq.

Matthew Roose, Esq.

Email: ryan.dahl@ropesgray.com

jonathan.gill@ropesgray.com

sam.badawi@ropesgray.com

matthew.roose@ropesgray.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention: Joshua D. Morse, Esq.

John A. Pintarelli, Esq.

Email: joshua.morse@pillsburylaw.com

john.pintarelli@pillsburylaw.com

45

Senior Secured Noteholders	Convertible Noteholders

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Ryan Preston Dahl, Esq.

Sam Badawi, Esq.

Jonathan Gill, Esq.

Matthew Roose, Esq.

Email: ryan.dahl@ropesgray.com

jonathan.gill@ropesgray.com

sam.badawi@ropesgray.com

matthew.roose@ropesgray.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention: Joshua D. Morse, Esq.

John A. Pintarelli, Esq.

Email: joshua.morse@pillsburylaw.com

john.pintarelli@pillsburylaw.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Ryan Preston Dahl, Esq.

Sam Badawi, Esq.

Jonathan Gill, Esq.

Matthew Roose, Esq.

Email: ryan.dahl@ropesgray.com

jonathan.gill@ropesgray.com

sam.badawi@ropesgray.com

matthew.roose@ropesgray.com

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

Attention: Joshua D. Morse, Esq.

John A. Pintarelli, Esq.

Email: joshua.morse@pillsburylaw.com

john.pintarelli@pillsburylaw.com

United States Trustee

Office of the United States Trustee 515 Rusk, Suite 3516 Houston, Texas 77002 Attn: Stephen Statham

12.10. Governing Law. Subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, and subject further to Section 11.1 of this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with (a) the Bankruptcy Code, the Bankruptcy Rules or other federal law to the extent applicable and (b) if none of such law is applicable, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

46

12.11. Tax Reporting and Compliance. The Reorganized Debtor is hereby authorized, on behalf of the Debtor, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.12. Exhibits. All exhibits to this Plan are incorporated into and are a part of this Plan as if set forth in full herein.

12.13. Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtor and the Debtor shall, as applicable, file such agreements and other documents as may be necessary or appropriate to effectuate and evidence further the terms and conditions of this Plan.

12.14. Plan Documents. The Plan and the Plan Supplement, including all exhibits, supplements, appendices and schedules thereto, and any modifications to any of the foregoing, shall be in form and substance acceptable to the Debtor and Requisite Consenting Holders.

12.15. Immediate Binding Effect. Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

12.16. Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtor with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtor, the Bridge Noteholders, the Senior Secured Noteholders, the Convertible Noteholders or any other Person with respect to Claims against and Interests in the Debtor.

47

Dated: January 9, 2023	QUOTIENT LIMITED.

/s/ Manuel O. Mendez Manuel O. Mendez Chief Executive Officer

48

APPENDIX I

TRANSACTION SUPPORT AGREEMENT

*** Incorporated by reference from Exhibit 10.1 of Quotient Limited’s Current Report on Form 8-K filed on January 10, 2023.

Exhibit B

Notice of Confirmation Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
QUOTIENT LIMITED, [5]	)	Case No. 23-90003 (DRJ)
)
Debtors.	)
)

NOTICE OF ENTRY OF CONFIRMATION ORDER APPROVING THE DEBTOR’S

DISCLOSURE STATEMENT AND CONFIRMING THE PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION OF QUOTIENT LIMITED

TO CREDITORS, EQUITY HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on [February 15, 2023], the Honorable David R. Jones, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), entered an order [Docket No. __] (the “Confirmation Order”) confirming the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited [Docket No. 14] (as amended, modified, or supplemented, the “Plan”).6

PLEASE TAKE FURTHER NOTICE that, except as provided in the Plan, the rights afforded and the payments and distributions to be made under the Plan will (a) terminate and extinguish all Interests in the Debtors and (b) discharge all existing liabilities and Claims of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan (including, for the avoidance of doubt, any claims that are to be reinstated pursuant to the Plan), on the Effective Date, all existing Claims and Interests against the Debtors will be, and will be deemed to be, released, terminated, extinguished, and discharged, and all holders of such Claims and Interests will be precluded and enjoined from asserting against the Reorganized Debtors, their successors and assigns, or any of their respective assets or properties, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Interest and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.

PLEASE TAKE FURTHER NOTICE that on the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Interest and any Affiliate of such Holder will be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against, or terminated Interest in, the Debtors.

[5]

The Debtor is a public no par value limited liability company incorporated in Jersey, Channel Islands, with registered number 109886. The Debtor’s registered address is Quotient Limited, 28 Esplanade, St Helier, JE2 3QA, Jersey, Channel Islands

[6]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms by the Plan.

1

PLEASE TAKE FURTHER NOTICE that from and after the Effective Date, all Persons shall be permanently enjoined from commencing or continuing in any manner against the Debtors or the Reorganized Debtors, their successors and assigns, or their assets and properties, as the case may be, any suit, action, or other proceeding, on account of or respecting any Claim, liability, Cause of Action, Interest, or remedy released or to be released pursuant to the Plan or the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that except as otherwise expressly provided for in the Plan, from and after the Effective Date, all Persons shall be permanently enjoined from asserting against the Debtor, the Debtor’s Estates, the Reorganized Debtor, the Released Parties, or their respective assets and properties, any other Claims or Interests in connection with, relating to, or arising out of any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature relating to the Debtor that occurred before the Effective Date.

PLEASE TAKE FURTHER NOTICE that, upon the occurrence of the Effective Date, the Plan and its provisions are binding on the Debtor, the Reorganized Debtor, any holder of a Claim or Interest, and such Holder’s successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan, and whether or not such Holder or Entity voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order (including the Plan attached as an exhibit thereto) as well as copies of all documents filed in this chapter 11 case are available free of charge by visiting the case website maintained by Debtors’ notice and claims agent, Kroll Restructuring Administration LLC, available at https://cases.ra.kroll.com/quotientlimited/ or by calling (833) 234-5627 (U.S./Canada) or (646) 440-4735 (international). You may also obtain copies of any pleadings by visiting pacer.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that, to the extent you wish to receive notice of pleadings filed in this chapter 11 case after the Effective Date, you must request notice pursuant to Bankruptcy Rule 2002.

[Remainder of Page Intentionally Left Blank]

2

Dated: February ___, 2023
Houston, Texas	/s/
PAUL HASTINGS LLP James T. Grogan III (TX Bar No. 24027354) 600 Travis Street, 58th Floor Houston, Texas 77002 Telephone: (713) 860-7300 Facsimile: (713) 353-3100 Email:jamesgrogan@paulhastings.com

-and-

Matthew M. Murphy (admitted pro hac vice)

Matthew Micheli (admitted pro hac vice)

Michael Jones (admitted pro hac vice)

71 South Wacker Drive, Suite 4500

Chicago, Illinois 60606

Telephone:      (312) 499-6000

Facsimile:       (312) 499-6100

Email:mattmurphy@paulhastings.com

           mattmicheli@paulhastings.com

           michaeljones@paulhastings.com

-and-

Jayme T. Goldstein (admitted pro hac vice)

Christopher M. Guhin (admitted pro hac vice)

200 Park Avenue

New York, New York 10166

Telephone:      (212) 318-6000

Facsimile:       (212) 319-4090

Email:jaymegoldstein@paulhastings.com

          chrisguhin@paulhastings.com

[Proposed] Counsel to the Debtor and Debtor in Possession

3

EXHIBIT D

*** Incorporated by reference from Exhibit 10.2 of Quotient Limited’s Current Report on Form 8-K filed on February [22], 2023.

1

EXHIBIT E

1

Draft No:	5
Draft Date:	10 February 2023

Dated [16] February 2023

(1)	QUOTIENT LIMITED

(2)	QUOTIENT HOLDINGS MERGER COMPANY LIMITED

(3)	QUOTIENT HOLDINGS FINANCE COMPANY LIMITED

MERGER IMPLEMENTATION AGREEMENT

In respect of the merger of Quotient Limited and Quotient Holdings Merger Company Limited

Jersey office

13-14 Esplanade

St Helier

Jersey

JE1 1BD

THIS AGREEMENT is dated [•] February 2023

PARTIES

(1)	QUOTIENT LIMITED, a company incorporated under the laws of Jersey with the registered number 109886, having its registered office at 28 Esplanade, St. Helier, Jersey, JE2 3QA (Quotient);

(2)

QUOTIENT HOLDINGS MERGER COMPANY LIMITED, a company incorporated under the laws of Jersey with the registered number 147409, having its registered office at 13-14 Esplanade, St. Helier, JE2 3QA, Jersey (MergerCo); and

(3)

QUOTIENT HOLDINGS FINANCE COMPANY LIMITED, an exempted company incorporated under the laws of the Cayman Islands with registration number 396578, having its registered office at 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106 (FinanceCo).

BACKGROUND

(A)	Quotient and MergerCo propose to undertake the Merger (as defined below).

(B)	Upon the terms and conditions set forth in this Agreement, the Parties wish to effect the Merger so that Quotient continues as the survivor company for the purposes of the Law.

(C)

The board of directors of Quotient and MergerCo have each determined that the Merger is in the best interests of Quotient and MergerCo and approved the Merger upon the terms and subject to the conditions set forth in this Agreement.

(D)	FinanceCo is party to this Agreement for the purpose of providing the covenants at Clause 6.

Now, therefore, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise:

Application Date: means the date stated in the Indicative Merger Completion Timeline as the date for completion at Step [12].

Business Day: means any day on which commercial banks are normally open for full banking business in Jersey.

Cash Consideration Amount: means the sum of US$0.01 payable to each Quotient Shareholder in accordance with Clause 6.

Closing Date: means the date on which Closing occurs.

Closing: means completion of the Merger in accordance with Article 127FM(2)(b) of the Law.

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Conditions: means the conditions precedent to Closing as set out in Clause 3.1 and each individually is a Condition.

Court: means the Royal Court of Jersey.

Creditors: means, in respect of Quotient or MergerCo, all its actual, contingent and prospective creditors to whom notice of the proposed Merger must be sent in accordance with Article 127FC(1) of the Law.

Government Authority: means any local, domestic, foreign or multinational court, arbitral tribunal, mediator, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority including, without limitation, a taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law.

Greensill Claims: means all claims and legal remedies, regardless of nature, arising out of, in connection with or otherwise related to all shares of capital stock or other equity interests of Credit Suisse Virtuoso SICAV-SIF owned by or issued to Quotient.

Indicative Merger Completion Timeline: means the indicative timeline for the completion of the Merger agreed by the Parties and set out at Schedule 1.

JFSC: means the Jersey Financial Services Commission.

Law: means the Companies (Jersey) Law 1991, as amended.

Merger Consideration: means the consideration to be provided by FinanceCo as detailed in Clause 6.

Merger: means the merger under Part 18B of the Law of Quotient and MergerCo to be implemented on the terms and subject to the conditions set out in this Agreement (with or subject to any modification thereof or addition thereto, or condition approved or imposed by the Court, and in each case agreed to in writing by Quotient and MergerCo) further to which Quotient will continue as the survivor body.

MergerCo Directors: means the directors of MergerCo at the relevant time.

MergerCo Resolutions: the written resolutions, in the form at Schedule 2, to be passed by FinanceCo as the sole member of MergerCo to:

(a)	approve the terms of this Agreement;

(b)	approve the implementation of the Merger pursuant to the terms and subject to the conditions contained herein; and

(c)	authorise the MergerCo Directors to take all such action as they may consider necessary or appropriate for giving full effect to the Merger.

MergerCo Shares: means the entire issued share capital of MergerCo from time to time and at the date of this Agreement being the 4,435,118 shares of USD0.01 each issued to FinanceCo.

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Notices of Quotient EGMs: means the notice of the Quotient EGM and the notice of the Quotient Preference Class Meeting in the form set out at Schedule 5.

Party: means a party hereto and “Parties” means more than one or all of them, and a reference to Party shall include any permitted assignee or successor to such party in accordance with the terms of this Agreement.

Posting Date: means the date of publication of the Quotient Shareholder Circular.

Quotient Directors: means the directors of Quotient at the relevant time.

Quotient EGMs: means the Quotient Ordinary EGM and the Quotient Preference Class Meeting.

Quotient Group: means Quotient and its subsidiaries from time to time.

Quotient Resolutions: means the resolutions, in the form attached at Schedule 6, to be proposed at the Quotient EGMs to:

(a)	approve the terms of this Agreement;

(b)	approve the implementation of the Merger pursuant to the terms and subject to the conditions contained herein; and

(c)	authorise the Quotient Directors to take all such action as they may consider necessary or appropriate for giving full effect to the Merger.

Quotient Ordinary EGM: means the extraordinary general meeting of the holders of Quotient Ordinary Shares (and any adjournment thereof) to be convened by the Notice of Quotient Extraordinary General Meeting to consider and if so determined pass the Merger Resolutions.

Quotient Ordinary Shares: means the ordinary shares of no par value in Quotient in issue from time to time.

Quotient Preference Class Meeting: means the extraordinary general meeting of the holders of Quotient Preference Shares (and any adjournment thereof) to be convened by the Notice of Merger Extraordinary General Meeting to consider and if so determined pass the Merger Resolutions.

Quotient Preference Shares: means the preference shares of no par value in Quotient in issue from time to time.

Quotient Shareholder Circular: means the circular to be issued by Quotient to the Quotient Shareholders incorporating, inter alia, the Notices of Quotient EGMs to approve the Quotient Resolutions in the form set out at Schedule 7.

Quotient Shareholders: means the members of Quotient whose names appear on the Register at the relevant time.

Quotient Shares: means the Quotient Ordinary Shares and Quotient Preference Shares.

3

Register: means the register of members of Quotient.

Registrar of Companies: means the registrar of companies in Jersey.

Retained Debt: means the US1,000,000.00 payable by Quotient to FinanceCo under, or in respect of, certain senior secured notes issued by Quotient pursuant to an indenture, dated 14 October 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time) by and among the Issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee.

Surviving Directors: means the persons who will be directors of Quotient with effect from Closing as set out at Clause 7.

Surviving Shares: means any Quotient Shares in issue immediately prior to Closing which are registered in the name of FinanceCo.

Tax: means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local government or municipal impositions, duties, contributions and levies, whether levelled by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise.

1.2	Interpretation

In this Agreement:

(a)

except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporate.

(b)	references to “Background”, “Clauses”, “Annexes” and “Schedules” are, unless the context otherwise requires, references to recitals and clauses hereof and to annexes and schedules hereto.

(c)

the Background and Schedules form part of this Agreement and shall have the same force and effect as if they were expressly set out in the body of this Agreement and any reference to this Agreement shall include the Background and Schedules.

(d)

any reference to this Agreement or to any agreement or document referred to in this Agreement shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time.

(e)

any reference to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been, or may be, amended, varied, modified, extended, consolidated, supplemented, re-enacted or replaced and shall be deemed also to refer to any statutory instrument, regulation or order made thereunder.

(f)	the word “may” shall be construed as being permissive and the word “shall” shall be construed as being mandatory.

4

(g)	headings and the table of contents are inserted for convenience only and shall not affect the construction of this Agreement.

(h)	any reference to a time of day is to Jersey time, unless otherwise specified in this Agreement.

(i)

in construing this Agreement the so called “ejusdem generis” rule does not apply and, accordingly, the interpretation of general words is not restricted by (i) being preceded by words indicating a particular class of acts, matters or things, or (ii) being followed by particular examples.

(j)	the words “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Law.

2.	THE MERGER

2.1	On and subject to the terms of this Agreement, and subject to satisfaction or waiver of the Conditions, with effect from Closing and in accordance with Article 127FN of the Law:

(a)	Quotient and MergerCo shall merge and continue as one merged body, with Quotient being the survivor company and MergerCo ceasing to be incorporated as a separate company;

(b)	all MergerCo Shares in issue immediately prior to Closing shall be cancelled;

(c)	all Quotient Shares in issue immediately prior to Closing, other than the Surviving Shares, shall be cancelled;

(d)	all property and rights to which MergerCo and Quotient were entitled immediately before Closing shall become the property and rights of Quotient in accordance with Article 127FN of the Law; and

(e)

Quotient shall become subject to all criminal and civil liabilities, and all contracts, debts and other obligations, to which each of MergerCo and Quotient were subject immediately before Closing and all actions and other legal proceedings which, immediately before Closing, were pending by or against MergerCo and/or Quotient, shall be continued by or against Quotient.

3.	CONDITIONS PRECEDENT TO CLOSING OF MERGER

3.1	The Parties agree and acknowledge that the Merger is conditional upon satisfaction, approval or waiver of the following conditions or their satisfaction subject only to Closing:

(a)

Quotient having given notice to all of its Creditors (if any) in accordance with Article 127FC(1) of the Law and having published the contents of such notice in accordance with Article 127FC(5) of the Law, and each applicable date as set out in Article 127FJ(3)(c) of the Law having passed;

(b)

MergerCo having given notice to all of its Creditors (if any) in accordance with Article 127FC(1) of the Law and having published the contents of such notice in accordance with Article 127FC(5) of the Law, and each applicable date as set out in Article 127FJ(3)(c) of the Law having passed;

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(c)

all resolutions in connection with or required to approve and implement the Merger as set out in the Notices of Quotient EGMs and the MergerCo Resolutions and the Law having been duly passed by Quotient and MergerCo;

(d)	the date as set out in Article 127FJ(3)(a) of the Law having passed (if applicable);

(e)	the delivery to the Registrar of Companies of all documents required in accordance with Article 127FJ of the Law for the purposes of effecting the Merger; and

(f)	there being no outstanding judgment, injunction, order or decree of a competent Government Authority which shall prohibit or frustrate the undertaking of the Merger.

4.	UNDERTAKINGS

4.1	Each Party shall promptly co-operate with and provide all necessary information and other assistance reasonably required by any other Party in connection with the satisfaction of the Conditions.

4.2

Quotient and MergerCo shall give notice and provide evidence reasonably satisfactory to the other Parties of the satisfaction of the relevant Conditions for which they are responsible and shall disclose to the other Party in writing promptly upon becoming aware of any matter, fact or circumstance which will or which would reasonably be expected to prevent any of the Conditions from being satisfied.

4.3	Quotient undertakes to MergerCo that:

(a)	it shall procure that each Quotient Director shall:

(i)	sign the certificates required under Article 127E(5) of the Law prior to the Posting Date; and

(ii)	sign the certificates required under Article 127FJ(4)(d) of the Law no later than 10 Business Days prior to the Application Date;

(b)	it will procure that the Quotient Directors make reasonable enquiries to identify all its Creditors;

(c)

it will send written notice of the proposed Merger to each of its Creditors (if any) at the time required by the Indicative Merger Completion Timeline and in the manner required under Article 127FC(1) of the Law;

(d)

it will, within the time limit set out in Article 127FC(6) of the Law, and at the time required by the Indicative Merger Completion Timeline, publish the contents of the notice sent to its Creditors pursuant to 4.3(c) above at least once in a newspaper circulating in Jersey, even if no Quotient Creditors are identified;

6

(e)	it will use all reasonable endeavours to ensure that the Survivor Directors shall sign the certificates required under Article 127E(6) of the Law;

(f)

it will administer and minute the proceedings at the Quotient EGMs in accordance with the Law and its articles of association and it will notify MergerCo of the outcome of such meetings and provide with executed copies of such minutes as soon as possible thereafter;

(g)	it will use all reasonable endeavours to ensure that:

(i)	the Registrar of Companies in Jersey shall enter the details specified in Article 127FM(3) of the Law in the register in respect of MergerCo; and

(ii)	the Registrar of Companies in Jersey shall enter the details specified in Article 127FM(4) of the Law in the register in respect of Quotient.

4.4	MergerCo undertakes to Quotient that:

(a)	it shall procure that each MergerCo Director shall:

(i)	sign the certificates required under Article 127E(5) of the Law prior to the Posting Date; and

(ii)	sign the certificates required under Article 127FJ(4)(d) of the Law no later than 10 Business Days prior to the Application Date;

(b)	it will procure that MergerCo Directors make reasonable enquiries to identify all of its Creditors;

(c)

it will send written notice of the proposed Merger to each of its Creditors (if any) at the time required by the Indicative Merger Completion Timeline and in the manner required under Article 127FC(1) of the Law;

(d)

it will, within the time limit set out in Article 127FC(6) of the Law, and in line with the Indicative Merger Completion Timeline publish the contents of the notice to be given under (c) above at least once in a newspaper circulating in Jersey, even if no MergerCo Creditors are identified;

(e)	it will use all reasonable endeavours to ensure that the Survivor Directors shall sign the certificates required under Article 127E(6) of the Law;

(f)	it will provide Quotient with an executed copy of MergerCo Resolutions as soon as possible after they have been signed and dated; and

(g)	it will use all reasonable endeavours to ensure that:

(i)	the Registrar of Companies in Jersey shall enter the details specified in Article 127FM(3) of the Law in the register in respect of MergerCo; and

7

(ii)	the Registrar of Companies in Jersey shall enter the details specified in Article 127FM(4) of the Law in the register in respect of Quotient.

4.5

Each Party undertakes to use its reasonable endeavours to comply with the timelines outlined in the Indicative Merger Completion Timeline. Quotient or MergerCo may, subject to the requirements of the Law, request an extension to any timeline outlined in the Indicative Merger Completion Timeline with the consent of the other (such consent not to be unreasonably withheld or delayed).

5.	CONDUCT OF QUOTIENT BUSINESS

5.1

Quotient undertakes to procure that during the period between the date of this Agreement and Closing each member of the Quotient Group shall carry on its business as a going concern in the ordinary and usual course.

5.2	Quotient undertakes:

(a)

to use all reasonable endeavours to procure the final resolution of all and any objections arising out of or in connection with Article 127FB, Article 127FE and/or Article 143 of the Law and/or customary law as quickly as possible; and

(b)

in relation to clause 5.2(a) above, and without prejudice to its generality, to seek to resolve any application to the Court using wherever reasonably practicable any or all legal and/or procedural rights, remedies, mechanisms or devices, whether interlocutory or final, as may be available under the law of Jersey, the Royal Court Rules 2004 and/or any Practice Direction to expedite final resolution or abridge time as far as possible including but not limited to seeking to have any such application heard as a cause de brièveté.

6.	CONSIDERATION

6.1	As consideration for Quotient entering into the Merger, the relevant Quotient Shareholders approving the Merger and the cancellation of Quotient Shares pursuant to Clause 2.1(c):

(a)

FinanceCo shall promptly following Closing pay, or procure the payment of, the Cash Consideration Amount to each Quotient Shareholder whose name is on the Register at Closing other than MergerCo (for the avoidance of doubt whose Quotient Shares shall be cancelled in accordance with clause 2.1(c) above without any repayment of capital) or FinanceCo, in each case by means of a cheque sent to such Quotient Shareholder at the address shown on the Register at Closing;

(b)

with effect from and conditional upon Closing, FinanceCo hereby irrevocably releases and discharges Quotient from any and all claims, demands, duties, obligations and liabilities it may have to the FinanceCo in respect of the Retained Debt; and

8

(c)	FinanceCo hereby undertakes that:

(i)

it shall hold harmless and not bring any actions, proceedings or claims against any relevant Quotient Shareholder where the action, proceeding or claim in any way relates to or concerns the Greensill Claims; and

(ii)

to the fullest extent permitted by law, releases each Quotient Shareholder from any liability to Quotient for any loss or damage suffered or costs incurred arising, directly or indirectly, out of or in connection with the Greensill Claims, however such loss or damage is caused, save where such Quotient Shareholder has acted fraudulently, dishonestly, negligently or with wilful misconduct.

6.2

As consideration for the cancellation of MergerCo Shares pursuant to Clause 2.1(b), Quotient shall, on the date of this Agreement, pay to FinanceCo the amount of US$1.00 receipt of which is hereby acknowledged by FinanceCo.

7.	ADMINISTRATIVE MATTERS RELATING TO THE MERGED COMPANY

7.1	The Parties agree that James Harman Gaudin of 13-14 Esplanade, St. Helier, Jersey JE1 1BD shall become a director at Closing.

7.2	The Parties agree that, at Closing:

(a)	the directors of Quotient shall therefore be:

(i)	James Harman Gaudin of 13-14 Esplanade, St. Helier, Jersey JE1 1BD;

(ii)	Manuel Mendez of 15 Hudson Yards, Apt. 69B, New York, 10001, United States; and

(iii)	Bradley Meyer of 358 Lukes Wood Road, New Canaan, Connecticut, 06840, United States.

(b)	the secretary of Quotient shall remain JTC (Jersey) Limited of 28 Esplanade, St Helier, Jersey JE4 2QP.

(c)	the registered office of Quotient shall remain at 28 Esplanade, St. Helier, Jersey, JE2 3QA.

(d)	the date to which the first accounts of Quotient as surviving body shall be produced following the Closing Date shall remain as 31 December 2023.

(e)	the registered number of Quotient shall remain as 109886.

7.3

No changes shall be made to the memorandum of association of Quotient or the Articles pursuant to the Merger and, save as set out in this Agreement, no other arrangements are necessary to provide for the continued management of Quotient following Closing.

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8.	WARRANTIES

8.1	Quotient warrants to MergerCo that each of the warranties set out at Part A of Schedule 8, is accurate in all respects at the date of this Agreement.

8.2	MergerCo warrants to Quotient that each of the warranties set out at Part B of Schedule 8 is accurate in all respects at the date of this Agreement.

8.3	Each warranty is separate and independent, and is not to be limited by reference to any other warranty or by anything in this Agreement.

9.	TERMINATION

9.1	Except by operation of law, no Party nor FinanceCo shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing).

9.2

Where this Clause applies pursuant to operation of law, this Agreement other than Clauses 1 (Definitions and Interpretation), 3 (Conditions precedent to Closing of the Merger), 12 (Confidentiality), 11.1 (Third Party Rights), 11.3 (Invalidity), 11.6 (Costs and Expense), 11.7 (Whole Agreement), 11.8 (Counterparts) and 14 (Governing Law) shall automatically terminate with immediate effect and each Party’s rights and obligations under this Agreement other than those specified above shall cease immediately on termination, provided that such termination shall not affect the rights and obligations of any Party existing before termination and shall be without prejudice to a Party’s right to claim damages or other compensation for failure by another Party to comply with its obligations under this Agreement. This Clause shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

10.	CONFIDENTIALITY

10.1	Announcements

With the exception of the Quotient Shareholder Circulars, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement or the Merger shall be made or issued by or on behalf of any Party or any member of Quotient’s Group after the date hereof without the prior written approval of the relevant other Party. This shall not affect any announcement, communication or circular (other than the Quotient Shareholder Circular) required by law or any governmental or regulatory body, court order or the rules of any relevant stock exchange, but then only to the extent so required and the Party with an obligation to make an announcement or communication or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

10.2	Confidentiality

(a)

Subject to clause 10.2(b) each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) that relates to:

(i)	the provisions of this Agreement or any ancillary agreement; or

(ii)	the other Party.

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(b)	Notwithstanding clause 10.2(a), a Party may disclose or use information if and to the extent:

(i)	it is expressly permitted or provided for in this Agreement;

(ii)	required by applicable law of any relevant jurisdiction or for the purposes of any legal proceedings;

(iii)

required by any securities exchange or regulatory or Government Authority to which that Party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(iv)	that the disclosure is made to the professional advisers, and auditors on a need to know basis and provided they have a duty (whether contractual or otherwise) to keep such information confidential;

(v)	that the information has come into the public domain through no fault of that Party; or

(vi)	that the other Party has given prior written consent to the disclosure,

provided that any information disclosed pursuant to clause 10.2(b)(ii) or 10.2(b)(iii) shall be disclosed (where reasonably practicable and not otherwise prohibited by applicable law or regulation) only after notice has been given to the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise agreeing to the content and timing of such disclosure.

11.	MISCELLANEOUS

11.1	Third Party Rights

A person who is not a Party to this Agreement has no right to enforce any term of, or enjoy any benefit under, this Agreement and the rights of Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person who is not a Party to this Agreement save that a relevant Quotient Shareholder may enforce and enjoy the benefit of Clause 6.1(c).

11.2	Notices

(a)

All notices with respect to this Agreement shall be delivered by hand or sent by first class post to the address of the addressee as set out in this Agreement or to such other address as the addressee may from time to time have notified for the purpose of this clause.

(b)	Such notices shall be deemed to have been received:

(i)	if sent by prepaid post, two Business Days after posting;

(ii)	if delivered by hand, on the day of delivery; and

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(iii)	if sent by electronic means (including for the avoidance of doubt by email), on the day the notice was sent.

11.3	Invalidity

Each of the provisions of this Agreement are severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the laws of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

11.4	Variation

Any amendment of this Agreement (or of any other) shall be valid, effective and binding upon all Parties hereto (including any that have not explicitly agreed to it) if it is in writing and duly executed by or on behalf of all of the Parties to it.

11.5	Assignment

(a)

No Party may assign, hold on trust, transfer, sub-contract, delegate, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Parties.

(b)

The maximum liability of any Party for breach of this Agreement shall be limited to the liability that would have arisen in the absence of any assignment properly made in accordance with the terms of clause 11.5.

(c)	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of this clause 11.5 shall be ineffective.

11.6	Costs and Expenses

Each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement, but this Clause 11.6 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with this Agreement.

11.7	Whole Agreement

(a)

This Agreement contains the whole Agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to matters dealt with in this Agreement.

(b)	Each Party acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

(c)

Each Party agrees and acknowledges that its only right and remedy in relation to any warranty made or given in clause 1 shall be for breach of the terms of this Agreement and each of the Parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

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(d)	Nothing in this clause 11.7 excludes or limits liability for fraud.

11.8	Counterparts

This Agreement may be executed in any number of counterparts and by each Party on a separate counterpart each of which counterparts when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.

12.	GOVERNING LAW AND JURISDICTION

12.1

This Agreement and any dispute, claim or controversy (including non-contractual disputes, claims or controversies) arising out of or in connection with it or its subject matter (each a Disputes) shall be governed by and shall be construed in accordance with the laws of the Island of Jersey.

12.2	Each Party irrevocably submits any Dispute to the exclusive jurisdiction of the Jersey courts and agrees not to object to the exclusive jurisdiction of the Court.

The signatures of the parties to this Agreement are situated after the Schedules to this Agreement.

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date stated at the beginning of it.

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SCHEDULE 1

Indicative Merger Completion Timeline

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SCHEDULE 2

MergerCo Resolutions

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SCHEDULE 3

Notices of Quotient EGMs

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SCHEDULE 4

Quotient Resolutions

17

SCHEDULE 5

Quotient Shareholder Circular

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SCHEDULE 6

Part A - Quotient Warranties

1.

Quotient has full power and authority to enter into, deliver and perform its obligations under this Agreement and all other documents to be executed by it pursuant to or in connection with this Agreement.

2.	The obligations of Quotient under each document referred to in paragraph 1 above will, when executed, constitute valid and binding obligations of Quotient in accordance with their terms.

3.

The execution and delivery of, and the performance by Quotient of its obligations under this Agreement and all other documents to be executed by it pursuant to or in connection with this Agreement will not:

(a)	conflict with or result in a breach of any provision of Quotient’s memorandum and articles of association;

(b)	conflict with, result in a breach of or constitute a default under any material agreement or instrument to which Quotient is a party;

(c)	result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to any member of the Quotient Group; or

(d)	require the consent of any person other than the shareholders of Quotient.

Part B - MergerCo Warranties

1.

MergerCo has full power and authority to enter into, deliver and perform its obligations under this Agreement and all other documents to be executed by it pursuant to or in connection with this Agreement.

2.	The obligations of MergerCo under each document referred to in Part B paragraph 1 above will, when executed, constitute valid and binding obligations of MergerCo in accordance with its terms.

3.

The execution and delivery of, and the performance by MergerCo of its obligations under, this Agreement and all other documents to be executed by it pursuant to or in connection with this Agreement will not:

(a)	conflict with or result in a breach of any provision of the constitutional documents of MergerCo;

(b)	conflict with, result in a breach of or constitute a default under any material agreement or instrument to which MergerCo is a party;

(c)	conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to MergerCo; or

(d)	require the consent of any person other than the shareholders of MergerCo.

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SIGNATORIES

SIGNED for and on behalf of QUOTIENT LIMITED	) ) )	By:

Name:

Position:

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SIGNED for and on behalf of QUOTIENT HOLDINGS MERGER COMPANY LIMITED	) ) )	By:

Name:

Position:

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SIGNED for and on behalf of QUOTIENT HOLDINGS FINANCE COMPANY LIMITED	) ) )	By:

Name:

Position:

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EXHIBIT F

ROYALTY RIGHT AGREEMENT

dated as of February 16, 2023

between

QUOTIENT HOLDINGS FINANCE COMPANY LIMITED

and

THE PURCHASER NAMED HEREIN

and

QUOTIENT LIMITED

TABLE OF CONTENTS

		Page
	Article I
	RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1	Rules of Construction and Defined Terms	1

	Article II
	ROYALTY RIGHT

Section 2.1	Sale of Royalty Right	1

Section 2.2	Payment Procedures	1

Section 2.3	Notice of First Sale Date	3

Section 2.4	Information Rights	3

Section 2.5	Audit Rights	4

Section 2.6	Transferability of Royalty Right	4

Section 2.7	Allocation of Purchase Price	5

Section 2.8	No Partnership or Joint Venture	5

	Article III
	MERGERS

Section 3.1	Mergers	5

	Article IV
	CONFIDENTIALITY

Section 4.1	Confidentiality	6

	Article V
	SURVIVAL OF CERTAIN PROVISIONS

Section 5.1	Survival of Certain Provisions	6

	Article VI
	NOTICES

Section 6.1	Notices	7

	Article VII
	SUCCESSORS AND ASSIGNS

Section 7.1	Successors and Assigns	7

	Article VIII
	SEVERABILITY

Section 8.1	Severability	7

	Article IX
	WAIVER OF JURY TRIAL

Section 9.1	WAIVER OF JURY TRIAL	8

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	Article X
	GOVERNING LAW; CONSENT TO JURISDICTION

Section 10.1	Governing Law; Consent to Jurisdiction	8

	Article XI
	COUNTERPARTS

Section 11.1	Counterparts	8

	Article XII
	TABLE OF CONTENTS AND HEADINGS

Section 12.1	Table of Contents and Headings	8
	Article XIII

	TAX MATTERS; TAX DISCLOSURE

Section 13.1	Tax Matters	8
Section 13.2	Tax Disclosure	9

	Article XIV
	TERMINATION OF EXISTING ROYALTY RIGHT AGREEMENTS

Section 14.1	Termination of Existing Royalty Right Agreements	9

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ROYALTY RIGHT AGREEMENT

Dated as of February 16, 2023

To the Purchaser named on the signature page hereto

Ladies and Gentlemen:

Quotient Holdings Finance Company Limited, an exempted company incorporated under the Laws of the Cayman Islands (the “Seller”), hereby covenants and agrees with you as follows:

ARTICLE I

RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1 Rules of Construction and Defined Terms. The rules of construction set forth in Annex A shall apply to this Royalty Right Agreement and are hereby incorporated by reference into this Royalty Right Agreement as if set forth fully in this Royalty Right Agreement. Capitalized terms used but not otherwise defined in this Royalty Right Agreement shall have the respective meanings given to such terms in Annex A, which is hereby incorporated by reference into this Royalty Right Agreement as if set forth fully in this Royalty Right Agreement.

ARTICLE II

ROYALTY RIGHT

Section 2.1 Sale of Royalty Right. The Seller hereby sells to the purchaser named on the signature page hereto (including any successor thereto, together with any Person to whom the Royalty Right is Transferred pursuant to the terms hereof, the “Purchaser”) the Royalty Right in consideration for the consideration set forth in Section 2.7. The Royalty Right shall only be evidenced by this Royalty Right Agreement and shall not be evidenced by a certificate or other instrument.

Section 2.2 Payment Procedures. (a) On or prior to each Royalty Right Payment Date, the Seller shall (i) pay, by wire transfer in immediately available funds in U.S. dollars to the Purchaser Account, the Royalty Right Payment Amount with respect to the corresponding Royalty Right Period and (ii) deliver to the Purchaser a report (a “Report”) setting forth (A) such Royalty Right Payment Amount and (B) Product Net Sales for such Royalty Right Period, calculated in reasonable detail. Each Report and the contents thereof shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, the Seller shall not be obligated to deliver any Report pursuant to this Section 2.2 unless the Confidentiality Agreement is effective and has a remaining term of not less than six (6) months at the time such Report is to be delivered,

(b) All payments made by or on behalf of the Seller (including any Successor Company) in respect of this Royalty Right Agreement or the Royalty Right will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction, will at any time be required by law to be made from any payments made by or on behalf of the Seller or paying agent with respect to this Royalty Right Agreement or the Royalty

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Right the Seller will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by the Purchaser in respect of such payments, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received by the Purchaser in respect of such payments on this Royalty Right Agreement or the Royalty Right, as applicable, in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the Purchaser and a Relevant Taxing Jurisdiction (it being understood that a Relevant Taxing Jurisdiction is to be determined as though a payment with respect to this Royalty Right Agreement or the Royalty Right were made on the Issue Date) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of this Royalty Right Agreement or the Royalty Right or the receipt of any payment or the exercise or enforcement of rights under this Royalty Right Agreement or the Royalty Right;

(2) any Tax that is imposed or withheld by reason of the failure by the Purchaser or the beneficial owner of this Royalty Right Agreement or the Royalty Right to comply with a reasonable written request of the Seller addressed to the Purchaser, after reasonable notice (at least 30 days before any such withholding or deduction would be payable), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Purchaser or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters that is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction of, all or part of such Tax but only to the extent the Purchaser or such beneficial owner is legally entitled to provide such certification or documentation;

(3) any Taxes that are payable otherwise than by deduction or withholding from a payment under or with respect to this Royalty Right Agreement or the Royalty Right;

(4) any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;

(5) any tax imposed by reason of the Purchaser’s or beneficial owner’s past or present status (or the past or present status of a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the Purchaser or beneficial owner, if the Purchaser or beneficial owner is an estate, a trust, a partnership or a corporation) as a personal holding company, private foundation or other tax exempt organization, passive foreign investment company, controlled foreign corporation with respect to the United States, bank, or as a corporation that accumulates earnings to avoid U.S. federal income tax; or

(6) any combination of items (1) through (5) above.

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Notwithstanding anything to the contrary herein, the Seller shall be permitted to withhold or deduct any amounts required by FATCA and the Seller shall not be required to pay any additional amounts with respect to any FATCA withholding or deduction imposed on or with respect to this Royalty Right Agreement or the Royalty Right.

The Seller will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable Law. The Seller will provide certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld to each Relevant Taxing Jurisdiction imposing such Taxes, or if such tax receipts are not available, certified copies of other reasonable evidence of such payments as soon as reasonably practicable to the Purchaser.

Wherever in this Royalty Right Agreement there is mentioned, in any context:

(1) the Royalty Right Payment Amount; or

(2) interest, if any, pursuant to Section 2.5 of this Royalty Right Agreement such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The foregoing obligations will survive any termination, defeasance or discharge of this Royalty Right Agreement or Royalty Right and any transfer by the Purchaser or beneficial owner of this Royalty Right Agreement or the Royalty Right, and will apply mutatis mutandis to any jurisdiction in which any Successor Company is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to this Royalty Right Agreement or Royalty Right is made by or on behalf of the Seller, or any political subdivision or governmental authority thereof or therein having the power to tax.

Section 2.3 Notice of First Sale Date. Within fifteen (15) days following the occurrence of the First Sale Date, the Seller shall provide notice in writing to the Purchaser of the date on which the First Sale Date occurred (the “First Sale Notice”).

Section 2.4 Information Rights. Upon the Purchaser’s prior written request, the Seller shall meet at reasonable times during normal business hours with the Purchaser up to two times per calendar year to discuss the content of any Report or First Sale Notice (or reasons for the lack of any Report or First Sale Notice). The Seller shall promptly furnish to the Purchaser all relevant information and documentation in connection with this Royalty Right Agreement that the Purchaser may reasonably request in connection with the determination of whether or when the First Sale Date occurred and whether the calculation of Product Net Sales or a Royalty Right Payment Amount is in error. The Seller agrees to maintain books and records relevant to the calculation of Product Net Sales and Royalty Right Payment Amounts. Any information or documentation discussed, provided or made available by the Seller pursuant to this Section 2.4 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, the Seller shall not be obligated to meet to discuss any Report or First Sale Notice (or reasons for the lack of any Report or First Sale Notice), or provide or make available any information or documentation, pursuant to this Section 2.4 unless the Confidentiality Agreement is effective and has a remaining term of not less than six (6) months at the time such information or documentation is to be discussed, provided or made available.

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Section 2.5 Audit Rights. Subject to reasonable advance written notice from the Purchaser within six (6) months of each Royalty Right Payment Date, the Seller shall permit an independent accounting firm of national reputation chosen by the Purchaser to have access during normal business hours to the books and records of the Seller as may be reasonably necessary to audit the calculation of Product Net Sales and Royalty Right Payment Amounts (or reasons for the lack of any calculation therefor) for the applicable Royalty Right Period pertaining to such Royalty Right Payment Date. Any such audit shall be at the expense of the Purchaser; provided, however, that if any such audit reveals a discrepancy in favor of the Purchaser of at least 5% of a Royalty Right Payment Amount, then the cost of such audit shall instead be borne by the Seller. In the event that any audit reveals an underpayment of any Royalty Right Payment Amount, then the underpayment amount shall be paid within thirty (30) days after Purchaser makes a demand therefor, plus interest thereon if such amount is in excess of five percent (5%) of the amount that actually should have been paid. Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the rate of one-half percent (0.5%) over the prime rate of interest as published in The Wall Street Journal, Eastern Edition, in effect on the date such amount was due. The independent accounting firm conducting any audit pursuant to this Section 2.5 shall agree to be bound by the terms of the Confidentiality Agreement or shall otherwise agree to confidentiality provisions acceptable to the Seller. Any books and records, information or other documentation provided or made available by the Seller pursuant to this Section 2.5 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, the Seller shall not be obligated to provide or make available any books and records, information or other documentation pursuant to this Section 2.5 unless the Confidentiality Agreement is effective and has a remaining term of not less than six months at the time such books and records, information or other documentation is to be provided or made available.

Section 2.6 Transferability of Royalty Right. Subject to the final sentence of this Section 2.6, at the option of the Purchaser, the Royalty Right may be Transferred, in whole but not in part, but only in compliance with applicable Laws and upon three (3) Business Days’ notice to the Seller. Any request to Transfer the Royalty Right must be in writing and accompanied by a written instrument or instruments of Transfer and any other documentation reasonably requested by the Seller (including a Confidentiality Agreement executed by the transferee and any new information in respect of the Purchaser Account contemplated by the definition thereof) in a form reasonably satisfactory to the Seller. Upon receipt of such written request and other instruments and documentation reasonably satisfactory to the Seller, the Seller shall recognize the requested Transfer, and Seller’s recognition of any such Transfer shall not be unreasonably withheld, delayed or conditioned. Any duly Transferred Royalty Right shall be the valid obligation of the Seller, evidencing the same right and entitling the transferee to the same benefits and rights under this Royalty Right Agreement as those previously held by the transferor. Any Transfer of the Royalty Right shall be without charge (other than the cost of any transfer tax, which shall be the responsibility of the transferor). Notwithstanding anything to the contrary herein, the consent of the Seller shall be required with respect to, and the Seller shall have the right to decline to consent to and recognize, any Transfer that is proposed to be made to any Person that the Seller reasonably determines is a competitor of the Seller.

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Section 2.7 Allocation of Purchase Price. Except as in relation to the Royalty Rights issued to Purchaser set forth in Annex B(iii), the Seller and the Purchaser hereby acknowledge and agree that the Notes issued to the Purchaser (or its Affiliate) and the Royalty Right sold by the Seller to the Purchaser on the applicable Issue Date constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. In accordance with Section 1273(b)(2) of the Code and Section 1273(c)(2)(A) of the Code, the issue price of the investment unit is 100% of the principal amount of such Notes. Allocating that issue price between such Notes and such Royalty Right based on their relative fair market values, as required by Section 1273(c)(2)(B) of the Code and U.S. Treasury Regulations Section 1.1273-2(h)(1), results in (a) such Notes having an issue price of a certain percent of the principal amount of such Notes as set forth in Annex B and (b) such Royalty Right having a purchase price of a certain percent of the principal amount of such Notes as set forth in Annex B. The Seller and the Purchaser agree to prepare their respective U.S. federal income tax returns, including statements and reports related thereto, in a manner consistent with the foregoing agreement, to the extent such returns, statements and reports are required to be filed.

Section 2.8 No Partnership or Joint Venture. For the avoidance of doubt, the Royalty Right shall not represent any equity or ownership interest in the Seller or have any voting, management or dividend rights. The Seller and the Purchaser are not partners, associates or joint venturers with each other, and nothing herein shall be construed to impose any liability as such on either of them or make them a partnership, an association, a joint venture or any other kind of entity or legal form.

ARTICLE III

MERGERS

Section 3.1 Mergers. The Seller shall not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Seller is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (a) the Seller is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Seller) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership, limited liability company or similar entity organized or existing under the Laws of an Approved Jurisdiction (the Seller or such Person, as the case may be, being herein called the “Successor Company”), (b) the Successor Company (if other than the Seller) expressly assumes all the obligations of the Seller under this Royalty Right Agreement pursuant to documents or instruments in form reasonably satisfactory to the Purchaser, and (c) the Seller shall have delivered to the Purchaser an Officer’s Certificate stating that such consolidation, amalgamation, merger, winding up, conversion, sale, assignment, transfer, lease, conveyance or other disposition and such documents or instruments (if any) comply with this Royalty Right Agreement. The Successor Company (if other than the Seller) shall succeed to, and be substituted for, the Seller under this Royalty Right Agreement, and in such event the Seller will automatically be released and discharged from its obligations under this Royalty Right Agreement.

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ARTICLE IV

CONFIDENTIALITY

Section 4.1 Confidentiality. Except as otherwise required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller and except as otherwise set forth in this Section 4.1, the Seller will, and will cause each of its Affiliates, directors, officers, employees, agents, representatives and similarly situated persons who receive such information to, treat and hold as confidential and not disclose to any Person any and all Confidential Information furnished to it by the Purchaser, as well as the information on the signature page to this Royalty Right Agreement, and to use any such Confidential Information and other information only in connection with this Royalty Right Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Seller may disclose such information solely on a need-to-know basis and solely to its members, directors, employees, managers, officers, agents, brokers, advisors, lawyers, bankers, trustees, representatives, investors, co- investors, insurers, insurance brokers, underwriters and financing parties; provided, however, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such Confidential Information and other information confidential pursuant to obligations of confidentiality no less onerous than those set forth herein. Except as otherwise required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller, in no event shall the Purchaser’s name (in any variation) be used in any public announcement or filing, or in any type of mail or electronic distribution intended for an audience that is not solely limited to the Affiliates of the Seller. Except as required by applicable Law or judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) or the rules and regulations of any securities exchange or trading system or any Governmental Authority or pursuant to requests from regulatory agencies having oversight over the Seller, neither the Seller nor any of its Affiliates shall disclose to any Person, or use or include in any public announcement or any public filing, the identity of any shareholders, members, directors or Affiliates of the Purchaser, without the prior written consent of such shareholder, member, director or Affiliate.

ARTICLE V

SURVIVAL OF CERTAIN PROVISIONS

Section 5.1 Survival of Certain Provisions. The covenants and agreements contained in this Royalty Right Agreement shall survive (a) the execution and delivery of this Royalty Right Agreement and (b) any Transfer by the Purchaser of the Royalty Right or any interest therein. All such provisions are binding upon and may be relied upon by the Purchaser, regardless of any investigation made at any time by or on behalf of the Purchaser. All statements contained in any certificate or other instrument delivered by or on behalf of either party hereto pursuant to this Royalty Right Agreement shall be deemed to have been relied upon by the other party hereto and shall survive the consummation of the transactions contemplated hereby regardless of any

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investigation made by or on behalf of any such party. This Royalty Right Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof, other than the separate Confidentiality Agreement entered into between the Purchaser (or its Affiliate) and the Seller relating to the transactions contemplated hereby, if applicable. The Royalty Right shall remain in full force and effect following any Change of Control.

ARTICLE VI

NOTICES

Section 6.1 Notices. All statements, requests, notices and agreements hereunder shall be in writing and delivered by hand, mail or overnight courier as follows:

(a)	if to the Purchaser, as set forth on the signature page hereto; and

(b)	if to the Seller, to:

Quotient Holdings Finance Company Limited

71 Fort Street

PO Box 500

Grand Cayman, Cayman Islands, KY1-1106

Attention: Richard Miller

With a copy by email to: Richard Miller

Email: rmiller@evorapartners.com

ARTICLE VII

SUCCESSORS AND ASSIGNS

Section 7.1 Successors and Assigns. This Royalty Right Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assignees and permitted transferees. The Seller may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser, other than in accordance with the terms of Section 3.1.

ARTICLE VIII

SEVERABILITY

Section 8.1 Severability. Any provision of this Royalty Right Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

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ARTICLE IX

WAIVER OF JURY TRIAL

Section 9.1 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PURCHASER AND THE SELLER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS ROYALTY RIGHT AGREEMENT.

ARTICLE X

GOVERNING LAW; CONSENT TO JURISDICTION

Section 10.1 Governing Law; Consent to Jurisdiction. THIS ROYALTY RIGHT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. To the extent permitted by applicable Law, the parties hereto hereby submit to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Royalty Right Agreement or the transactions contemplated hereby.

ARTICLE XI

COUNTERPARTS

Section 11.1 Counterparts. This Royalty Right Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Royalty Right Agreement. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

ARTICLE XII

TABLE OF CONTENTS AND HEADINGS

Section 12.1 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Royalty Right Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE XIII

TAX MATTERS; TAX DISCLOSURE

Section 13.1 Tax Matters. The Seller and the Purchaser intend that the Royalty Right be treated for U.S. federal, state and local tax purposes as a contractual right to receive the Royalty Right Payment Amounts, if any. The Seller and the Purchaser do not intend that the Royalty Right be treated as an equity or ownership interest in the Seller or, if applicable, that any amount allocated to the Royalty Right pursuant to Section 2.7 be treated as a contribution to capital, and neither the Seller nor the Purchaser shall take any action inconsistent with such treatment. The Purchaser shall treat the Royalty Right Payment Amounts, if any, as ordinary income for U.S. federal, state and local tax purposes, and neither the Seller nor the Purchaser shall take any action inconsistent with such treatment.

8

Section 13.2 Tax Disclosure. Notwithstanding anything expressed or implied to the contrary herein, the Purchaser, on the one hand, and the Seller, on the other hand, and its respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure; provided, however, that neither such Person nor any employee, representative or other agent thereof shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party) or any other information to the extent that such disclosure could reasonably result in a violation of any Law relating to federal or state securities matters. For these purposes, the tax treatment of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein means the purported or claimed U.S. federal or state tax treatment of such transactions. Moreover, the tax structure of the transactions contemplated by this Royalty Right Agreement and the agreements and instruments referred to herein includes any fact that may be relevant to understanding the purported or claimed U.S. federal or state tax treatment of such transactions.

ARTICLE XIV

TERMINATION OF EXISTING ROYALTY RIGHT AGREEMENTS

Section 14.1 Termination of Existing Royalty Right Agreements. In consideration of the mutual agreements, provisions, and covenants contained in this Agreement and the Business and Asset Transfer Agreement, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, by countersigning below, each of Quotient Limited and the Purchaser hereby agree that the Existing Royalty Right Agreements will have been terminated as of the date of this Agreement and no rights or obligations of Quotient Limited or the Purchaser under such Existing Royalty Right Agreements will survive termination, and instead all rights and obligations of the applicable parties under all such Existing Royalty Rights Agreements are hereby replaced with the terms of this Agreement, as the terms hereof are applicable to Seller and the Purchaser. Each of Quotient Limited and the Purchaser hereby releases the other from any and all claims, suits, demands, or causes of action that it has or may have, whether known or unknown, arising from any breach of the Existing Royalty Right Agreements predating termination pursuant to this Section 14.1.

[SIGNATURE PAGE FOLLOWS]

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If the foregoing is in accordance with your understanding of this Royalty Right Agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement among us and you in accordance with its terms.

Very truly yours,

QUOTIENT HOLDINGS FINANCE COMPANY LIMITED

By:	/s/ Richard Miller
Name: Richard Miller
Title: Director

[Signature Page to the Royalty Right Agreement]

[PURCHASER]

[***]

[Signature Page to the Royalty Right Agreement]

QUOTIENT LIMITED, solely for purposes of Article XIV,

By:	/s/ Manuel O. Méndez
Name:	Manuel O. Méndez
Title:	Director

Address: Quotient Suisse SA
Business Park Terre Bonne
Route de Crassier 13
1262 Eysins
Switzerland

[Signature Page to the Royalty Right Agreement]

ANNEX A

RULES OF CONSTRUCTION AND DEFINED TERMS

Unless the context otherwise requires, in this Annex A and otherwise in this Royalty Right Agreement:

(a)	A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)

Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Royalty Right Agreement on a day that is not a Business Day, unless this Royalty Right Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified.

(c)	Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)	The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)	The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)

Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in this Annex A or otherwise in this Royalty Right Agreement) and include any Annexes, Exhibits and Schedules attached thereto.

(g)	References to any Law shall include such Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(h)

References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth in this Annex A or otherwise in this Royalty Right Agreement), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(i)	The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)

The words “hereof”, “herein”, “hereunder” and similar terms when used in this Annex A or otherwise in this Royalty Right Agreement shall refer to this Royalty Right Agreement as a whole and not to any particular provision hereof or thereof, and Article, Section, Annex, Schedule and Exhibit references herein and therein are references to Articles and

(k)	Sections of, and Annexes, Schedules and Exhibits to, this Royalty Right Agreement unless otherwise specified.

(l)	In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

“Additional Amounts” has the meaning set forth in Section 2.2(b) of the Royalty Right Agreement.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise, and “controlled” has a meaning correlative thereto.

“Applicable Market” means (a) the donor testing market in the United States and the European Union, or (b) the in vitro diagnostics (IVD) market in the United States and the European Union. For purposes of this definition, “donor testing market” means the collection of blood or plasma from patients or donors and in relation to which blood grouping (characterizing blood-group antigens and antibodies to such antigens in a given blood sample) or serological disease screening (detecting the presence of pathogens in a blood sample that are associated with particular diseases or conditions) is performed. For purposes of this definition, “in vitro diagnostics” means the clinical test for patients to aid in the identification of autoimmune and allergy diseases, and conditions.

“Approved Jurisdiction” means Jersey, Channel Islands, the United States of America, any state or commonwealth thereof or the District of Columbia or any other country which is on the date of this Royalty Right Agreement a member of the Organization of Economic Cooperation and Development.

“Business and Asset Transfer Agreement” means that certain Business and Asset Transfer Agreement, dated on or around the date of this Agreement, by and among Quotient Limited, Quotient Holdings Newco, LP, and Quotient Holdings Finance Company Limited.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Stock” means: (a) in the case of a corporation, corporate stock or shares; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and membership rights; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; in each case to the extent treated as equity in accordance with GAAP, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” has the meaning set forth in that certain Amended and Restated Limited Partnership Agreement of Quotient Holdings Newco, LP, a Delaware limited partnership, dated on or around the date of this Agreement, among Quotient Newco Holdings, LP, Quotient Holdings GP, LLC and the limited partners party thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information (whether written or oral, or in electronic or other form) furnished before or after the date hereof concerning the Purchaser or its Affiliates (including any of its equityholders), including any and all information regarding any aspect of the Purchaser’s business, including its owners, funds, strategy, market views, structure, investors or potential investors. Such Confidential Information includes any tax exemption form provided by the Purchaser to the Seller or its Affiliates. Notwithstanding the foregoing definition, “Confidential Information” shall not include information that is (v) independently developed or discovered by the Seller without use of or access to any information described in the second preceding sentence, as demonstrated by documentary evidence, (w) already in the public domain at the time the information is disclosed or has become part of the public domain after such disclosure through no breach of this Royalty Right Agreement, (x) lawfully obtainable from other sources, (y) required to be disclosed in any document to be filed with any Governmental Authority or (z) required to be disclosed by court or administrative order or under securities Laws applicable to any party to this Royalty Right Agreement or pursuant to the rules and regulations of any stock exchange or stock market on which securities of the Seller or its Affiliates or the Purchaser or its Affiliates may be listed for trading.

“Confidentiality Agreement” means a confidentiality agreement substantially in the form set forth in that certain Indenture, dated on or around the date of this Agreement, among Quotient Holdings Finance Company Limited, the Guarantors Party, and any other Guarantor party thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). For the avoidance of doubt, Equity Interests shall not include the Royalty Right.

“Existing Royalty Right Agreements” means the following royalty right agreements entered into between Quotient Limited and the Purchaser: (1) that certain Royalty Right Agreement, dated October 14, 2016, between Quotient Limited and the Purchasers named therein, as amended by Amendment No. 1 to Royalty Right Agreement, dated June 29, 2019, and that certain letter agreement dated May 3, 2019, between Quotient Limited and the Transferors and Transferees named therein; (2) that certain Royalty Right Agreement, dated June 29, 2018, between Quotient Limited and the Purchasers named therein; (3) that certain Royalty Right Agreement, dated June 29, 2018, between Quotient Limited and the Purchasers named therein; (4) Royalty Right Agreement, dated December 18, 2018, between Quotient Limited and the Holder named therein, as amended by that certain letter agreement dated May 3, 2019, between Quotient Limited and the Transferors and Transferees named therein and that certain letter agreement dated November 19, 2019, between Quotient Limited and the Transferors and Transferees named therein; and (5) that certain Royalty Right Agreement, dated May 15, 2019, between Quotient Limited and the Purchasers named therein, as amended by that certain letter agreement dated May 3, 2019, between Quotient Limited and the Transferors and Transferees named therein and that certain letter agreement dated November 19, 2019, between Quotient Limited and the Transferors and Transferees named therein. For clarity, there are two Existing Royalty Right Agreements dated June 29, 2018, each executed by different Purchasers.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Royalty Right Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any regulations thereunder or official interpretations thereof or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement).

“First Sale Date” means the date of first sale of Product consumables in respect of the Applicable Market by the Seller (or any Affiliate, licensee or other commercial partner thereof).

“First Sale Notice” has the meaning set forth in Section 2.3.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Issue Date” means the date on which Purchaser received its Royalty Right under the applicable Existing Royalty Right Agreement as set forth in Annex B.

“Laws” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, judgments, orders, writs, injunctions, decrees, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Managed Fund” means, with respect to a Managing Entity, each Purchaser in Annex B that is managed by such Managing Entity.

“Managing Entity” means each of Bracebridge Capital, LLC, Highbridge Capital Management, LLC, Honeywell International Inc., Columbia Management Investment Advisers, LLC, and CI Investments Inc.

“Notes” means the 12% Senior Secured Notes of the Seller.

“Product” means any product or method using the MosaiQ technology platform (whether marketed under such name or any other name) that is owned or otherwise controlled by the Seller or its Subsidiaries (a) to characterize blood, which includes detecting blood-group antigens and antibodies to such antigens in a given blood sample, (b) to screen donor blood, which includes detecting unwanted pathogens using (i) a serological approach to test for specific antigens or antibodies or (ii) a molecular approach to test for deoxyribonucleic acid or ribonucleic acid, or (c) to screen patient blood (including serum or plasma), which includes detecting autoimmune and allergy antibodies or antigens.

“Product Net Sales” means the gross amount invoiced for sales of Product instruments and related consumables in arm’s length sales by the Seller, any of its Affiliates or the Seller’s licensees, sublicensees, assignees, transferees or other commercial partners (or any of their respective Affiliates) to independent, unrelated third parties, less the following deductions from such gross amounts that are actually incurred, allowed, accrued or specifically allocated: (i) credits, price adjustments or allowances for damaged products (to the extent not covered by insurance), defective goods, returns or rejections of Product instruments and/or related consumables; (ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing that have been already reflected in the gross amount invoiced); (iii) chargeback payments, rebates and similar allowances (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations, distributors or wholesalers or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iv) any fees paid to any third party logistics providers, wholesalers and distributors; (v) any freight, postage, shipping, insurance and other transportation charges incurred by the selling Person in connection with shipping Product instruments and/or related consumables to third party logistics providers, wholesalers and distributors and to customers; (vi) adjustments for billing errors or recalls; (vii) sales, value-added (to the extent not refundable in accordance with applicable Law), and excise taxes, tariffs and duties, and other taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws), levied on, absorbed, determined or imposed with respect to such sale (but not including taxes assessed against the income derived from such sale); and (viii) amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Product Net Sales of the period during which it is paid. Product Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, the standard accounting practices the selling Person customarily applies to other branded products sold by it or its Affiliates under similar trade terms and conditions.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Seller in his or her capacity as such an officer.

“Person” means an individual, corporation, partnership, association, limited liability company, unincorporated organization, trust, joint stock company or joint venture, a Governmental Authority or any other entity.

“Purchaser” has the meaning set forth in Section 2.1.

“Purchaser Account” means the account described and provided in writing by each Purchaser to Seller promptly following the date of this Agreement (or such later date as agreed by Seller and Purchaser), as such account may be changed by the Purchaser in its sole discretion from time to time (including in connection with any Transfer of the Royalty Right in accordance with Section 2.6) upon five Business Days’ prior written notice to the Seller in accordance with Section 6.1.

“Relevant Taxing Jurisdiction” means, with respect to any payment under this Royalty Right Agreement or the Royalty Right made by the Seller or a paying agent appointed by it, (1) any jurisdiction, or any political subdivision or governmental authority thereof or therein having the power to tax, from or through which the Seller or such paying agent makes such payment or (2) any jurisdiction in which the Seller or such paying agent is incorporated or organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax.

“Report” has the meaning set forth in Section 2.2(a).

“Royalty Right” means the right to receive the Royalty Right Payment Amounts pursuant to, and subject to the terms and conditions of, this Royalty Right Agreement.

“Royalty Right Agreement” means this royalty right agreement to which this Annex A is attached and made part.

“Royalty Right Payment Amount” means, with respect to any Royalty Right Period, the product of (a) the Royalty Right Percentage multiplied by (b) Product Net Sales in the Applicable Market during such Royalty Right Period.

“Royalty Right Payment Date” means each March 20 and September 20 during the Royalty Right Term and the first March 20 or September 20 following the end of the Royalty Right Term.

“Royalty Right Percentage” means the percentage set forth on Annex B.

“Royalty Right Period” means the two full calendar quarters preceding the applicable Royalty Right Payment Date (or, in the case of the first such Royalty Right Payment Date, for the period beginning on the First Sale Date and ending on the last day of the calendar quarter preceding such Royalty Right Payment Date).

“Royalty Right Term” means the period commencing on the First Sale Date and ending on the last day of the calendar quarter in which the eighth anniversary of the First Sale Date occurs.

“Seller” has the meaning set forth in the preamble to this Royalty Right Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (b)

any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For purposes of clarity, a Subsidiary of a Person shall not include any Person that is under common control with the first Person solely by virtue of having directors, managers or trustees in common and shall not include any Person that is solely under common control with the first Person (i.e., a sister company with a common parent).

“Successor Company” has the meaning set forth in Section 3.1.

“Taxes” means any present or future tax, fee, duty, levy, tariff, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto).

“Transfer” means sell, assign, transfer, pledge, hypothecate, encumber, gift or in any other manner dispose of.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ANNEX B

NOTEHOLDERS

[***]

A-1

EXHIBIT G

EXECUTION VERSION

TENTH SUPPLEMENTAL INDENTURE

This Tenth Supplemental Indenture (this “Supplemental Indenture”), is entered into as of February 16, 2023, among Quotient Limited, a public limited liability no par value company formed under the laws of Jersey, Channel Islands (the “Issuer”), the Guarantors party hereto, Quotient Holdings Finance Company Limited, as the sole holder of the Notes issued and outstanding under the Indenture (the “Holder”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors party thereto, the Trustee and the Collateral Agent executed and delivered an Indenture, dated as of October 14, 2016 (the “Original Indenture”), pursuant to which, on October 14, 2016, the Issuer issued an initial US$84,000,000 aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2023 (referred to herein to reflect subsequent amendments and issuances as “Notes due 2025”) (the “Original Securities”);

WHEREAS, on December 4, 2018, March 5, 2021, May 24, 2021, October 13, 2021, June 2, 2022, July 6, 2022, August 5, 2022, November 21, 2022 and December 15, 2022, the Issuer, the Guarantors, the Trustee and the Collateral Agent entered into the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture, respectively, to reflect certain amendments to the Original Indenture (such supplemental indentures, together with the Original Indenture, the “Indenture”);

WHEREAS, the Issuer (x) commenced a voluntary case for bankruptcy on January 10, 2023, which case resulted in an Event of Default under Section 6.01(e) of the Indenture (x) failed to pay interest due on the notes on January 15, 2023, which resulted in an Event of Default under Section 6.01(a) of the Indenture (clauses (x) and (y), the “Specified Defaults”), and which Specified Default in cause (x) above resulted in an acceleration of the obligations of the Issuer and the Guarantors under Section 6.02 of the Indenture (the “Acceleration”).

WHEREAS, the Holder is willing to waive the Specified Defaults, rescind the Acceleration, and waive all other Defaults or Events of Default under the Indenture and existing on the date hereof, subject to the terms set forth herein

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides that the Issuer, the Collateral Agent, the Guarantors and the Trustee may make amendments and supplements to the Indenture and the Securities, and may waive provisions of the Indenture, only with the consent of each Holder of an outstanding Security affected;

WHEREAS, subject to and upon the terms and conditions set forth herein, the Holder party hereto, constituting each Holder of an outstanding Security, consents to and has agreed to enter into this Supplemental Indenture and amend the Indenture as provided herein;

WHEREAS, the Issuer and the Guarantors have done all things necessary to make this Supplemental Indenture a valid agreement of the Holder, Issuer, the Guarantors, the Trustee and the Collateral Agent in accordance with the terms of the Indenture and have satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, each of the Trustee and the Collateral Agent is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Holder, the Issuer, the Guarantors, the Trustee, the Collateral Agent and the Holder mutually covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Capitalized Terms. All capitalized terms contained in this Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02. Section References. Section references contained in this Supplemental Indenture (other than in Article 2 hereof) are to sections in this Supplemental Indenture unless the context requires otherwise.

ARTICLE 2

AMENDMENTS

Section 2.01. Amendments.

(a) The following sections or subsections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Reserved]”, and any and all references to such sections, any and all obligations thereunder and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:

(i)	SECTION 4.01(a)

(ii)	SECTION 4.02 Reports and Other Information

(iii)	SECTION 4.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(iv)	SECTION 4.04 Limitation on Restricted Payments

(v)	SECTION 4.05 Dividend and Other Payment Restrictions Affecting Subsidiaries

(vi)	SECTION 4.06 Asset Sales and MosaiQ™ Excess License Proceeds

(vii)	SECTION 4.07 Transactions with Affiliates

(viii)	SECTION 4.08 Change of Control

(ix)	SECTION 4.09 Further Instruments and Acts

(x)	SECTION 4.10 Future Guarantors

(xi)	SECTION 4.11 Liens

(xii)	SECTION 4.13 After-Acquired Property

(xiii)	SECTION 4.14 Intellectual Property

(xiv)	SECTION 4.15 Line of Business

(xv)	SECTION 4.16 Use of Proceeds

(xvi)	SECTION 4.17 Existence

(xvii)	SECTION 4.18 Scotland Sale/Leaseback Transaction

(xviii)	SECTION 4.19 Minimum Liquidity

(xix)	SECTION 4.20 Consent of IP Licensors

(xx)	SECTION 4.21 Board Observer

(xxi)	SECTION 5.01 When Issuer May Merge or Transfer Assets

(xxii)	SECTION 5.02 When Guarantors May Merge or Transfer Assets

(b) Section 2.07 of the Indenture is hereby amended by adding the following paragraph to the end thereof:

“The Securities may not be transferred if it would result in there being more than ten (10) Holders unless the Issuer has obtained consent to the issuance of the Securities from the Jersey Financial Services Commission pursuant to the Control of Borrowing (Jersey) Order 1958.”

(c) Section 4.01(b) of the Indenture is hereby amended and restated in its entirety as follows:

“On October 15, 2025, or on the succeeding Business Day if any such date is not a Business Day, the Issuer shall pay the entire principal balance of the Securities then outstanding.”

(d) Clause (a) and clauses (c) through (l) of Section 6.01 of the Indenture are hereby deleted in their entirety.

(e) Article 10 and Article 11 of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Reserved]”, and any and all references to Article 10 or Article 11 or any Sections thereof are hereby deleted throughout the Indenture, and all such references and any obligations of the Issuer or the Guarantors under Article 10 or Article 11 shall be of no further force or effect.

(f) All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Sections 2.01(a), (c), (d) and (e) of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.01(a), (b) and (d) of this Supplemental Indenture are hereby deleted. All cross-references in the Indenture to sections are clauses deleted by Sections 2.01(a), (c), (d) and (e) of this Supplemental Indenture shall also be deleted in their entirety.

(g) Each of the Securities is hereby amended to by deleting all references to the provisions that were deleted pursuant to Sections 2.01(a), (c), (d) and (e) of this Supplemental Indenture.

(h) Each of the Securities is hereby amended by deleting Section 1(b) therein in its entirety.

(i) Section 1(d) of each of the Securities is hereby amended and restated in its entirety as follows:

“On October 15, 2025, or on the succeeding Business Day if any such date is not a Business Day, the Issuer shall pay the entire principal balance of the Securities then outstanding.”

ARTICLE 3

RELEASE OF LIENS AND GUARANTEE

Section 3.01. Release. With the consent of the Holder and at the direction of the Holder, as set forth in Article 4 of this Supplemental Indenture, and pursuant to paragraphs 80 and 92 of the confirmation order dated as of February 15, 2023 confirming Issuer’s plan of reorganization, the Trustee hereby acknowledges, that it has received the Opinion of Counsel and the Officer’s Certificate delivered in connection herewith and that (i) each lien, security interest and other encumbrance of any kind on or in respect of any and all assets pledged by the Issuer and the Guarantors under the Indenture is automatically released and (ii) each Guarantor will be automatically and unconditionally released and discharged from all its Obligations under the Indenture, and the Guarantees of the Guarantors shall terminate and be of no further force and effect.

Section 3.02 Further Assurances. With the consent of the Holder and at the direction of the Holder, as set forth in Article 4 of this Supplemental Indenture, and pursuant to paragraphs 80 and 92 of the confirmation order dated as of February 15, 2023 confirming Issuer’s plan of reorganization, the Collateral Agent irrevocably authorizes the Issuer (including its designees), at the expense of the Issuer, to file or cause to be filed, in the name of the Collateral Agent, all necessary UCC termination statements, intellectual property releases and other instruments, releases and documents evidencing the release of the Collateral Agent’s guarantees, security interests, mortgages, pledges, encumbrances and other Liens in all of the assets and property of the Issuer and the Guarantors. The Collateral Agent further agrees to deliver to the Issuer (or its designee) the original stock certificates, stock powers, and other instruments and possessory collateral in the Collateral Agent’s possession. The Trustee agrees, at the cost of the Issuer, to authorize, execute and deliver to the Issuer or the Guarantors (or their respective designees) each instrument, notice, release, agreement or certificate as the Issuer or the Guarantors (or their respective designees) may reasonably request from time to time (including after the date hereof) to more fully effectuate or evidence the release set forth herein.

ARTICLE 4

WAIVER AND CONSENT

Section 4.01. Waiver. Pursuant to Sections 6.02, 6.04 and 9.02 of the Indenture, the Holder hereby agrees to waive (x) the Specified Defaults, rescind the Acceleration, and waive all other Defaults or Events of Default under the Indenture and existing on the date hereof and (y) payment by the Issuer of all accrued and unpaid interest outstanding on the date hereof.

Section 4.02. Consent and Direction. Pursuant to Sections 6.05 and 9.02 of the Indenture, the Holder hereby (i) represents that it is the sole holder of outstanding Securities, (ii) consents to the release of Liens and guarantees as set forth in Article 2 and Article 3 of this Supplemental Indenture, (iii) consents to the amendments set forth in this Supplemental Indenture, and (iv) directs the Trustee and Collateral Agent to enter into this Supplemental Indenture.

ARTICLE 5

EFFECT

Section 5.01. Effect. This Supplemental Indenture shall become effective and binding on the Issuer, the Guarantors, the Trustee, the Collateral Agent, and every Holder of the Securities heretofore or hereafter authenticated and delivered under the Indenture, in each case, automatically and immediately upon the due execution of this Supplemental Indenture by the parties hereto.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Ratification of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. If any provision of this Supplemental Indenture is inconsistent with a provision of the Indenture or the Securities, the terms of this Supplemental Indenture shall govern.

Section 6.02. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT LOCAL LAW GOVERNS THE CREATION, PERFECTION, PRIORITY OR ENFORCEMENT OF SECURITY INTERESTS.

Section 6.03. No Recourse Against Others. No director, officer, employee, manager, member, partner, incorporator or holder of any Equity Interests in the Issuer or in any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or its creation.

Section 6.04. Electronic Means. The parties agree that the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

Section 6.05. Entire Agreement. This Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

Section 6.06. Provisions of Supplemental Indenture for the Sole Benefit of Parties and Holders of Securities. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors hereunder and the Holders of the Securities any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Securities.

Section 6.07. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee or the Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe Sign (or such other digital signature provider as specified in writing to the Trustee or the Collateral Agent by the authorized representative), in English. The Issuer and Guarantors each agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 6.08. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 6.09. Trustee’s Disclosure. Neither the Trustee nor the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee and the Collateral Agent shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Very truly yours,

QUOTIENT LIMITED

By:	/s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Director

[Signature Page to Supplemental Indenture]

QBD (QS IP) LIMITED, as Guarantor

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

[Signature Page to Supplemental Indenture]

QUOTIENT BIODIAGNOSTICS, INC., as Guarantor

By:	/s/ Mohammad El Khoury
Name: Mohammad El Khoury
Title: Director

[Signature Page to Supplemental Indenture]

ALBA BIOSCIENCE LIMITED, as Guarantor

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

[Signature Page to Supplemental Indenture]

QUOTIENT SUISSE SA, as Guarantor

By:	/s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Director

[Signature Page to Supplemental Indenture]

QUOTIENT IBERIA, S.L.U., as Guarantor

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

[Signature Page to Supplemental Indenture]

QUOTIENT MIDDLE-EAST AND AFRICA FZ LLC,
as Guarantor

By:	/s/ Mohammad El Khoury
Name: Mohammad El Khoury
Title: Director

[Signature Page to Supplemental Indenture]

QUOTIENT NETHERLANDS B.V., as Guarantor

By:	/s/ Ali Kiboro
Name: Ali Kiboro
Title: Director

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[Signature Page to Supplemental Indenture]

QUOTIENT HOLDINGS FINANCE COMPANY LIMITED, as a Holder

By:	/s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Director